Filed Pursuant to Rule 424(b)(2)
File No. 333-238518

PROSPECTUS SUPPLEMENT

To the Prospectus dated July 17, 2020

$125,000,000

4.500% Notes due 2026

We are offering $125,000,000 in aggregate principal amount of our 4.500% Notes due 2026, which we refer to in this prospectus supplement as the Notes. The Notes will mature on July 16, 2026. We will pay interest on the Notes on January 16 and July 16 of each year, beginning January 16, 2022. We may redeem the Notes in whole or in part at any time, or from time to time, at the redemption prices discussed under the caption “Description of Notes—Optional Redemption” in this prospectus supplement. In addition, holders of the Notes can require us to repurchase some or all of the Notes at a purchase price equal to 100% of their principal amount, plus accrued and unpaid interest to, but not including, the repurchase date upon the occurrence of a Change of Control Repurchase Event (as defined herein). The Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The information in this prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission, or the “SEC.” This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. We may offer other debt securities from time to time other than the Notes under our Registration Statement or in private placements.

The Notes will be our direct senior unsecured obligations and rank pari passu with all outstanding and future unsecured unsubordinated indebtedness issued by Apollo Investment Corporation.

Apollo Investment Corporation is an externally managed closed-end, non-diversified management investment company that has elected to be treated as a business development company, or “BDC,” under the Investment Company Act of 1940, or “1940 Act.” Our primary investment objective is to generate current income and capital appreciation. We invest primarily in various forms of debt investments, including secured and unsecured debt, loan investments and/or equity in private middle-market companies. We may also invest in the securities of public companies and structured products and other investments such as collateralized loan obligations and credit-linked notes.

Investing in our Notes involves risks that are described in the “Risk Factors” sections beginning on page S-9 of this prospectus supplement and page 8 of the accompanying prospectus.

	Per Note	Total
Public offering price (1)	99.872%	$124,840,000
Underwriting discounts	1.500%	$1,875,000
Proceeds, before expenses, to Apollo Investment Corporation (2)	98.372%	$122,965,000

(1)

The public offering price set forth above does not include accrued interest, if any. Interest on the Notes will accrue from July 16, 2021 and must be paid by the purchaser if the Notes are delivered after July 16, 2021.

(2)	Before deducting expenses payable by us related to this offering, estimated at $300,000.

THE NOTES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

Delivery of the Notes in book-entry form only through the facilities of The Depository Trust Company will be made on or about July 16, 2021.

This prospectus supplement and the accompanying prospectus contain important information you should know before investing in our Notes. Please read it before you invest and keep it for future reference. We file annual, quarterly and current reports, proxy statements and other information about us with the SEC. This information is available free of charge by contacting us at 9 West 57th Street, New York, New York 10019, or by calling us at (212) 515-3450. The SEC maintains a website at www.sec.gov where such information is available without charge upon written or oral request. Our Internet website address is www.apolloic.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

We invest in securities that have been rated below investment grade by independent rating agencies or that would be rated below investment grade if they were rated. These securities, which are often referred to as “junk,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. They may also be difficult to value and illiquid.

Neither the SEC nor any state securities commission, nor any other regulatory body, has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Sole Book-Running Manager

BofA Securities

Joint Lead Managers

Goldman Sachs & Co. LLC	MUFG

Co-Managers

Apollo Global Securities	Barclays	BMO Capital Markets	Citigroup	Credit Suisse

Deutsche Bank Securities	Keefe, Bruyette & Woods A Stifel Company	Mizuho Securities	Natixis

RBC Capital Markets	Santander	Truist Securities

The date of this prospectus supplement is July 9, 2021

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, or any other information to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, offering to sell, and seeking offers to buy, securities in any jurisdictions where offers and sales are not permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or such prospectus, respectively. Our business, financial condition, results of operations and prospects may have changed since then. This prospectus supplement may add, update or change information contained in the accompanying prospectus. If information in this prospectus supplement is inconsistent with the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

PROSPECTUS SUPPLEMENT

S-i

S-ii

SPECIFIC TERMS OF THE NOTES AND THE OFFERING

This prospectus supplement sets forth certain terms of the Notes that we are offering pursuant to this prospectus supplement and the accompanying prospectus that is attached to the back of this prospectus supplement. This section outlines the specific legal and financial terms of the Notes. You should read this section together with the description of the Notes under the heading “Description of Notes” in this prospectus supplement and the more general description of the Notes in the accompanying prospectus under the heading “Description of Our Debt Securities” before investing in the Notes. Capitalized terms used in this prospectus supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus or in the indenture governing, or the supplemental indenture establishing, the terms of the Notes (collectively, the indenture and the supplemental indenture are referred to as the “indenture”).

Issuer	Apollo Investment Corporation

Title of securities	4.500% Notes due 2026

Initial aggregate principal amount being offered	$125,000,000

Initial public offering price	99.872% of the aggregate principal amount of Notes.

Type of Note	Fixed rate note

Interest rate	4.500% per year

Day count basis	360-day year of twelve 30-day months

Original issue date	July 16, 2021

Stated maturity date	July 16, 2026

Date interest starts accruing	July 16, 2021

Interest payment dates	Each January 16 and July 16, commencing January 16, 2022. If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.

Interest periods	The initial interest period will be the period from and including July 16, 2021, to, but excluding, the initial interest payment date, and the subsequent interest periods will be the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be.

Regular record dates for interest	January 1 and July 1, commencing on January 1, 2022.

Specified currency	U.S. Dollars

Place of payment	New York City

Ranking of Notes	The Notes will be our general, unsecured obligations and will rank:

•

pari passu with all of our existing and future senior, unsecured indebtedness (including, but not limited to, our $350 million aggregate principal amount of 5.250% Senior Notes due 2025, or the “2025 Notes”);

•	senior in right of payment to any of our subordinated indebtedness; and

•

effectively subordinated to our existing and future secured indebtedness (including, but not limited to, as of March 31, 2021, approximately $1.12 billion aggregate principal amount of our indebtedness under our $1.81 billion senior secured, multi-currency, revolving credit facility, or the “Senior Secured Facility”) to the extent of the value of the assets securing such indebtedness and structurally subordinated to any existing and future liabilities and other indebtedness of our subsidiaries.

As of March 31, 2021, we and our subsidiaries had approximately $1.47 billion aggregate principal amount of senior indebtedness outstanding, $1.12 billion of which was secured indebtedness and $350 million of which was unsecured indebtedness.

Denominations	We will issue the Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $122.665 million after deducting estimated underwriting discounts and commissions and estimated offering expenses of approximately $300,000 payable by us. We expect to use the net proceeds from the sale of the Notes to repay a portion of the indebtedness owed under our Senior Secured Facility. We intend to use any net proceeds from this offering that are not applied as described above for general corporate purposes, which includes investing in portfolio companies in accordance with our investment objective.

Apollo Global Securities, LLC is an affiliate of the Company and will receive a portion of the gross spread as an underwriter in the sale of the Notes.

Business day	Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City are authorized or required by law or executive order to close.

Optional redemption	We may redeem some or all of the Notes at any time, or from time to time.

If we choose to redeem any Notes prior to June 16, 2026, we will pay a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest to, but excluding, the redemption date: (1) 100% of the principal amount of the Notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of accrued and unpaid interest to the date of redemption) on the Notes to be redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using the applicable Treasury Rate plus 50 basis points.

If we redeem any Notes on or after June 16, 2026 (the date falling one month prior to the maturity date of the Notes), the redemption price for the Notes will be equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

You may be prevented from exchanging or transferring the Notes when they are subject to redemption. In case any Notes are to be redeemed in part only, the redemption notice will provide that, upon surrender of such Note, you will receive, without a charge, a new Note or Notes of authorized denominations representing the principal amount of your remaining unredeemed Notes.

Any exercise of our option to redeem the Notes will be done in compliance with the 1940 Act, to the extent applicable.

If we redeem only some of the Notes, the trustee will determine the method for selection of the particular Notes to be redeemed, in accordance with the 1940 Act to the extent applicable. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes called for redemption.

Sinking fund	The Notes will not be subject to any sinking fund. A sinking fund is a reserve fund accumulated over a period of time for the retirement of debt.

Offer to purchase upon a Change of Control Repurchase Event	If a Change of Control Repurchase Event occurs prior to maturity, holders will have the right, at their option, to require us to repurchase for cash some or all of the Notes at a repurchase price equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but not including, the repurchase date.

Legal Defeasance	The Notes are subject to legal defeasance by us, which means that, subject to the satisfaction of certain conditions, including, but not limited to, (i) depositing in trust for the benefit of the holders of the Notes a combination of money and/or U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Notes on their various due dates and (ii) delivering to the trustee an opinion of counsel as described herein under “Description of Notes—Satisfaction and Discharge; Defeasance,” we can legally release ourselves from all payment and other obligations on the Notes.

Covenant Defeasance

The Notes are subject to covenant defeasance by us, which means that, subject to the satisfaction of certain conditions, including, but not limited to, (i) depositing in trust for the benefit of the holders of the Notes a combination of money and/or U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Notes on their various due dates and (ii) delivering to the trustee an opinion of counsel as described herein under “Description of Notes—Satisfaction and Discharge; Defeasance,” we will be released from some of the restrictive covenants in the indenture.

Form of Notes	The Notes will be represented by global securities that will be deposited and registered in the name of The Depository Trust Company (“DTC”) or its nominee. This means that, except in limited circumstances, you will not receive certificates for the Notes. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Notes through either DTC, if they are a participant, or indirectly through organizations which are participants in DTC.

Trustee, Paying Agent, Registrar and Transfer Agent	U.S. Bank National Association.

Events of default	If an event of default (as described herein under “Description of Notes”) on the Notes occurs, the principal amount of the Notes, plus accrued and unpaid interest, may be declared immediately due and payable, subject to certain conditions set forth in the indenture. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving us.

Other covenants	In addition to the covenants described in the prospectus attached to this prospectus supplement, the following covenants shall apply to the Notes:

•

We agree that for the period of time during which the Notes are outstanding, we will not violate Section 18(a)(1)(A) as modified by Section 61(a) of the 1940 Act or any successor provisions, but giving effect to any exemptive relief granted to us by the SEC.

•

If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” to file any periodic reports with the SEC, we agree to furnish to holders of the Notes and the trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with applicable United States generally accepted accounting principles.

No established trading market

The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange or quoted on any automated dealer quotation system. Although certain of the underwriters have informed us that they intend to make a market in the Notes, they are not obligated to do so, and may discontinue any such market making at any time without notice. Accordingly, we cannot assure you that an active and liquid market for the Notes will develop or be maintained.

Global clearance and settlement procedures	Interests in the Notes will trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. None of the Company, the trustee or the paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Governing law	The Notes and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.

BUSINESS

This summary highlights some of the information in this prospectus supplement. It is not complete and may not contain all of the information that you may want to consider. You should read carefully the more detailed information set forth under “Risk Factors” and the other information incorporated by reference or included in this prospectus supplement and the accompanying prospectus and any related free writing prospectus. In this prospectus supplement and the accompanying prospectus, except where the context suggests otherwise, the terms “we,” “us,” “our,” “Company” and “Apollo Investment” refer to Apollo Investment Corporation; “Apollo Investment Management,” “AIM” or “Investment Adviser” refers to Apollo Investment Management, L.P.; “Apollo Administration” or “AIA” refers to Apollo Investment Administration, LLC; and “Apollo” refers to the affiliated companies of Apollo Investment Management, L.P.

Apollo Investment

Apollo Investment Corporation, a Maryland corporation organized on February 2, 2004, is a closed-end, externally managed, non-diversified management investment company that has elected to be treated as a business development company (“BDC”) under the Investment Company Act of 1940 (the “1940 Act”). In addition, for tax purposes we have elected to be treated as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”).

Our investment objective is to generate current income and capital appreciation. We invest primarily in various forms of debt investments, including secured and unsecured debt, loan investments and/or equity in private U.S. middle-market companies. We may also invest in the securities of public companies and in structured products and other investments such as collateralized loan obligations (“CLOs”) and credit-linked notes (“CLNs”). A CLO is a form of securitization in which the cash flows of a portfolio of loans are pooled and passed on to different classes of owners in various tranches. A CLN is a note where the payment of principal and/or interest is based on the performance of one or more debt obligations. CLNs are not securitizations.

Our portfolio is comprised primarily of investments in debt, including secured and unsecured debt of private middle-market companies that, in the case of senior secured loans, generally are not broadly syndicated and whose aggregate tranche size is typically less than $250 million. Our portfolio also includes equity interests such as common stock, preferred stock, warrants or options. In this prospectus supplement, we use the term “middle-market” to refer to companies with annual revenues between $50 million and $2 billion. While we primarily invest in investments in U.S. secured and unsecured loans, other debt securities and equity, we may also invest a portion of the portfolio in other investment opportunities, including foreign securities and structured products. Most of the debt instruments we invest in are unrated or rated below investment grade, which is often an indication of size, credit worthiness and speculative nature relative to the capacity of the borrower to pay interest and principal. Generally, if the Company’s unrated investments were rated, they would be rated below investment grade. These securities, which are often referred to as “junk” or “high yield,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. They may also be difficult to value and are illiquid. See “Risk Factors—Risks Related to Our Investments” in the accompanying prospectus.

During the year ended March 31, 2021, we invested $0.6 billion across 14 new and 75 existing portfolio companies primarily through a combination of primary and secondary debt investments. This compares to $1.9 billion across 60 new and 87 existing portfolio companies during the year ended March 31, 2020. Investments sold or repaid during the year ended March 31, 2021 totaled $1.0 billion versus $1.3 billion during the year ended March 31, 2020. The weighted average yields on our secured debt portfolio, unsecured debt portfolio, total debt portfolio and total portfolio as of March 31, 2021 at our current cost basis were 8.0%, 5.3%, 8.0% and 6.5%, respectively. As of March 31, 2020, the yields were 8.7%, 0.0%, 8.7% and 8.0%, respectively. The portfolio yields may be higher than an investor’s yield on an investment in us due to sales load and other expenses. For the years ended March 31, 2021 and March 31, 2020, the total return based on the change in market price per share and taking into account dividends and distributions, if any, reinvested in accordance with the dividend reinvestment plan was 135.1% and (48.6)%, respectively. Such returns do not reflect any sales load that stockholders may have paid in connection with their purchase of shares of our common stock.

As of March 31, 2021, our portfolio consisted of 135 portfolio companies and was invested 88% in secured debt, 1% in unsecured debt, 0% in structured products and other, 1% in preferred equity, and 10% in common equity/interests and warrants measured at fair value. As of March 31, 2020, our portfolio consisted of 152 portfolio companies and was invested 94% in secured debt, 0% in unsecured debt, 0% in structured products and other, 0% in preferred equity, and 6% in common equity/interests and warrants measured at fair value.

Since the initial public offering of Apollo Investment in April 2004 and through March 31, 2021, invested capital totaled $21.9 billion in 552 portfolio companies. Over the same period, Apollo Investment completed transactions with more than 100 different financial sponsors.

As of March 31, 2021, 0% or $0.0 billion is fixed rate debt and 100% or $1.9 billion is floating rate debt, measured at fair value. On a cost basis, 0% or $0.0 billion is fixed rate debt and 100% or $1.9 billion is floating rate debt. As of March 31, 2020, 0% or $0.0 billion was fixed rate debt and 100% or $2.2 billion was floating rate debt, measured at fair value. On a cost basis, 0% or $0.0 billion was fixed rate debt and 100% or $2.3 billion was floating rate debt. The interest rate type information is calculated using the Company’s corporate debt portfolio and excludes aviation, oil and gas, structured credit, renewables, shipping, commodities and investments on non-accrual status.

About Apollo Investment Management

Apollo Investment Management, L.P. is our investment adviser and an affiliate of Apollo Global Management, Inc. and its consolidated subsidiaries (“AGM”). The Investment Adviser, subject to the overall supervision of our Board of Directors, manages the day-to-day operations of, and provides investment advisory services to the Company. AGM and other affiliates manage other funds that may have investment mandates that are similar, in whole or in part, with ours. AIM and its affiliates may determine that an investment is appropriate both for us and for one or more of those other funds. In such event, depending on the availability of such investment and other appropriate factors, AIM may determine that we should invest on a side-by-side basis with one or more other funds. We make all such investments subject to compliance with applicable regulations and interpretations, and our allocation procedures. Certain types of negotiated co-investments may be made only in accordance with the terms of the exemptive order we received from the SEC permitting us to do so.

AIM is led by John Hannan, Howard Widra, Patrick Ryan and Tanner Powell. Potential investment and disposition opportunities are generally approved by one or more committees composed of personnel across AGM, including Messrs. Widra, Ryan and Powell, by all or a majority of Messrs. Widra, Ryan or Powell depending on the underlying investment type and/or the amount of such investment. The composition of such committees and the overall approval process for the Company’s investments may change from time to time. AIM draws upon AGM’s more than 30 year history and benefits from the broader firm’s significant capital markets, trading and research expertise developed through investments in many core sectors in over 200 companies since inception.

About Apollo Investment Administration

Apollo Investment Administration, LLC, an affiliate of AGM, provides, among other things, administrative services and facilities for the Company. In addition to furnishing us with office facilities, equipment, and clerical, bookkeeping and recordkeeping services, AIA also oversees our financial records as well as prepares our reports to stockholders and reports filed with the SEC. AIA also performs the calculation and publication of our net asset value, the payment of our expenses and oversees the performance of various third-party service providers and the preparation and filing of our tax returns. Furthermore, AIA provides on our behalf managerial assistance to those portfolio companies to which we are required to provide such assistance.

Our Corporate Information

Our administrative and principal executive offices are located at 3 Bryant Park, New York, NY 10036 and 9 West 57th Street, New York, NY 10019, respectively. Our common stock is quoted on The Nasdaq Global Select Market under the symbol “AINV.” Our Internet website address is www.apolloic.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and you should not consider information contained on our website to be part of this prospectus supplement or the accompanying prospectus.

RISK FACTORS

Your investment in the Notes will involve certain risks. You should carefully consider the risks described below and all of the information contained in this prospectus supplement and the accompanying prospectus before deciding whether to purchase any Notes. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations would suffer. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See the section entitled “Forward-Looking Statements” included elsewhere in this prospectus supplement and the accompanying prospectus. You should, in consultation with your own financial and legal advisors, carefully consider the following discussion of risks before deciding whether an investment in the Notes is suitable for you.

Risks Relating to the Notes

Our amount of debt outstanding may increase as a result of this offering. Our current indebtedness could adversely affect our business, financial condition and results of operations and our ability to meet our payment obligations under the Notes and our other debt.

As of March 31, 2021, we and our subsidiaries had approximately $1.47 billion aggregate principal amount of senior indebtedness outstanding, $1.12 billion of which was secured indebtedness and $350 million of which was unsecured indebtedness.

The use of debt could have significant consequences on our future operations, including:

•	making it more difficult for us to meet our payment and other obligations under the Notes and our other outstanding debt;

•

resulting in an event of default if we fail to comply with the financial and other restrictive covenants contained in our debt agreements, which event of default could result in substantially all of our debt becoming immediately due and payable;

•	reducing the availability of our cash flow to fund investments, acquisitions and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes;

•	subjecting us to the risk of increased sensitivity to interest rate increases on our indebtedness with variable interest rates, including borrowings under our Senior Secured Facility; and

•	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy.

Any of the above-listed factors could have an adverse effect on our business, financial condition and results of operations and our ability to meet our payment obligations under the Notes and our other debt.

Our ability to meet our payment and other obligations under our debt instruments depends on our ability to generate significant cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control. We cannot assure you that our business will generate cash flow from operations, or that future borrowings will be available to us under our Senior Secured Facility or otherwise, in an amount sufficient to enable us to meet our payment obligations under the Notes and our other debt and to fund other liquidity needs. If we are not able to generate sufficient cash flow to service our debt obligations, we may need to refinance or restructure our debt, including the Notes, sell assets, reduce or delay capital investments, or seek to raise additional capital. If we are unable to implement one or more of these alternatives, we may not be able to meet our payment obligations under the Notes and our other debt.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to us or the Notes, if any, could cause the liquidity or market value of the Notes to decline significantly.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the Notes. These credit ratings may not reflect the potential impact of risks relating to the structure or marketing of the Notes. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. Neither we nor any underwriter undertakes any obligation to maintain the ratings or to advise holders of Notes of any changes in ratings.

The Notes will be rated by Kroll Bond Rating Agency Inc., or “Kroll.” There can be no assurance that its rating will remain for any given period of time or that such rating will not be lowered or withdrawn entirely by Kroll if in its judgment future circumstances relating to the basis of the rating, such as adverse changes in our company, so warrant.

The Notes will be effectively subordinated to any existing and future secured indebtedness and structurally subordinated to existing and future liabilities and other indebtedness of our subsidiaries, and are due after certain of our outstanding notes.

The Notes will be our general, unsecured obligations and will rank equal in right of payment with all of our existing and future senior, unsecured indebtedness (including, but not limited to, our $350 million aggregate principal amount of 2025 Notes, and senior in right of payment to any of our subordinated indebtedness. As a result, the Notes will be effectively subordinated to our existing and future secured indebtedness (including, but not limited to, as of March 31, 2021, approximately $1.12 billion aggregate principal amount of our indebtedness under our $1.81 billion Senior Secured Facility) to the extent of the value of the assets securing such indebtedness and structurally subordinated to any existing and future liabilities and other indebtedness of our subsidiaries. These liabilities may include indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations. The Notes do not restrict us or our subsidiaries from incurring indebtedness, including senior secured indebtedness in the future, nor do they limit the amount of indebtedness we can issue that is equal in right of payment to the Notes. As of March 31, 2021, we and our subsidiaries had approximately $1.47 billion aggregate principal amount of senior indebtedness outstanding, $1.12 billion of which was secured indebtedness and $350 million of which was unsecured indebtedness.

The 2025 Notes are due prior to the Notes. We do not currently know whether we will be able to replace any of these notes, or if we do, whether we will be able to do so on terms that are as favorable as such notes. In the event that we are not able to replace these notes at the time of their respective maturities, this could have a material adverse effect on our liquidity and ability to fund new investments, our ability to make distributions to our stockholders, our ability to repay the Notes and our ability to qualify as a regulated investment company.

The indenture under which the Notes will be issued will contain limited protection for holders of the Notes.

The indenture under which the Notes will be issued will offer limited protection to holders of the Notes. The terms of the indenture and the Notes do not restrict our or any of our subsidiaries’ ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances or events that could have an adverse impact on your investment in the Notes. In particular, the terms of the indenture and the Notes will not place any restrictions on our or our subsidiaries’ ability to:

•

issue securities or otherwise incur additional indebtedness or other obligations, including (1) any indebtedness or other obligations that would be equal in right of payment to the Notes, (2) any indebtedness or other obligations that would be secured and therefore rank effectively senior in right of payment to the Notes to the extent of the values of the assets securing such debt, (3) indebtedness of ours that is guaranteed by one or more of our subsidiaries and which therefore is structurally senior to the Notes and (4) securities, indebtedness or obligations issued or incurred by our subsidiaries that would be senior to our equity interests in our subsidiaries and therefore rank structurally senior to the Notes with respect to the assets of our subsidiaries, in each case other than an incurrence of indebtedness or other obligation that would cause a violation of Section 18(a)(1)(A) as modified by Section 61(a) of the 1940 Act or any successor provisions;

•	pay dividends on, or purchase or redeem or make any payments in respect of, capital stock or other securities ranking junior in right of payment to the Notes;

•	sell assets (other than certain limited restrictions on our ability to consolidate, merge or sell all or substantially all of our assets);

•	enter into transactions with affiliates;

•	create liens (including liens on the shares of our subsidiaries) or enter into sale and leaseback transactions;

•	make investments; or

•	create restrictions on the payment of dividends or other amounts to us from our subsidiaries.

Furthermore, the terms of the indenture and the Notes do not protect holders of the Notes in the event that we experience changes (including significant adverse changes) in our financial condition, results of operations or credit ratings, as they do not require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth, revenues, income, cash flow, or liquidity.

Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Notes may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes or negatively affecting the trading value of the Notes.

Certain of our current debt instruments include more protections for their holders than the indenture and the Notes. See in the accompanying prospectus “Risk Factors—Risks Relating to Our Business and Structure—We currently use borrowed funds to make investments and are exposed to the typical risks associated with leverage.” In addition, other debt we issue or incur in the future could contain more protections for its holders than the indenture and the Notes, including additional covenants and events of default. The issuance or incurrence of any such debt with incremental protections could affect the market for and trading levels and prices of the Notes.

We may not be able to repurchase the Notes upon a Change of Control Repurchase Event.

Upon a Change of Control Repurchase Event, holders of the Notes may require us to repurchase for cash some or all of the Notes at a repurchase price equal to 100% of the aggregate principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but not including, the repurchase date. The source of funds for that purchase of Notes will be our available cash or cash generated from our operations or other potential sources, including funds provided by a purchaser in a change of control transaction, borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any Change of Control Repurchase Event to make required repurchases of Notes tendered. The terms of our Senior Secured Facility provide that certain change of control events will constitute an event of default thereunder entitling the lenders to accelerate any indebtedness outstanding under the Senior Secured Facility at that time and to terminate the Senior Secured Facility. In addition, the indentures governing our Senior Secured Notes contain similar provisions that would require us to offer to purchase the Senior Secured Notes upon the occurrence of a change of control. Our and our subsidiaries’ future debt instruments may contain similar restrictions and provisions. If the holders of the Notes exercise their right to require us to repurchase Notes upon a Change of Control Repurchase Event, the financial effect of this repurchase could cause a default under our and our subsidiaries’ future debt instruments, even if the Change of Control Repurchase Event itself would not cause a default. It is possible that we will not have sufficient funds at the time of the Change of Control Repurchase Event to make the required repurchase of the Notes and/or our other debt. See “Description of Notes—Offer to Repurchase Upon a Change of Control Repurchase Event.”

We may be subject to certain corporate-level taxes which could adversely affect our cash flow and consequently adversely affect our ability to make payments on the Notes.

We may be subject to certain corporate-level taxes regardless of whether we continue to qualify as a RIC under Subchapter M of the Code. Additionally, should we fail to qualify as a RIC, we would be subject to corporate-level taxes on all of our taxable income. The imposition of corporate-level taxes could adversely affect our cash flow and consequently adversely affect our ability to make payments on the Notes.

There is currently no public market for the Notes, and an active trading market may not develop for the Notes. The failure of a market to develop for the Notes could adversely affect the liquidity and value of your Notes.

The Notes are a new issue of securities, and there is no existing market for the Notes. We do not intend to apply for listing of the Notes on any securities exchange or for quotation of the Notes on any automated dealer quotation system. We have been advised by the underwriters that following the completion of the offering, the underwriters currently intend to make a market in the Notes. However, the underwriters are not obligated to do so and any market-making activities with respect to the Notes may be discontinued by them at any time without notice. In addition, any market-making activity will be subject to limits imposed by law. A market may not develop for the Notes, and there can be no assurance as to the liquidity of any market that may develop for the Notes. If an active, liquid market does not develop for the Notes, the market price and liquidity of the Notes may be adversely affected. If any of the Notes are traded after their initial issuance, they may trade at a discount from their initial discounted offering price. The liquidity of the trading market, if any, and future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors.

The optional redemption provision may materially adversely affect your return on the Notes.

The Notes are redeemable in whole or in part upon certain conditions at any time or from time to time at our option. We may choose to redeem the Notes at times when prevailing interest rates are lower than the interest rate paid on the Notes. In this circumstance, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the Notes being redeemed.

Because the Notes will initially be held in book-entry form, holders of the Notes must rely on DTC’s procedures to exercise their rights and remedies.

We will initially issue the Notes in the form of one or more “global notes” registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in global notes will be shown on, and transfers of global notes will be effected only through, the records maintained by DTC. Except in limited circumstances, we will not issue certificated notes. See “Description of Notes.” Accordingly, if you own a beneficial interest in a global note, then you will not be considered an owner or holder of the Notes. Instead, DTC or its nominee will be the sole holder of the Notes. Payments of principal, interest and other amounts on global notes will be made to the paying agent, who will remit the payments to DTC. We expect that DTC will then credit those payments to the DTC participant accounts that hold book-entry interests in the global notes and that those participants will credit the payments to indirect DTC participants. Unlike persons who have certificated notes registered in their names, owners of beneficial interests in global notes will not have the direct right to act on our solicitations for consents or requests for waivers or other actions from holders of the Notes. Instead, those beneficial owners will be permitted to act only to the extent that they have received appropriate proxies to do so from DTC or, if applicable, a DTC participant. The applicable procedures for the granting of these proxies may not be sufficient to enable owners of beneficial interests in global notes to vote on any requested actions on a timely basis.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $122.665 million after deducting estimated underwriting discounts and commissions and estimated offering expenses of approximately $300,000 payable by us.

We expect to use the net proceeds from the sale of the Notes to repay a portion of the indebtedness owed under our Senior Secured Facility.

We intend to use any net proceeds from this offering that are not applied as described above for general corporate purposes, which includes investing in portfolio companies in accordance with our investment objective.

At March 31, 2021, we had approximately $1.12 billion outstanding under our Senior Secured Facility, including $0.2 million related to standby letters of credit issued and outstanding. The remaining capacity under the Senior Secured Facility was $690.64 million at March 31, 2021. On December 22, 2020, the Company amended and restated its senior secured, multi-currency, revolving credit facility (the “Senior Secured Facility”), previously amended and restated as of November 19, 2018. Lender commitments in the amended and restated agreement will remain $1.81 billion through November 19, 2022 and will decrease to $1.705 billion thereafter. The amended and restated agreement extended the final maturity date through December 22, 2025, and includes an accordion provision which allows the Company to increase the total commitments under the existing revolving facility up to an aggregate principal amount of $2.715 billion from new or existing lenders on the same terms and conditions as the existing commitments. The Senior Secured Facility is secured by substantially all of the assets in the Company’s portfolio, including cash and cash equivalents. Commencing December 22, 2024, the Company is required to repay, in twelve consecutive monthly installments of equal size, the outstanding amount under the Senior Secured Facility as of December 22, 2024. In addition, the stated interest rate on the facility remains as a formula-based calculation based on a minimum borrowing base, resulting in a stated interest rate, depending on the type of borrowing, of (a) either LIBOR plus 1.75% per annum or LIBOR plus 2.00% per annum, or (b) either Alternate Base Rate plus 0.75% per annum or Alternate Base Rate plus 1% per annum. As of December 31, 2020, the stated interest rate on the facility was LIBOR plus 2.00%. The Company is required to pay a commitment fee of 0.375% per annum on any unused portion of the Senior Secured Facility and participation fees and fronting fees of up to 2.25% per annum on the letters of credit issued. The terms used in the foregoing sentences have the meanings set forth in the Senior Secured Facility.

Certain affiliates of the underwriters are lenders under the Senior Secured Facility and as a result will receive the net proceeds of this offering to the extent such proceeds are used to repay indebtedness owed under the Senior Secured Facility. Apollo Global Securities, LLC is an affiliate of the Company and will receive a portion of the gross spread as an underwriter in the sale of the Notes. See “Underwriting–Other Relationships.”

CAPITALIZATION

The following table sets forth our actual capitalization at March 31, 2021. You should read this table together with “Use of Proceeds” described in this prospectus supplement and our most recent balance sheet included in our Annual Report on Form 10-K for the year ended March 31, 2021, filed with the SEC on May 20, 2021, which is incorporated by reference herein.

All amounts in thousands, except per share data

As of March 31, 2021
Actual (unaudited)
Cash and cash equivalents	$50,180

Debt
Borrowings under senior secured facility (1)	1,119,186
2025 Notes	350,000
Stockholders’ Equity
Common stock, par value $0.001 per share; 130,000,000 shares authorized, 65,259,176 shares issued and outstanding	65
Capital in excess of par value	2,099,876
Distributable earnings (2)	(1,063,611)

Total stockholders’ equity	1,036,330

Total capitalization	$2,505,516

(1)	As described under “Use of Proceeds,” we expect to use the net proceeds from this offering to repay a portion of the borrowings outstanding under our Senior Secured Facility.
(2)

Includes cumulative net investment income or loss, cumulative amounts of gains and losses realized from investment and foreign currency transactions and net unrealized appreciation or depreciation of investments and foreign currencies, and distributions paid to stockholders other than tax return of capital distributions. Distributable earnings is not intended to represent amounts we may or will distribute to our stockholders.

FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus supplement and the accompanying prospectus constitute forward-looking statements, which relate to future events or our future performance or financial condition. The forward-looking statements contained in this prospectus supplement and the accompanying prospectus involve risks and uncertainties, including statements as to:

•	our future operating results;

•	our business prospects and the prospects of our portfolio companies;

•	the impact of investments that we expect to make;

•	our contractual arrangements and relationships with third parties;

•	the dependence of our future success on the general economy and its impact on the industries in which we invest;

•	the ability of our portfolio companies to achieve their objectives;

•	our expected financings and investments;

•	the adequacy of our cash resources and working capital;

•	the impact of the elimination of the London Interbank Offered Rate (“LIBOR”) on our operating results;

•	the current and future effects of the COVID-19 pandemic on us and our portfolio companies; and

•	the timing of cash flows, if any, from the operations of our portfolio companies.

Such forward-looking statements may include statements preceded by, followed by or that otherwise include the words “may,” “might,” “will,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “potential,” “plan” or similar words. The forward-looking statements contained in this prospectus supplement and accompanying prospectus involve risks and uncertainties. Our actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth as “Risk Factors” in our most recent Annual Report on Form 10-K for the year ended March 31, 2021, filed with the SEC on May 20, 2021 (the “2021 Annual Report”), as such factors may be updated from time to time in our periodic filings with the SEC, and elsewhere contained or incorporated by reference in this prospectus supplement and accompanying prospectus.

We base the forward-looking statements included in this prospectus supplement, accompanying prospectus, and documents incorporated by reference into this prospectus on information available to us on the applicable date of the relevant document. Actual results could differ materially from those anticipated in our forward-looking statements and future results could differ materially from historical performance. You are advised to consult any additional disclosures that we may make directly to you or through reports that we have filed or in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. This prospectus supplement, accompanying prospectus, free writing prospectus and documents incorporated by reference into this prospectus supplement contains or may contain statistics and other data that have been obtained from or compiled from information made available by third-party service providers. We have not independently verified such statistics or data.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The information in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of our Annual Report on Form 10-K for the year ended March 31, 2021, filed with the SEC on May 20, 2021, is incorporated herein by reference.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The information in “Quantitative and Qualitative Disclosures About Market Risk” in Part II, Item 7A of our 2021 Annual Report is incorporated herein by reference.

SENIOR SECURITIES

The information in “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Senior Securities” in Part II, Item 5 of our 2021 Annual Report is incorporated herein by reference.

MANAGEMENT

For more information relating to our management, please see the section titled “Business” in our 2021 Annual Report and the section titled “Election of Directors” and “Corporate Governance” in our most recent Definitive Proxy Statement filed with the SEC on June 22, 2021, which are incorporated by reference into this prospectus supplement.

The following individuals (the “Portfolio Managers”) have senior responsibility for the management of our investment portfolio: Howard Widra, Tanner Powell and Patrick Ryan. Mr. Powell is AIM’s Chief Investment Officer and has primary responsibility for the day-to-day implementation and management of our investment portfolio.

Mr. Widra has been with Apollo Global Management, Inc. and/or its affiliates since 2013. He became the Chief Executive and a Director of the Company in May 2018 and previously served as the Company’s President since June 2016. Mr. Widra is a co-founder of MidCap Financial (“MidCap”), a specialty finance business with $9 billion of funds employed and $28 billion of commitments under management, and was formerly its Chief Executive Officer. Prior to MidCap, Mr. Widra was the founder and President of Merrill Lynch Capital Healthcare Finance. Prior to Merrill Lynch, Mr. Widra was President of GE Capital Healthcare Commercial Finance and held senior roles in its predecessor entities including President of Heller Healthcare Finance, and COO of Healthcare Financial Partners. Mr. Widra holds a J.D., Cum Laude, from the Harvard Law School and a BA from the University of Michigan.

Mr. Powell joined AIM in 2006. He became President of Apollo Investment Corporation in May 2018 and has served as the Chief Investment Officer for the Company’s Investment Adviser since June 2016. From 2004 to 2006, Mr. Powell served as an analyst in Goldman Sachs’ Principal Investment Area (PIA), concentrating on mezzanine investing. From 2002 to 2004, Mr. Powell was an analyst in the Industrials group at Deutsche Bank.

Mr. Ryan joined AGM in 2015 as Managing Director and Chief Credit Officer. Prior to joining Apollo, Mr. Ryan was at Citibank and its predecessors since 1996 in various Senior Credit Officer roles across all of Citi’s asset classes and geographies, including most recently serving as Chief Credit Officer for Citi’s $600 billion corporate credit portfolio and Chief Risk Officer overseeing risk governance and risk management for Citibank N.A.’s $1.3 trillion balance sheet.

Other Accounts Managed. As of March 31, 2021, the Portfolio Managers were primarily responsible for the day-to-day portfolio management of the following accounts:

Name of Portfolio Manager	Type of Accounts	Total Number of Accounts Managed	Total Assets (in millions)(1)	Number of Accounts Managed for which Advisory Fee is Based on Performance	Total Assets for which Advisory Fee is Based on Performance (in millions)(2)
Howard Widra(3)	Registered Investment Companies:	1	$2,904	1	$2,904
	Other Pooled Investment Vehicles:	4	$12,140	1	$12,140
	Other Accounts:	1	$808	1	$625
Tanner Powell	Registered Investment Companies:	1	$2,904	1	$2,904
	Other Pooled Investment Vehicles:	2	$1,356	2	$505
	Other Accounts:	3	$3,248	3	$3,453
Patrick Ryan	Registered Investment Companies:	None	$—	—	$—
	Other Pooled Investment Vehicles:	None	$—	—	$—
	Other Accounts:	None	$—	—	$—

(1)	Total assets represents assets under management as defined by Apollo Global Management, Inc., which includes unfunded commitments.
(2)	Represents the assets under management of the accounts managed that generate incremental fees in addition to management fees.
(3)

Mr. Widra also serves as a Portfolio Manager of MidCap Financial, a specialty finance business managed by Apollo Capital Management, L.P., an affiliate of AGM, with $9 billion of funds employed and $28 billion of commitments under management as of March 31, 2021.

Compensation. AIM’s financial arrangements with the Portfolio Managers, its competitive compensation and its career path emphasis at all levels reflect the value senior management places on key resources. Compensation may include a variety of components and may vary from year to year based on a number of factors. The principal components of compensation include base compensation and discretionary compensation.

Base Compensation. Generally, Portfolio Managers receive an annual salary that is consistent with the market rate of annual salaries paid to similarly situated investment professionals.

Discretionary Compensation. Portfolio Managers also receive discretionary compensation generally consisting of two components: an annual bonus and carried interest.

•

Annual Bonus. Generally, a Portfolio Manager receives an annual bonus based on such person’s individual performance, operational performance for the Apollo-advised accounts for which such person serves, and such Portfolio Manager’s impact on the overall operating performance and potential to contribute to long-term value and growth. A portion of each annual bonus may be deferred, and, at the discretion of Apollo, may be in the form of cash or equity of an Apollo entity, such as restricted stock units of Apollo Global Management, Inc.

•	Carried Interest. Generally, a Portfolio Manager receives carried interests with respect to the Apollo-advised accounts, subject to standard terms and conditions, including vesting.

Material Conflicts of Interest. Actual or apparent conflicts of interest may arise when a Portfolio Manager has day-to-day management responsibilities with respect to more than one fund or other account.

Certain inherent conflicts of interest arise from the fact that the Portfolio Managers, AIM and its affiliates provide investment management services both to us and the other Apollo-advised accounts, including other funds, client accounts, proprietary accounts and any other investment vehicles that AIM and its affiliates may establish from time to time, in which we will not have an interest. The Portfolio Managers, AIM and its affiliates may give advice and recommend securities to the other Apollo-advised accounts that may differ from advice given to, or securities recommended or bought for, us, even though their investment objectives may be the same or similar to ours.

AIM will seek to manage potential conflicts of interest in good faith; nonetheless, the portfolio strategies employed by the Portfolio Managers, AIM and its affiliates in managing the other Apollo-advised accounts could conflict with the transactions and strategies employed by the Portfolio Managers in managing us and may affect the prices and availability of the securities and instruments in which we invest. Conversely, participation in specific investment opportunities may be appropriate, at times, for both us and the other Apollo-advised accounts. It is the policy of AIM to generally share appropriate investment opportunities (and sale opportunities) with the other Apollo-advised accounts to the extent consistent with applicable legal requirements. In general, this policy will result in such opportunities being allocated pro rata among us and the other Apollo-advised accounts. Nevertheless, investment and/or opportunities may be allocated other than on a pro rata basis, to the extent it is done in good faith and does not, or is not reasonably expected to, result in an improper disadvantage or advantage to one participating Apollo-advised account as compared to another participating Apollo-advised account.

In the event investment opportunities are allocated among us and the other Apollo-advised accounts, we may not be able to structure our investment portfolio in the manner desired. Although AIM endeavors to allocate investment opportunities in a fair and equitable manner, it is possible that we may not be given the opportunity to participate in certain investments made by the other Apollo-advised accounts or portfolio managers affiliated with AIM. Furthermore, we and the other Apollo-advised accounts may make investments in securities where the prevailing trading activity may make impossible the receipt of the same price or execution on the entire volume of securities purchased or sold by us and the other Apollo-advised accounts. When this occurs, the various prices may be averaged, and we will be charged or credited with the average price. Thus, the effect of the aggregation may operate on some occasions to our disadvantage. In addition, under certain circumstances, we may not be charged the same commission or commission equivalent rates in connection with a bunched or aggregated order.

It is possible that other Apollo-advised accounts may make investments in the same or similar securities at different times and on different terms than us. From time to time, we and the other Apollo-advised accounts may make investments at different levels of an issuer’s capital structure or otherwise in different classes of an issuer’s securities. Such investments may inherently give rise to conflicts of interest or perceived conflicts of interest between or among the various classes of securities that may be held by such entities. Conflicts may also arise because portfolio decisions regarding us may benefit the other Apollo-advised accounts. For example, the sale of a long position or establishment of a short position by us may impair the price of the same security sold short by (and therefore benefit) one or more Apollo-advised accounts, and the purchase of a security or covering of a short position in a security by us may increase the price of the same security held by (and therefore benefit) one or more Apollo-advised accounts.

Although the professional staff of AIM will devote as much time to our management as AIM deems appropriate to perform its obligations, the professional staff of AIM may have conflicts in allocating its time and services among us and AIM’s other investment vehicles and accounts. AIM and its affiliates are not restricted from forming additional investment funds, from entering into other investment advisory relationships or from engaging in other business activities, even though such activities may be in competition with us and/or may involve substantial time and resources of AIM and its professional staff. These activities could be viewed as creating a conflict of interest in that the time and effort of the members of AIM and their officers and employees will not be devoted exclusively to our business but will be allocated between our business and the management of the monies of other clients of AIM.

Variation in Compensation. A conflict of interest may arise where the financial or other benefits available to a Portfolio Manager differ among the accounts that he or she manages. If the structure of AIM’s management fee or the Portfolio Manager’s compensation differs among accounts (such as where certain accounts pay higher management fees or performance based management fees), the Portfolio Managers may be motivated to favor certain accounts over others. The Portfolio Managers also may be motivated to favor accounts in which they have investment interests, or in which AIM or its affiliates have investment interests. Similarly, the desire to maintain assets under management or to enhance a Portfolio Manager’s performance record or to derive other rewards, financial or otherwise, could influence the Portfolio Manager in affording preferential treatment to those accounts that could most significantly benefit the Portfolio Manager. For example, as reflected above, if a Portfolio Manager manages accounts which have performance fee arrangements, certain portions of his or her compensation will depend on the achievement of performance milestones on those accounts. The Portfolio Manager could be incented to afford preferential treatment to those accounts and thereby be subject to a potential conflict of interest.

We and AIM have adopted compliance policies and procedures that are reasonably designed to address the various conflicts of interest that may arise for AIM and its staff members. However, there is no guarantee that such policies and procedures will be able to detect and prevent every situation in which an actual or potential conflict may arise.

Beneficial Ownership of Securities. The following table sets forth the dollar range of our equity securities beneficially owned by each of the Portfolio Managers as of March 31, 2021.

Name of Portfolio Manager	Dollar Range of Equity Securities in Apollo Investment(1)
Tanner Powell	$100,001-$500,000
Howard Widra	$500,001-$1,000,000
Patrick Ryan	None

(1)	Dollar ranges are as follows: None, $1-$10,000, $10,001-$50,000, $50,001-$100,000, $100,001-$500,000, $500,001-$1,000,000 or over $1,000,000.

PORTFOLIO COMPANIES

The following is a listing of each portfolio company or its affiliate, together referred to as portfolio companies, in which we had an investment at March 31, 2021. A percentage shown for a class of investment securities held by us represents the percentage of the class owned and does not necessarily represent voting ownership. A percentage shown for equity securities, other than warrants or options, represents the actual percentage of the class of security held on a fully diluted basis. A percentage shown for warrants and options held represents the percentage of a class of security we may own assuming we exercise our warrants or options after dilution. See the financial statements to this prospectus, which have been incorporated by reference, and any accompanying prospectus supplement and any related free writing prospectus for information regarding the fair value of these securities and for the general terms of any loans to the portfolio companies.

The portfolio companies are presented in three categories: “companies more than 25% owned,” which represent portfolio companies with respect to which we directly or indirectly own more than 25% of the outstanding voting securities of such portfolio company and, therefore, unless otherwise noted, are presumed to be controlled by us under the 1940 Act; “companies owned 5% to 25%,” which represent portfolio companies with respect to which we directly or indirectly own 5% to 25% of the outstanding voting securities of such portfolio company or with respect to which we hold one or more seats on the portfolio company’s board of directors and, therefore, are deemed to be an affiliated person under the 1940 Act; and “companies less than 5% owned,” which represent portfolio companies with respect to which we directly or indirectly own less than 5% of the outstanding voting securities of such portfolio company and with respect to which we have no other affiliations. We make available significant managerial assistance to our portfolio companies. We generally request and may receive rights to observe the meetings of our portfolio companies’ board of directors.

Name and Address of Portfolio Company	Nature of its Principal Business	Title of Securities Held by Apollo Investment Corporation	Percentage of ClassHeld(1)

Companies More Than 25% Owned

Carbonfree Chemicals SA LLC 11839 Nacogdoches Road San Antonio, TX 78217	Chemicals, Plastics & Rubber	Common Equity/Partnership Interests, 1st Lien	29.08%

ChyronHego Corporation 5 Hub Drive Melville, NY 11747	High Tech Industries	Preferred Equity, 1st Lien	87.00%

Dynamic Product Tankers (Prime), LLC (2) 4, Possidonos Avenue, Kallithea GR 17674, Greece	Transportation—Cargo, Distribution	Common Equity/Partnership Interests, 1st Lien	85.00%

Glacier Oil & Gas Corp. (f/k/a Miller Energy Resources, Inc.) 9721 Cogdill Road Suite 302 Knoxville, TN 37932	Energy—Oil & Gas	Common Equity/Partnership Interests, 2nd Lien	46.85%

Golden Bear 2016-R, LLC (2) 1201 North Organ Street Suite 800 Wilmington, DE 19801-1186	Diversified Investment Vehicles, Banking, Finance, Real Estate	Structured Products and Other	100.00	%(3)

Merx Aviation Finance, LLC 57 W. 57th St., Suite 325 New York, NY 10019	Aviation and Consumer Transport	Common Equity/Partnership Interests, 1st Lien	100.00%

MSEA Tankers LLC (2) 19 Hilary Street, St Helier, Jersey JE4 8SG	Transportation—Cargo, Distribution	Common Equity/Partnership Interests	98.03%

Name and Address of Portfolio Company	Nature of its Principal Business	Title of Securities Held by Apollo Investment Corporation	Percentage of ClassHeld(1)

SHD Oil & Gas, LLC 1650 Tysons Blvd., Suite 900 McLean, VA 22102	Energy—Oil & Gas	Common Equity/Partnership Interests, 1st Lien	38.00%

Companies 5% to 25% Owned

Carbonfree Chemicals Holdings, LLC 11839 Nacogdoches Road San Antonio, TX 78217	Chemicals, Plastics & Rubber	Common Equity/Partnership Interests, 1st Lien	16.87%

KLO Holdings, LLC 1790 Sun Dolphin Rd Muskegon, MI 49444	Consumer Goods—Durable	1st Lien	10.00%

Pelican Energy, LLC (2) 809 Northwest 57th Street Oklahoma City, Oklahoma 73118	Energy—Oil & Gas	Common Equity/Partnership Interests	14.44%

Renew Financial LLC (f/k/a Renewable Funding, LLC) (2) 1221 Broadway, 4th Floor Oakland, CA 94612	Energy—Electricity	Preferred Equity, Common Equity/Partnership Interests	14.25%

Solarplicity Group Limited (f/k/a AMP Solar UK) (2) Unit 8 Peerglow Centre, Marsh Lane, Ware, Hertfordshire, United Kingdom, SG12 9QL	Energy—Electricity	Preferred Equity, Common Equity/Partnership Interests, 1st Lien	11.27%

Companies Less Than 5% Owned

AIC SPV Holdings II, LLC 2711 Centerville Road, Suite 400 Wilmington, DE 19808	Energy—Electricity	Preferred Equity	4.88	%(5)

A&V Holdings MidCo, LLC 301 Benjamin Road, Suite 101 Tampa, FL 33634	Consumer Goods—Durable	1st Lien	—

Access CIG, LLC 900 NW 63rd Street Oklahoma City, Oklahoma 73116	Business Services	2nd Lien	—

Acronis AG (2) Rheinweg 9 Schaffhausen, Switzerland 8200	High Tech Industries	1st Lien	—

Akoya Bioscience Inc. 100 Campus Drive, Fl. 6 Marlborough, MA 01752	Healthcare & Pharmaceuticals	1st Lien	—

Ambrosia Buyer Corp. 505 Collins Street South Attleboro, MA 02703	Business Services	2nd Lien	—

Amerivet Partners Management, Inc. 5 Penn Plaza 23rd Floor New York, NY	Healthcare & Pharmaceuticals	1st Lien	0.11%

AMI US Holdings Inc. 5555 Oakbrook Pkwy Building 200 Norcross, GA 30093	High Tech Industries	1st Lien	—

Analogic Corporation 8 Centennial Drive Peabody, MA 01960	Healthcare & Pharmaceuticals	1st Lien	—

AQ Sunshine, Inc. 1277 Treat Boulevard, Suite 400 Walnut Creek, CA 94597	Insurance	1st Lien	—

Name and Address of Portfolio Company	Nature of its Principal Business	Title of Securities Held by Apollo Investment Corporation	Percentage of ClassHeld(1)

AVAD, LLC 5805 Sepulveda Boulevard Suite 750 Sherman Oaks, CA 91411	Manufacturing, Capital Equipment	Common Equity/Partnership Interests, Preferred Equity, 1st Lien	3.33%

Banner Buyer, LLC 1000 North Century Avenue Kansas City, MO 64120	Wholesale	Common Equity/Partnership Interests, 1st Lien	0.41%

BIG Buyer, LLC 631 North 400 West Salt Lake City, UT 84103	Consumer Goods—Non-durable	1st Lien	—

BioClinica Holding I, LP 2005 S. Easton Road, Suite 304 Doylestown, PA 18901	Healthcare & Pharmaceuticals	2nd Lien	—

BK Medical Holding Company, Inc. 8 Centennial Drive Peabody, MA 01960	Healthcare & Pharmaceuticals	1st Lien	—

Butterfly Fighter Co-Invest, L.P. PO Box 4918 Irvine, CA 92616	Beverage, Food & Tobacco	Common Equity/Partnership Interests	1.85%

Calero Holdings, Inc. Eagle’s Landing Business Park Building 100, Suite 120 1565 Jefferson Road Rochester NY, 14623	High Tech Industries	1st Lien	—

Cerus Corporation (2) 2550 Stanwell Drive Concord, California 94520	Healthcare & Pharmaceuticals	1st Lien	—

Claritas, LLC 8044 Montgomery Road, Suite 455 Cincinnati, OH 45236	Business Services	1st Lien	—

Continuum Global Solutions, LLC 2000 Avenue of the Stars North Tower 8th Floor Los Angeles, CA 90067	Business Services	Preferred Equity, 1st Lien	0.62%

Digital.ai Software Holdings, Inc. 5717 Legacy Dr., Ste. 250 Plano, TX 75024	High Tech Industries	1st Lien	—

Eagle Foods Family Group, LLC 4020 Kinross Lakes Pkwy Richfield, OH, 44286	Beverage, Food & Tobacco	1st Lien	—

Education Personnel (2) 99 Bridge Road East Welwyn Garden City, Hertfordshire AL7 1GL United Kingdom	Business Services	1st Lien	—

Electro Rent Corporation 360 North Crescent Drive, South Building Beverly Hills, CA 90210	Business Services	2nd Lien	—

Emmes Corporation 401 North Washington Street Suite 700 Rockville, MD 20850	Healthcare & Pharmaceuticals	Common Equity/Partnership Interests, 1st Lien	0.58%

EHL Merger Sub, LLC 13620 Reese Blvd., Suite 200 Huntersville, NC 28078	Business Services	1st Lien	—

Eldrickco Limited (2) Bath Road Knowl Hill Reading, RG1 1NL, UK	Consumer Services	1st Lien	—

Name and Address of Portfolio Company	Nature of its Principal Business	Title of Securities Held by Apollo Investment Corporation	Percentage of ClassHeld(1)

Erickson Inc. 5550 SW Macadam Avenue, Suite 200, Portland, Oregon 97239	Aerospace & Defense	1st Lien	—

Exeter Property Group, LLC 101 West Elm Street, Suite 600 Conshohocken, PA 19428	Diversified Investment Vehicles, Banking, Finance, Real Estate	1st Lien	—

First Heritage Credit, LLC 670 US-51, Ridgeland, MS 39157	Consumer Services	1st Lien	—

Flock Financial, LLC (2) 100 Galleria Parkway, Suite 990 Atlanta, GA 30339	Diversified Investment Vehicles, Banking, Finance, Real Estate	1st Lien	—

Florida Food Products, Inc. 2231 West County Road 44 Eustis, FL 32726	Beverage, Food & Tobacco	1st Lien	—

FPG Services, LLC 15821 Ventura Boulevard, Suite 550 Los Angeles, CA 91436	Healthcare & Pharmaceuticals	1st Lien	—

Gabriel Partners LLC 200 Public Square, Ste 3100 Cleveland, OH 44114	Business Services	1st Lien	—

Genesis Healthcare, Inc. 101 East State Street Kennett Square, Pennsylvania 19348	Healthcare & Pharmaceuticals	1st Lien	—

GB001, Inc. (2) 3013 Science Park Road, Suite 200 San Diego, CA 92121	Healthcare & Pharmaceuticals	1st Lien	—

Go Car Wash Management, Corp. 2200 East Wilams Feld #20 Gilbert, AZ 85295	Consumer Services	1st Lien	—

Gutter Buyer, Inc. 1200 Amboy Avenue Perth Amboy, NJ 08861	Construction & Building	Common Equity/Partnership Interests, 1st Lien	0.42%

Heniff Holdco, LLC 2015 Spring Road, Ste. 780 Oak Brook, IL 60523	Transportation—Cargo, Distribution	1st Lien	—

HSI Halo Acquisition, Inc. 1450 Westec Drive Eugene, OR 97402	Healthcare & Pharmaceuticals	Common Equity/Partnership Interests, 1st Lien	0.22%

IMA Group Management Company, LLC 2015 Spring Road, Ste. 780 Oak Brook, IL 60523	Healthcare & Pharmaceuticals	1st Lien	—

International Cruise & Excursion Gallery, Inc. 7720 N Dobson Rd Scottsdale, AZ 85256	High Tech Industries	1st Lien	—

IPC Corporation Harborside Financial Center 3 Second Street Plaza 10 Jersey City, NJ 07311	Telecommunications	1st Lien	—

Jacent Strategic Merchandising 860 Welsh Rd Huntingdon Valley, PA 19006	Business Services	Common Equity/Partnership Interests, Preferred Equity, 1st Lien	0.29%

JF Acquisition, LLC 100 Perimeter Park Dr Morrisville, NC 27560	Business Services	1st Lien	—

K&N Parent, Inc. 1455 Citrus St. Riverside, California 92507	Automotive	2nd Lien	—

Name and Address of Portfolio Company	Nature of its Principal Business	Title of Securities Held by Apollo Investment Corporation	Percentage of ClassHeld(1)

Kauffman Intermediate, LLC 701 Ransdell Rd. Lebanon, IN 46052	Manufacturing, Capital Equipment	Common Equity/Partnership Interests, 1st Lien	0.29%

KDC US Holdings 1000 Robins Rd Lynchburg, Va 24504	Consumer Goods—Durable	1st Lien	—

Kindeva Drug Delivery L.P. 42 Water Street Building 75 Saint Paul, MN 55170	Healthcare & Pharmaceuticals	1st Lien	—

KL Charlie Acquisition Company 111 West 33rd Street Suite 1910 New York NY 10120	Advertising, Printing & Publishing	1st Lien	.09%

Kure Pain Holdings, Inc. 116 Defense Highway, Suite 403 Annapolis, MD 21401	Healthcare & Pharmaceuticals	Common Equity/Partnership Interests, 1st Lien	0.16%

LabVantage Solutions Inc. (2) 265 Davidson Avenue, Suite 220 Somerset, NJ 08873	High Tech Industries	1st Lien	—

Lanai Holdings III, Inc. (Patterson Medical) 28100 Torch Parkway, Suite 700 Warrenville, IL 60555	Healthcare & Pharmaceuticals	2nd Lien	—

Lash OpCo, LLC 28100 Torch Parkway, Suite 700 Warrenville, IL 60555	Consumer Goods—Non-durable	1st Lien	—

LendingPoint, LLC 1201 Roberts Blvd, Ste 200 Kennesaw, GA 30144	Consumer Services	1st Lien	—

LSCS Holdings, Inc 4580 S Mendenhall Rd Memphis, TN 38141	Healthcare & Pharmaceuticals	2nd Lien	—

Liqui Box Holdings, Inc. 901 East Byrd Street, #1105 Richmond, VA 23219	Consumer Goods—Durable	1st Lien	—

Marlin DTC-LS Midco 2, LLC 500 Enterprise Dr Rocky Hill, CT 06067	Consumer Services	1st Lien	—

Mannkind Corporation 30930 Russell Ranch Road Westlake Village California 91362	Healthcare & Pharmaceuticals	1st Lien, Warrants	—

Margaux Acquisition Inc. (2) 320 South Polk Street Suite 100 Amarillo, TX	Business Services	1st Lien	—

Maxor National Pharmacy Services, LLC 320 South Polk Street, Suite 100 Amarillo, TX 79101	Healthcare & Pharmaceuticals	1st Lien	—

Medical Guardian, LLC 1818 Market St Philadelphia, PA 19103	Healthcare & Pharmaceuticals	1st Lien	—

MedPlast Holdings Inc. 405 W Geneva Drive Tempe, AZ 85282	Manufacturing, Capital Equipment	2nd Lien	—

MEP- TS MidCo, LLC 14488 Old Stage Road Lenoir City, TN 37772	High Tech Industries	1st Lien	—

MidWest Vision Partners Management, LLC 500 W. Madison St. Suite 3110 Chicago, IL 60661	Healthcare & Pharmaceuticals	1st Lien	—

Name and Address of Portfolio Company	Nature of its Principal Business	Title of Securities Held by Apollo Investment Corporation	Percentage of ClassHeld(1)

Magnate Holding Corp. (2) 4th Floor, The Urban Building, 3-9 Albert St Slough SL1 2BE, United Kingdom	High Tech Industries	1st Lien	—

Nemo (BC) Bidco Pty Ltd (2) Level 3, Building A, 207 Pacific Highway Street Leonards, NSW 2065 Australia	Consumer Services	1st Lien	—

New Amsterdam Software BidCo LLC 515 Congress Avenue Suite 1510 Austin, TX 78701	High Tech Industries	1st Lien	—

Newscycle Solutions, Inc. 7900 International Drive, Suite 800 Bloomington, MN 55425	Business Services	1st Lien	—

NW Entertainment, Inc. 2660 West Olive Avenue Burbank, CA 91505	Media—Diversified & Production	1st Lien	—

Niacet Corporation 400 47th Street Niagara Falls, NY 14304	Chemicals, Plastics & Rubber	2nd Lien	—

Norvax, LLC 214 West Huron Street Chicago, IL 60654	High Tech Industries	1st Lien	—

Nutrisystem, Inc. 600 West Office Center Dr. Fort Washington, PA 19034	Consumer Services	1st Lien	—

NWE OPCO LP 1000 Calle Amanecer San Clemente, CA 92673	Media—Diversified & Production	1st Lien	—

Omnitracs, LLC 717 N. Harwood Street, Suite 1300 Dallas, TX, 75201	High Tech Industries	1st Lien	—

Olaplex, LLC 1482 East Valley Road, #701 Santa Barbara, CA 93108	Consumer Goods—Non-durable	1st Lien	—

Orchard Therapeutics plc (2) 108 Cannon Street United Kingdom London EC4N 6EU	Healthcare & Pharmaceuticals	1st Lien	—

Ortega National Parks, LLC 101 West San Francisco Santa Fe, NM 87501	Environmental Industries	1st Lien	—

Pace Health Companies, LLC 4700 Homewood Ct, # 300 Raleigh, NC 27609	Healthcare & Pharmaceuticals	1st Lien	—

Paper Source Inc. 410 North Milwaukee Avenue Chicago, IL 60654	Consumer Services	1st Lien	—

Partner Therapeutics, Inc. 19 Muzzey Street Lexington, MA 02421	Healthcare & Pharmaceuticals	Preferred Equity, 1st Lien, Warrants	0.57%

Peer Advisors, LLC P.O. Box 40724 Lansing, MI 48901	Diversified Investment Vehicles, Banking, Finance, Real Estate	1st Lien	—

PGM Holdings Corporation 25541 Commercentre Drive, Suite 100 Lake Forest, CA 92630	Insurance	1st Lien	—

Name and Address of Portfolio Company	Nature of its Principal Business	Title of Securities Held by Apollo Investment Corporation	Percentage of ClassHeld(1)

PHS Buyer, Inc. 39 East Engleridge Drive, Suite 102 North Salt Lake, UT 84054	Healthcare & Pharmaceuticals	1st Lien	—

Project Comfort Buyer, Inc. 106 Harbor Drive Jersey City, NJ 07305	Consumer Goods—Durable	Preferred Equity, 1st Lien	0.58%

Protein For Pets Opco, LLC 601 N 13th St Monett, MO 65708	Consumer Goods—Non-durable	1st Lien	—

Pinstripe Holdings, LLC 200 South Executive Drive Brookfield, WI 53005	Consumer Services	1st Lien	—

PrimeFlight Aviation Services, Inc. Three Sugar Creek Center, Suite 450 Sugar Land, TX 77478	Aviation and Consumer Transport	1st Lien	—

PSI Services, LLC 2950 N Hollywood Way, Suite 200 Burbank, CA 91505	Business Services	1st Lien	—

Pro-Vigil Holding Company, LLC 100 Corporate Court South Plainfield, NJ 07080	High Tech Industries	1st Lien	—

Purchasing Power, LLC 676 North Michigan Avenue, Suite 3300 Chicago, IL 60611	Diversified Investment Vehicles, Banking, Finance, Real Estate	1st Lien	—

RA Outdoors, LLC (Active Outdoors) 717 North Harwood Street Suite 2500 Dallas, TX 75201	Business Services	1st Lien, 2nd Lien	—

Radius Health, Inc. (2) 950 Winter Street Waltham, MA 02451	Healthcare & Pharmaceuticals	1st Lien	—

Rapid Displays Acquisition Corporation 4300 West 47th Street Chicago, IL 60632	Retail	1st Lien	—

Rigel Pharmaceuticals, Inc. 1180 Veterans Blvd. South San Francisco, CA 94080	Healthcare & Pharmaceuticals	1st Lien	—

RiteDose Holdings I, Inc. 1 Technology Circle Carolina Research Park Columbia, SC 29203	Healthcare & Pharmaceuticals	1st Lien	—

Royton Bidco Limited (2) 108—112 Daisy Bank Road Victoria Park Manchester, Greater Manchester, M14 5QH United Kingdom	Healthcare & Pharmaceuticals	1st Lien	—

Schlesinger Group, Inc. 101 South Wood Avenue Iselin, NJ 08830	High Tech Industries	1st Lien	—

Securus Technologies Holdings, Inc. 14651 Dallas Parkway Suite 600 Dallas, TX 75254	Telecommunications	2nd Lien	—

Sequential Brands Group, Inc. (2) 601 W 26th Street 9th Floor New York, NY, 10001	Consumer Goods—Non-durable	2nd Lien	—

Name and Address of Portfolio Company	Nature of its Principal Business	Title of Securities Held by Apollo Investment Corporation	Percentage of ClassHeld(1)

Simeio Group Holdings 55 Ivan Allen Jr. Blvd NW, #350 Atlanta, GA 30308	High Tech Industries	1st Lien	—

SI Holdings, Inc. 3701 East Conant Street Long Beach, CA 90808	Retail	1st Lien	—

Simplifi Holdings, Inc. 1407 Texas St #202 Fort Worth, Texas 76102	Advertising, Printing & Publishing	1st Lien	—

Sirsi Corporation 3700 North Ashton Boulevard, Suite 500 Lehi, UT 84043	High Tech Industries	1st Lien	—

Soliant Holdings, LLC 1979 Lakeside Parkway, Suite 800 Tucker, GA 30084	Business Services	Common Equity/Partnership Interests, 1st Lien	0.08%

Sonar Entertainment, Inc. 2121 Avenue of the Starts, Suite 2150 Los Angeles, CA 90067	Media—Diversified & Production	1st Lien	—

Sontiq, Inc. 9920 Franklin Square Drive Suite 250 Notingham, MD 21236	High Tech Industries	1st Lien	—

Sorenson Holdings, LLC 4393 South Riverboat Road, Suite 300 Salt Lake City, Utah 84123	Consumer Goods—Durable	Common Equity/Partnership Interests	0.06%

Springbrook Holding Company, LLC 2633 Camino Ramon, Ste. 500 San Ramon, CA 94583	High Tech Industries	1st Lien	—

SSCP Spring Bidco Limited (2) 71 Cowley Road Uxbridge Middlesex UB8 2AE	Education	1st Lien	—

Telnyx LLC 848 Gold Flat Road Suite 1 Nevada City, CA 95959	High Tech Industries	1st Lien	—

Ten-X, LLC 311 W. Superior St. Suite. 504 Chicago, IL 60654	High Tech Industries	1st Lien	—

TGG TS Acquisition Company 670 N McCarthy Blvd Milpitas, CA 95035	Business Services	1st Lien	—

THLP CO. LLC 2601 River Road Conestoga, PA 17516	Beverage, Food & Tobacco	Common Equity/Partnership Interests, 1st Lien	0.14%

TNT Crust LLC 1438 Cedar Street Green Bay, WI 54308 PO Box 8929	Beverage, Food & Tobacco	Common Equity/Partnership Interests, 1st Lien	0.59%

Transplace Holdings, Inc. 3010 Gaylord Parkway, Suite 200 Frisco, TX 75034	Business Services	2nd Lien	—

Trident Bidco Limited (2) One Canada Square, Fl. 12 Canary Wharf London E14 5FA United Kingdom	Business Services	1st Lien	—

Name and Address of Portfolio Company	Nature of its Principal Business	Title of Securities Held by Apollo Investment Corporation	Percentage of ClassHeld(1)

Truck-Lite Co., LLC 20800 Civic Center Drive Southfield, MI 48076	Automotive	Common Equity/Partnership Interests, 1st Lien	0.06%

U.S. Auto Finance, Inc. 2875 University Parkway Lawrenceville, GA 30046	Consumer Services	1st Lien	—

USLS Acquisition, Inc. 16825 Northchase Drive, Suite 900 Houston, TX 77060	Business Services	Common Equity/Partnership Interests, 1st Lien	0.47%

Vari-Form Group, LLC 233 Lothian Ave Strathroy, Ontario N7G 4J1, CA	Automotive	1st Lien	—

Westfall Technik, Inc. 433 East Mead Drive Chandler, AZ 85249	Chemicals, Plastics & Rubber	1st Lien	—

Wildcat BuyerCo, Inc. NSI Industries 9730 Northcross Center Ct. Huntersville, NC 28078	Consumer Goods—Durable	Common Equity/Partnership Interests, 1st Lien	0.15%

Wm. Bolthouse Farms, Inc. 7200 East Brundage Lane Bakersfield, CA 93307	Beverage, Food & Tobacco	Common Equity/Partnership Interests	0.30%

(1)

This information is based on data made available to us as of March 31, 2021. We have no independent ability to verify this information. Some, if not all, portfolio companies are subject to voting agreements with varied voting rights.

(2)

Investments that we have determined are not “qualifying assets” under Section 55(a) of the 1940 Act. Under the 1940 Act, we may not acquire any non-qualifying asset unless, at the time such acquisition is made, qualifying assets represent at least 70% of our total assets. The status of these assets under the 1940 Act is subject to change. We monitor the status of these assets on an ongoing basis. As of March 31, 2021, non-qualifying assets represented approximately 15.98% of our total assets.

(3)	There are governing documents that precludes us from controlling management of the portfolio companies and therefore we disclaim such portfolio companies are controlled companies of us.

(4)

Merx Aviation Finance, LLC and its subsidiaries (“Merx Aviation”) is principally engaged in acquiring and leasing commercial aircraft to airlines. Its focus is on current generation aircraft, held either domestically or internationally. Merx Aviation may acquire fleets of aircraft through securitized, non-recourse debt or individual aircraft. Merx Aviation is not intended to compete with the numerous large lessors but rather to be complementary to them, providing them capital for various transactions. Merx Aviation also may outsource its aircraft servicing requirements to the large lessors that have the global staff necessary to complete such tasks. See “Risk Factors—Risks Relating to Our Investments” in our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus. The effects of various environmental regulations may negatively affect the aviation industry and some of our portfolio companies in such portfolio companies are controlled companies of us.

(5)	AIC SPV Holdings II, LLC is an affiliate to Renew Financial LLC, a portfolio company we have a 14.25% ownership interest in.

DESCRIPTION OF NOTES

The following description of the particular terms of the 4.500% Notes due 2026 supplements and, to the extent inconsistent with, replaces the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus.

We will issue the Notes under a base indenture, dated as of October 9, 2012, between us and U.S. Bank National Association, as trustee (the “trustee”), as supplemented by a fifth supplemental indenture, to be dated as of the settlement date for the Notes. As used in this section, all references to the indenture mean the base indenture as supplemented by the supplemental indenture. The terms of the Notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the Notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the Notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the Notes.

For purposes of this description, references to “we,” “our” and “us” refer only to Apollo Investment Corporation and not to any of its current or future subsidiaries and references to “subsidiaries” refer only to our consolidated subsidiaries and exclude any investments held by Apollo Investment Corporation in the ordinary course of business which are not, under United States generally accepted accounting principles (“GAAP”), consolidated on the financial statements of Apollo Investment Corporation and its subsidiaries.

General

The Notes:

•	will be our general unsecured obligations;

•	will initially be issued in an aggregate principal amount of $125,000,000;

•	will mature on July 16, 2026, unless earlier redeemed or repurchased, as discussed below;

•	will bear cash interest from July 16, 2021 at an annual rate of 4.500% payable semi-annually on January 16 and July 16 of each year, beginning on January 16, 2022;

•	will be subject to redemption at our option as described under “—Optional Redemption”;

•

will be subject to repurchase by us at the option of the holders following a Change of Control Repurchase Event (as defined below under “—Offer to Repurchase Upon a Change of Control Repurchase Event”), at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the date of repurchase;

•	will be issued in denominations of $2,000 and integral multiples of $1,000 thereof; and

•	will be represented by one or more registered Notes in global form, but in certain limited circumstances may be represented by Notes in definitive form. See “Registration and Settlement.”

The indenture does not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise. The indenture does not contain any financial covenants and does not restrict us from paying dividends or distributions or issuing or repurchasing our other securities. Other than restrictions described under “—Offer to Repurchase Upon a Change of Control Repurchase Event” and “—Merger, Consolidation or Sale of Assets” below, the indenture does not contain any covenants or other provisions designed to afford holders of the Notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We may, without the consent of the holders, issue additional Notes under the indenture with the same terms as the Notes offered hereby in an unlimited aggregate principal amount; provided that, if such additional Notes are not fungible with the Notes offered hereby (or any other tranche of additional Notes) for U.S. federal income tax purposes, then such additional Notes will have different CUSIP numbers from the Notes offered hereby (and any such other tranche of additional Notes).

We do not intend to list the Notes on any securities exchange or any automated dealer quotation system.

Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange

We will pay the principal of, and interest on, the Notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

Payment of principal of (and premium, if any) and any such interest on the Notes will be made at the corporate trust office of the trustee in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at our option payment of interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the security register.

A holder of the Notes may transfer or exchange Notes at the office of the security registrar in accordance with the indenture. The security registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the security registrar for any registration of transfer or exchange of Notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture.

The registered holder of a Note will be treated as its owner for all purposes.

Interest

The Notes will bear cash interest at a rate of 4.500% per year until maturity. Interest on the Notes will accrue from July 16, 2021 or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semi-annually in arrears on January 16 and July 16 of each year, beginning on January 16, 2022.

Interest will be paid to the person in whose name a Note is registered at the close of business on January 1 or July 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the Notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date, the maturity date or any earlier required repurchase date upon a Change of Control Repurchase Event (defined below) of a Note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means, with respect to any Note, each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.

Ranking

The Notes will be our general, unsecured obligations and will rank:

•

pari passu with all of our existing and future senior, unsecured indebtedness (including, but not limited to, our $350 million aggregate principal amount of 5.250% Senior Notes due 2025, or the “2025 Notes”);

•	senior in right of payment to any of our subordinated indebtedness; and

•

effectively subordinated to our existing and future secured indebtedness (including, but not limited to, as of March 31, 2021, approximately $1.12 billion aggregate principal amount of our indebtedness under our $1.81 billion senior secured, multi-currency, revolving credit facility, or the “Senior Secured Facility”) to the extent of the value of the assets securing such indebtedness and structurally subordinated to any existing and future liabilities and other indebtedness of our subsidiaries.

As of March 31, 2021, we and our subsidiaries had approximately $1.47 billion aggregate principal amount of senior indebtedness outstanding, $1.12 billion of which was secured indebtedness and $350 million of which was unsecured indebtedness.

Optional Redemption

We may redeem some or all of the Notes at any time, or from time to time.

If we choose to redeem any Notes prior to June 16, 2026, we will pay a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest to, but excluding, the redemption date: (1) 100% of the principal amount of the Notes to be redeemed, or (2) the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of accrued and unpaid interest to the date of redemption) on the Notes to be redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using the applicable Treasury Rate (as defined below) plus 50 basis points.

If we redeem any Notes on or after June 16, 2026 (the date falling one month prior to the maturity date of the Notes), the redemption price for the Notes will be equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption

If we choose to redeem any Notes, we will deliver a notice of redemption to holders of the Notes not less than 30 nor more than 60 days before the redemption date. If we are redeeming less than all of the Notes, the particular Notes to be redeemed will be selected in accordance with the applicable procedures of the trustee and, so long as the Notes are registered to DTC or its nominee, DTC; provided, however, that no such partial redemption shall reduce the portion of the principal amount of a Note not redeemed to less than $2,000. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions of the Notes called for redemption.

For purposes of calculating the redemption price in connection with the redemption of the Notes, on any redemption date, the following terms have the meanings set forth below:

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue (computed as of the third business day immediately preceding the date of redemption), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The redemption price and the Treasury Rate will be determined by us.

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financing practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes being redeemed.

“Comparable Treasury Price” means (1) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Quotation Agent obtains fewer than four such reference treasury dealer quotations, the average of all such quotations.

“Quotation Agent” means a Reference Treasury Dealer selected by us.

“Reference Treasury Dealer” means BofA Securities, Inc. and its affiliates which are primary U.S. government securities dealers (a “Primary Treasury Dealer”) and their respective successors; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we shall select another Primary Treasury Dealer; and (2) at least four other nationally recognized investment banking firms that are Primary Treasury Dealers selected from time to time by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 3:30 p.m. New York City time on the third business day preceding such redemption date.

All determinations made by any Reference Treasury Dealer, including the Quotation Agent, with respect to determining the redemption price will be final and binding absent manifest error.

Offer to Repurchase Upon a Change of Control Repurchase Event

If a Change of Control Repurchase Event occurs, unless we have exercised our right to redeem the Notes in full, we will make an offer to each holder of Notes to repurchase all or any part (in minimum denominations of $2,000 and integral multiples of $1,000 principal amount) of that holder’s Notes at a repurchase price in cash equal to 100% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but not including, the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control, but after the public announcement of the Change of Control, we will mail a notice to each holder describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, subject to extension if necessary to comply with the provisions of the 1940 Act and the rules and regulations promulgated thereunder, we will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to our offer;

(2)	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of Notes being purchased by us.

The paying agent will promptly remit to each holder of Notes properly tendered the purchase price for the Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

We will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all Notes properly tendered and not withdrawn under its offer.

The source of funds that will be required to repurchase Notes in the event of a Change of Control Repurchase Event will be our available cash or cash generated from our operations or other potential sources, including funds provided by a purchaser in the Change of Control transaction, borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any Change of Control Repurchase Event to make required repurchases of Notes tendered. The terms of our Senior Secured Facility provide that certain change of control events will constitute an event of default thereunder entitling the lenders to accelerate any indebtedness outstanding under the Senior Secured Facility at that time and to terminate the Senior Secured Facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in the accompanying prospectus for a general discussion of our indebtedness. In addition, the indentures governing our Senior Secured Notes contain similar provisions that would require us to offer to purchase the Senior Secured Notes upon the occurrence of a change of control. Our and our subsidiaries’ future debt instruments may contain similar restrictions and provisions. If the holders of the Notes exercise their right to require us to repurchase Notes upon a Change of Control Repurchase Event, the financial effect of this repurchase could cause a default under our and our subsidiaries’ future debt instruments, even if the Change of Control Repurchase Event itself would not cause a default. It is possible that we will not have sufficient funds at the time of the Change of Control Repurchase Event to make the required repurchase of the Notes and/or our other debt. See “Risk Factors—We may not be able to repurchase the Notes upon a Change of Control Repurchase Event” in this prospectus supplement.

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase the Notes as a result of a sale, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries taken as a whole to another person or group may be uncertain.

For purposes of the Notes:

“Below Investment Grade Rating Event” means the Notes are downgraded below Investment Grade by the Rating Agency on any date from the date of the public notice of an arrangement that results in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by the Rating Agency); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agency making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1)

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of Apollo Investment Corporation and its Controlled Subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act), other than to any Permitted Holders; provided that, for the avoidance of doubt, a pledge of assets pursuant to any secured debt instrument of Apollo Investment Corporation or its Controlled Subsidiaries shall not be deemed to be any such sale, lease, transfer, conveyance or disposition;

(2)

the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) (other than any Permitted Holders) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of Apollo Investment Corporation, measured by voting power rather than number of shares; or

(3)	the approval by Apollo Investment Corporation’s stockholders of any plan or proposal relating to the liquidation or dissolution of Apollo Investment Corporation.

“Change of Control Repurchase Event” means the occurrence of a Change of Control and a Below Investment Grade Rating Event.

“Controlled Subsidiary” means any subsidiary of Apollo Investment Corporation, 50% or more of the outstanding equity interests of which are owned by Apollo Investment Corporation and its direct or indirect subsidiaries and of which Apollo Investment Corporation possesses, directly or indirectly, the power to direct or cause the direction of the management or policies, whether through the ownership of voting equity interests, by agreement or otherwise.

“Investment Grade” means a rating of BBB- or better by Kroll (or its equivalent under any successor rating categories of Kroll) (or if such Rating Agency ceases to rate the Notes for reasons outside of our control, the equivalent investment grade credit rating from any Rating Agency selected by us as a replacement Rating Agency).

“Kroll” means Kroll Bond Rating Agency Inc., or any successor thereto.

“Permitted Holders” means (i) us, (ii) one or more of our Controlled Subsidiaries and (iii) Apollo Investment Management, L.P. or any affiliate of Apollo Investment Management, L.P. that is organized under the laws of a jurisdiction located in the United States of America and in the business of managing or advising clients.

“Rating Agency” means:

(1)	Kroll; and

(2)

if Kroll ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act selected by us as a replacement agency for Kroll.

“Voting Stock” as applied to stock of any person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

Covenants

In addition to the covenants described in the base indenture, unless otherwise noted, the following covenants shall apply to the Notes. To the extent of any conflict or inconsistency between the base indenture and the following covenants, the following covenants shall govern:

Merger, Consolidation or Sale of Assets

Under the terms of the indenture, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

•	where we merge out of existence or sell our assets, the resulting entity must agree to be legally responsible for our obligations under the Notes;

•

the merger or sale of assets must not cause a default on the Notes and we must not already be in default (unless the merger or sale would cure the default). For purposes of this no-default test, a default would include an Event of Default that has occurred and has not been cured, as described under “—Events of Default” below. A default for this purpose would also include any event that would be an Event of Default if the requirements for giving us a notice of default or our default having to exist for a specific period of time were disregarded;

•

under the indenture, no merger or sale of assets may be made if as a result any of our property or assets or any property or assets of one of our subsidiaries, if any, would become subject to any mortgage, lien or other encumbrance unless either (i) the mortgage, lien or other encumbrance could be created pursuant to the limitation on liens covenant in the base indenture (see “—Limitation on Liens” below) without equally and ratably securing the indenture securities subject to the lien covenant or (ii) the indenture securities subject to the lien covenant are secured equally and ratably with or prior to the Notes by the mortgage, lien or other encumbrance; and

•	we must deliver certain certificates and documents to the trustee.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a person. As a result, it may be unclear as to whether the merger, consolidation or sale of assets covenant would apply to a particular transaction as described above absent a decision by a court of competent jurisdiction. Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a Change of Control that results in a Change of Control Repurchase Event permitting each holder to require us to repurchase the Notes of such holder as described above.

An assumption by any person of obligations under the Notes and the indenture might be deemed for U.S. federal income tax purposes to be an exchange of the Notes for new Notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Limitation on Liens

We covenant in the base indenture that neither we nor any of our subsidiaries, if any, will pledge or subject to any lien any of our or their property or assets unless the indenture securities are secured by this pledge or lien equally and ratably with other indebtedness thereby secured. This covenant excludes liens created to secure obligations for the purchase price of physical property, liens of a subsidiary securing indebtedness owed to us, liens existing on property acquired upon exercise of rights arising out of defaults on receivables acquired in the ordinary course of business, sales of receivables accounted for as secured indebtedness in accordance with

GAAP, certain liens not related to the borrowing of money and other liens not securing borrowed money aggregating less than $500,000. Under the terms of the fifth supplemental indenture, this limitation on liens covenant contained in the base indenture will not apply to the Notes.

Other Covenants

•

We agree that for the period of time during which the Notes are outstanding, we will not violate Section 18(a)(1)(A) as modified by Section 61(a) of the 1940 Act or any successor provisions, but giving effect to any exemptive relief granted to us by the SEC.

•

If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, we agree to furnish to holders of the Notes and the trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with GAAP, as applicable.

Events of Default

Each of the following is an event of default:

(1)	default in the payment of any interest upon any Note when due and payable and the default continues for a period of 30 days;

(2)	default in the payment of the principal of (or premium, if any, on) any Note when it becomes due and payable at its maturity including upon any redemption date or required repurchase date;

(3)

our failure for 60 consecutive days after written notice from the trustee or the holders of at least 25% in principal amount of the Notes then outstanding has been received to comply with any of our other agreements contained in the Notes or indenture;

(4)

default by us or any of our significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act (but excluding any subsidiary which is (a) a non-recourse or limited recourse subsidiary, (b) a bankruptcy remote special purpose vehicle or (c) is not consolidated with Apollo Investment Corporation for purposes of GAAP), with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $50 million in the aggregate of us and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, unless, in either case, such indebtedness is discharged, or such acceleration is rescinded, stayed or annulled, within a period of 30 calendar days after written notice of such failure is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding;

(5)

pursuant to Section 18(a)(1)(c)(ii) and Section 61 of the Investment Company Act, on the last business day of each of 24 consecutive calendar months, any class of securities shall have an asset coverage (as such term is used in the Investment Company Act) of less than 100%; or

(6)	certain events of bankruptcy, insolvency, or reorganization involving us occur and remain undischarged or unstayed for a period of 60 days.

If an event of default occurs and is continuing, then and in every such case (other than an event of default specified in item (6) above) the trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the entire principal amount of Notes to be due and immediately payable, by a notice in writing to us (and to the trustee if given by the holders), and upon any such declaration such principal or specified portion thereof shall become immediately due and payable. Notwithstanding the foregoing, in the case of the events of bankruptcy, insolvency or reorganization described in item (6) above, 100% of the principal of and accrued and unpaid interest on the Notes will automatically become due and payable.

At any time after a declaration of acceleration with respect to the Notes has been made and before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding Notes, by written notice to us and the trustee, may rescind and annul such declaration and its consequences if: (i) we have paid or deposited with the trustee a sum sufficient to pay (A) all overdue installments of interest, if any, on all outstanding Notes, (B) the principal of (and premium, if any, on) all outstanding Notes that have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates borne by or provided for in such Notes, (C) to the extent that payment of such interest is lawful, interest upon overdue installments of interest at the rate or rates borne by or provided for in such Notes, and (D) all sums paid or advanced by the trustee and the reasonably agreed upon compensation, expenses, disbursements and advances of the trustee, its agents and counsel, and (ii) all events of default with respect to the Notes, other than the nonpayment of the principal of (or premium, if any, on) or interest on such Notes that have become due solely by such declaration of acceleration, have been cured or waived. No such rescission will affect any subsequent default or impair any right consequent thereon.

No holder of Notes will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy under the indenture, unless:

(i)	such holder has previously given written notice to the trustee of a continuing event of default with respect to the Notes;

(ii)	the holders of not less than 25% in principal amount of the outstanding Notes shall have made written request to the trustee to institute proceedings in respect of such event of default;

(iii)	such holder or holders have offered to the trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request;

(iv)	the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

(v)	no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the outstanding Notes.

Notwithstanding any other provision in the indenture, the holder of any Note shall have the right, which is absolute and unconditional, to receive payment of the principal of (and premium, if any, on) and interest, if any, on such Note on the stated maturity or maturity expressed in such Note (or, in the case of redemption, on the redemption date or, in the case of repayment at the option of the holders, on the repayment date) and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such holder.

The trustee shall be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders of the Notes unless such holders shall have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. Subject to the foregoing, the holders of a majority in principal amount of the outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the Notes, provided that (i) such direction shall not be in conflict with any rule of law or with this indenture, (ii) the trustee may take any other action deemed proper by the trustee that is not inconsistent with such direction and (iii) the trustee need not take any action that it determines in good faith may involve it in personal liability or be unjustly prejudicial to the holders of Notes not consenting.

The holders of not less than a majority in principal amount of the outstanding Notes may on behalf of the holders of all of the Notes waive any past default under the indenture with respect to the Notes and its consequences, except a default (i) in the payment of (or premium, if any, on) or interest, if any, on any Note, or (ii) in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of the holder of each outstanding Note affected. Upon any such waiver, such default shall cease to exist, and any event of default arising therefrom shall be deemed to have been cured, for every purpose, but no such waiver shall extend to any subsequent or other default or event of default or impair any right consequent thereto.

We are required to deliver to the trustee, within 120 days after the end of each fiscal year, an officers’ certificate stating to the knowledge of the signers whether we are in default in the performance of any of the terms, provisions or conditions of the indenture.

Within 90 days after the occurrence of any default under the indenture with respect to the Notes, the trustee shall transmit notice of such default known to the trustee, unless such default shall have been cured or waived; provided, however, that, except in the case of a default in the payment of the principal of (or premium, if any, on) or interest, if any, on any Note, the trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors of the trustee in good faith determines that withholding of such notice is in the interest of the holders of the Notes.

Satisfaction and Discharge; Defeasance

We may satisfy and discharge our obligations under the indenture by delivering to the security registrar for cancellation all outstanding Notes or by depositing with the trustee or delivering to the holders, as applicable, after the Notes have become due and payable, or otherwise, moneys sufficient to pay all of the outstanding Notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

In addition, the Notes are subject to defeasance and covenant defeasance, in each case, in accordance with the terms of the indenture.

Trustee

U.S. Bank National Association is the trustee, security registrar and paying agent. U.S. Bank National Association, in each of its capacities, including without limitation as trustee, security registrar and paying agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information, or for any information provided to it by us, including but not limited to settlement amounts and any other information.

We may maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Governing Law

The indenture provides that it and the Notes shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes. This summary deals only with Notes held as capital assets (within the meaning of Section 1221 of the Code) by persons who purchase the Notes for cash upon original issuance at their “issue price” (the first price at which a substantial amount of the Notes is sold for money to investors, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriter, placement agent or wholesaler).

As used herein, a “U.S. holder” means a beneficial owner of the Notes that is, for U.S. federal income tax purposes, any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

The term “non-U.S. holder” means a beneficial owner of the Notes (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If any entity classified as a partnership for U.S. federal income tax purposes holds Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership considering an investment in the Notes, you should consult your own tax advisors.

This summary does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are a person subject to special tax treatment under the U.S. federal income tax laws, including, without limitation:

•	a dealer in securities or currencies;

•	a bank or other financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt entity;

•	an insurance company;

•	a person holding the Notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a partnership or other pass-through entity (or an investor in such an entity);

•	a U.S. holder that holds Notes through a non-U.S. broker or other non-U.S. intermediary;

•	a U.S. holder whose “functional currency” is not the U.S. dollar;

•	a person required to accelerate the recognition of any item of gross income with respect to the Notes as a result of such income being recognized on an applicable financial statement;

•	a “controlled foreign corporation”;

•	a “passive foreign investment company”; or

•	a United States expatriate.

This summary is based on the Code, United States Treasury regulations, administrative rulings and judicial decisions as of the date hereof. Those authorities may be subject to differing interpretations or changed, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those summarized below. We have not and will not seek any rulings from the Internal Revenue Service (“IRS”) regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the Notes that are different from those discussed below.

This summary does not represent a detailed description of the U.S. federal income tax consequences to you in light of your particular circumstances and does not address the effects of any U.S. federal tax consequences other than income taxes (such as gift and estate taxes and the Medicare tax on certain investment income). In addition, this summary does not address any state, local or non-U.S. tax laws. It is not intended to be, and should not be construed to be, legal or tax advice to any particular purchaser of Notes.

If you are considering the purchase of Notes, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of the Notes, as well as the consequences to you arising under other U.S. federal tax laws and the laws of any other taxing jurisdiction.

Certain Tax Consequences to U.S. Holders

The following is a summary of certain U.S. federal income tax consequences that will apply to U.S. holders of the Notes.

Stated Interest. Stated interest on the Notes generally will be taxable to you as ordinary income at the time it is received or accrued, depending on your regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Retirement, Redemption or Other Taxable Disposition of Notes. Upon the sale, exchange, retirement, redemption or other taxable disposition of a Note, you generally will recognize gain or loss equal to the difference, if any, between the amount realized upon the sale, exchange, retirement, redemption or other taxable disposition (less any amount attributable to accrued and unpaid stated interest, which will be treated in the manner described above) and the adjusted tax basis of the Note. Your adjusted tax basis in a Note will, in general, be your cost for that Note. Any gain or loss will be capital gain or loss. Capital gains of non-corporate holders derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Certain Tax Consequences to Non-U.S. Holders

The following is a summary of certain U.S. federal income tax consequences that will apply to non-U.S. holders of the Notes.

U.S. Federal Withholding Tax. Subject to the discussions of backup withholding and FATCA below, U.S. federal withholding tax will not apply to any payment of interest on the Notes under the “portfolio interest rule,” provided that:

•	interest paid on the Notes is not effectively connected with your conduct of a trade or business in the United States;

•

you do not actually (or constructively) own stock possessing 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the Notes is described in Section 881(c)(3)(A) of the Code; and

•

either (1) you provide your name and address on an applicable IRS Form W-8, and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (2) you hold your Notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations. Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to a 30% U.S. federal withholding tax, unless you provide the applicable withholding agent with a properly executed:

•	IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•

IRS Form W-8ECI (or other applicable form) certifying that interest paid on the Notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—U.S. Federal Income Tax”).

U.S. Federal Income Tax. If you are engaged in a trade or business in the United States and interest on the Notes is effectively connected with the conduct of that trade or business, then you generally will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if you were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. In addition, if you are a corporation, you may be subject to a branch profits tax equal to 30% (or a lower applicable income tax treaty rate) of your effectively connected earnings and profits, subject to adjustments. If interest received with respect to the Notes is subject to tax as effectively connected income, the 30% withholding tax described above will not apply, provided the certification requirements discussed above in “—U.S. Federal Withholding Tax” are satisfied.

Subject to the discussion of backup withholding below, any gain realized on the sale or other taxable disposition (including a retirement or redemption) of a Note generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States, in which case, unless an applicable income tax treaty provides otherwise, such gain generally will be subject to U.S. federal income tax (and possibly branch profits tax) in the same manner as effectively connected interest is taxed; or

•

you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, in which case, unless an applicable income tax treaty provides otherwise, you will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale or other taxable disposition, which may be offset by certain United States-source capital losses.

Information Reporting and Backup Withholding

U.S. Holders. In general, information reporting will apply to payments of stated interest on the Notes and the proceeds of the sale or other taxable disposition (including a retirement or redemption) of a Note paid to you (unless you are an exempt recipient such as a corporation). Backup withholding may apply to any payments described in the preceding sentence if you fail to provide a taxpayer identification number or a certification that you are not subject to backup withholding.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders. Generally, the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments will be reported to the IRS. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside or are established under the provisions of an applicable income tax treaty or agreement.

In general, you will not be subject to backup withholding with respect to payments of interest on the Notes paid to you provided that the applicable withholding agent has received from you the required certification that you are a non-U.S. holder described above in the fifth bullet point under “—Certain Tax Consequences to Non-U.S. Holders—U.S. Federal Withholding Tax.”

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other taxable disposition (including a retirement or redemption) of Notes within the United States or conducted through certain United States-related financial intermediaries, unless you certify to the applicable withholding agent under penalties of perjury that you are a non-U.S. holder, or you otherwise establish an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to any interest paid on the Notes to (i) a “foreign financial institution” (as specifically defined in the Code and whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code and whether such non-financial foreign entity is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If an interest payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Certain Tax Consequences to Non-U.S. Holders—U.S. Federal Withholding Tax,” an applicable withholding agent may credit the withholding under FATCA against, and therefore reduce, such other withholding tax. You should consult your own tax advisors regarding these rules and whether they may be relevant to your purchase, ownership and disposition of the Notes.

REGISTRATION AND SETTLEMENT

The Depository Trust Company

The Notes will be issued in book-entry only form. This means that we will not issue certificates for the Notes, except in the limited case described below. Instead, we will issue the global note in registered form. The global note will be held through DTC and will be registered in the name of Cede & Co., as nominee of DTC.

Accordingly, Cede & Co. will be the holder of record of the Notes. The Notes represented by the global note evidences a beneficial interest in the global note.

Beneficial interest in the global note will be shown on, and transfers are effected through, records maintained by DTC or its participants. In order to own a beneficial interest in the Notes, you must be an institution that has an account with DTC or have a direct or indirect account with such an institution. Transfers of ownership interests in the Notes will be accomplished by making entries in DTC participants’ books acting on behalf of beneficial owners.

So long as DTC or its nominee is the registered holder of the global note, DTC or its nominee, as the case may be, will be the sole holder and owner of the Notes represented thereby for all purposes, including payment of principal and interest, under the indenture. Except as otherwise provided below, you will not be entitled to receive physical delivery of certificated notes and will not be considered the holder of the Notes for any purpose under the indenture. Accordingly, you must rely on the procedures of DTC and the procedures of the DTC participant through which you own your Note in order to exercise any rights of a holder of a Note under the indenture. The laws of some jurisdictions require that certain purchasers of notes take physical delivery of such notes in certificated form. Those limits and laws may impair the ability to transfer beneficial interests in the Notes.

The global note representing the Notes will be exchangeable for certificated notes of like tenor and terms and of differing authorized denominations in a like aggregate principal amount, only if (1) DTC notifies us that it is unwilling or unable to continue as depositary for the global note or we become aware that DTC has ceased to be a clearing agency registered under the Exchange Act and, in any such case we fail to appoint a successor to DTC within 60 calendar days, (2) we, in our sole discretion, determine that the global note shall be exchangeable for certificated notes or (3) an event of default has occurred and is continuing with respect to the Notes under the indenture. Upon any such exchange, the certificated notes shall be registered in the names of the beneficial owners of the global note representing the Notes.

The following is based on information furnished by DTC:

DTC will act as securities depositary for the Notes. The Notes will be issued as fully-registered notes registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully registered global note will be issued for all of the principal amount of the Notes.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments from over 100 countries that DTC’s direct participants deposit with DTC.

DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, as well as by The New York Stock Exchange, Inc., the American Stock Exchange LLC, and the Financial Industry Regulatory Authority, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

Purchases of the Notes under the DTC system must be made by or through direct participants, which will receive a credit for the Notes on DTC’s records. The beneficial interest of each actual purchaser of the Notes is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of beneficial interests in the Notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their beneficial interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued.

To facilitate subsequent transfers, all Notes deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the Notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Notes; DTC’s records reflect only the identity of the direct participants to whose accounts such Notes will be credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of the Notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Notes, such as redemption, tenders, defaults, and proposed amendments to the security documents. For example, beneficial owners of the Notes may wish to ascertain that the nominee holding the Notes for their benefit has agreed to obtain and transmit notices to beneficial owners. In the alternative, beneficial owners may wish to provide their names and addresses to the registrar of the Notes and request that copies of the notices be provided to them directly. Any such request may or may not be successful.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the regular record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

We will pay principal and or interest payments on the Notes in same-day funds directly to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records upon DTC’s receipt of funds and corresponding detail information. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of these participants and not of DTC or any other party, subject to any statutory or regulatory requirements that may be in effect from time to time. Payment of principal and interest to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of the direct or indirect participant.

We will send any redemption notices to DTC. If less than all of the Notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

A beneficial owner, or its authorized representative, shall give notice to elect to have its Notes repaid by us, through its direct or indirect participant, to the trustee, and shall effect delivery of such Notes by causing the direct participant to transfer that participant’s interest in the global note representing the Notes, on DTC’s records, to the trustee. The requirement for physical delivery of the Notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global note representing the Notes are transferred by the direct participants on DTC’s records.

DTC may discontinue providing its services as securities depository for the Notes at any time by giving us reasonable notice. Under such circumstances, if a successor securities depositary is not obtained, we will print and deliver certificated notes. We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, we will print and deliver certificated notes.

The information in this section concerning DTC and DTC’s system has been obtained from sources that we believe to be reliable, but neither we, the underwriters nor any agent takes any responsibility for its accuracy.

Registration, Transfer and Payment of Certificated Notes

If we ever issue notes in certificated form, those notes may be presented for registration, transfer and payment at the office of the registrar or at the office of any transfer agent designated and maintained by us. We have originally designated U.S. Bank National Association to act in those capacities for the Notes. The registrar or transfer agent will make the transfer or registration only if it is satisfied with the documents of title and identity of the person making the request. There will not be a service charge for any exchange or registration of transfer of the Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. At any time, we may change transfer agents or approve a change in the location through which any transfer agent acts. We also may designate additional transfer agents for any notes at any time.

We will not be required to: (1) issue, exchange or register the transfer of any Note to be redeemed for a period of 15 days after the selection of the Notes to be redeemed; (2) exchange or register the transfer of any Note that was selected, called or is being called for redemption, except the unredeemed portion of any Note being redeemed in part; or (3) exchange or register the transfer of any Note as to which an election for repayment by the holder has been made, except the unrepaid portion of any Note being repaid in part.

We will pay principal of and interest on any certificated notes at the offices of the paying agents we may designate from time to time. Generally, we will pay interest on a note by check on any interest payment date other than at stated maturity or upon earlier redemption or repayment to the person in whose name the note is registered at the close of business on the regular record date for that payment. We will pay principal and interest at stated maturity or upon earlier redemption or repayment in same-day funds against presentation and surrender of the applicable notes.

UNDERWRITING

BofA Securities, Inc. is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the aggregate principal amount of Notes set forth opposite its name below.

Underwriter	Principal Amount
BofA Securities, Inc.	$70,250,000
Goldman Sachs & Co. LLC	9,375,000
MUFG Securities Americas Inc.	9,375,000
Apollo Global Securities, LLC	3,000,000
Barclays Capital Inc.	3,000,000
BMO Capital Markets Corp.	3,000,000
Citigroup Global Markets Inc.	3,000,000
Credit Suisse Securities (USA) LLC	3,000,000
Deutsche Bank Securities Inc.	3,000,000
Keefe, Bruyette & Woods, Inc.	3,000,000
Mizuho Securities USA LLC	3,000,000
Natixis Securities Americas LLC	3,000,000
RBC Capital Markets, LLC	3,000,000
Santander Investment Securities Inc.	3,000,000
Truist Securities, Inc.	3,000,000

Total	$125,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the underwriting agreement if any of these Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933 (the “Securities Act”), or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The following table shows the total underwriting discounts that we are to pay to the underwriters in connection with this offering.

	Per Note	Total
Public offering price(1)	99.872%	$124,840,000
Underwriting discount	1.500%	$1,875,000
Proceeds, before expenses, to us(1)	98.372%	$122,965,000

(1)

The public offering price set forth above does not include accrued interest, if any. Interest on the Notes will accrue from July 16, 2021 and must be paid by the purchaser if the Notes are delivered after July 16, 2021.

The underwriters propose to offer some of the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer the Notes to certain other dealers at the public offering price less a concession not in excess of 0.900% of the aggregate principal amount of the Notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of 0.600% of the aggregate principal amount of the Notes. After the initial offering of the Notes to the public, the public offering price and other selling terms may be changed. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.

The expenses of the offering, not including the underwriting discount, are estimated at approximately $300,000 and are payable by us.

No Sales of Similar Securities

Subject to certain exceptions, we have agreed not to directly or indirectly, offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise transfer or dispose of any debt securities issued or guaranteed by the Company or any securities convertible into or exercisable or exchangeable for debt securities issued or guaranteed by the Company or file any registration statement under the Securities Act with respect to any of the foregoing for a period of 30 days following this prospectus supplement without first obtaining the written consent of the representatives. This consent may be given at any time without public notice.

New Issue

The Notes are a new issue of securities with no established trading market. We do not intend to list the Notes on any securities exchange. We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the Notes and any such market-making may be discontinued at any time in the sole discretion of the underwriters without any notice. Accordingly, no assurance can be given as to the liquidity of, or development of a trading market for, the Notes. If an active trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriters may purchase and sell Notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater principal amount of Notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing Notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Notes made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market.

Any of these activities may cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be affected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time without any notice relating thereto.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Alternative Settlement Cycle

We expect that delivery of the Notes offered hereby will be made against payment therefor on or about July 16, 2021, which will be the fifth business day following the date of the pricing of the Notes offered hereby (such settlement being herein referred to as “T+5”). Under Rule 15c6-1 promulgated under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date hereof or the next two succeeding business days will be required by virtue of the fact that the Notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on the date hereof or the next two succeeding business days should consult their advisors.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates, for which they have received, or may in the future receive, customary fees and commissions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The Company expects to use the proceeds of this offering to repay a portion of the indebtedness owed under its Senior Secured Facility. Certain affiliates of the underwriters are lenders under the Senior Secured Facility. Accordingly, to the extent proceeds of this offering are used to repay outstanding indebtedness under the Senior Secured Facility, such lenders may receive more than 5% of the proceeds of this offering.

Apollo Global Securities, LLC is an affiliate of the Company and will receive a portion of the gross spread as an underwriter in the sale of the Notes.

Other Jurisdictions

No action has been taken by us or the underwriters that would permit a public offering of the Notes offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required. The Notes offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such Notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and the accompanying prospectus comes are advised to inform themselves about and to observe any restriction relating to the offering and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy the Notes offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. This prospectus supplement and the accompanying prospectus has been prepared on the basis that any offer of Notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. This prospectus supplement and the accompanying prospectus is not a prospectus for the purposes of the Prospectus Regulation.

In connection with the offering, the underwriters are not acting for anyone other than the issuer and will not be responsible to anyone other than the issuer for providing the protections afforded to their clients nor for providing advice in relation to the offering.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently no key information document required by Regulation (EU) 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement and the accompanying prospectus has been prepared on the basis that any offer of Notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation and the FSMA from the requirement to publish a prospectus for offers of Notes. This prospectus supplement and the accompanying prospectus is not a prospectus for the purposes of the UK Prospectus Regulation or the FSMA.

In connection with the offering, the underwriters are not acting for anyone other than the issuer and will not be responsible to anyone other than the issuer for providing the protections afforded to their clients nor for providing advice in relation to the offering.

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Principal Business Address

The principal business address of BofA Securities, Inc. is One Bryant Park, New York, New York 10036.

TRUSTEE, PAYING AGENT, REGISTRAR AND TRANSFER AGENT

U.S. Bank National Association will act as the trustee, paying agent, registrar and transfer agent. The principal business address of U.S. Bank National Association is 100 Wall Street, Suite 1600, New York, NY 10005.

LEGAL MATTERS

Certain legal matters regarding the securities offered by this prospectus supplement and the accompanying prospectus will be passed upon for Apollo Investment by Simpson Thacher & Bartlett LLP, Washington, DC and Miles & Stockbridge P.C., Baltimore, MD. Certain legal matters will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, NY.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus supplement is part of a registration statement that we have filed with the SEC. The information incorporated by reference is considered to comprise a part of this prospectus supplement. Any reports filed by us with the SEC subsequent to the date of this prospectus supplement will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference herein.

We incorporate by reference into this prospectus supplement our filings listed below and any future filings that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this prospectus supplement until all of the securities offered by this prospectus supplement and the accompanying prospectus have been sold or we otherwise terminate the offering of these securities; provided, however, that information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC that is not deemed filed is not incorporated by reference in this prospectus supplement.

This prospectus supplement incorporates by reference the documents set forth below that have been previously filed with the SEC:

•

our Annual Report on Form 10-K for the fiscal year ended March 31, 2021, filed with the SEC on May 20, 2021, including the information specifically incorporated by reference into Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on June 22, 2021;

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on June 22, 2021;

•	the Financial Highlights included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2016, filed with the SEC on May 19, 2016; and

•

the description of our common stock contained in our Registration Statement on Form 8-A (File No. 000-50578) filed with the SEC on February 6, 2004, including any amendment or report filed for the purpose of updating such description prior to the termination of the offering registered hereby.

See “Available Information” in the accompanying prospectus for information on how to obtain a copy of these filings.

PROSPECTUS

$1,500,000,000

Common Stock

Preferred Stock

Debt Securities

Units

Subscription Rights

Purchase Contracts

Warrants

Apollo Investment Corporation is a closed-end, externally managed, non-diversified management investment company that has elected to be treated as a business development company, or BDC, under the Investment Company Act of 1940, or 1940 Act. Our investment objective is to generate current income and capital appreciation. We invest primarily in various forms of debt investments including secured and unsecured debt, loan investments and/or equity in private middle market companies. We may also invest in the securities of public companies and structured products such as collateralized loan obligations and credit-linked notes. We fund a portion of our investment with borrowed money, a practice commonly known as leverage. We can offer no assurances that we will continue to achieve our objective.

Apollo Investment Management, L.P., a wholly-owned subsidiary of Apollo Global Management, Inc., a leading global alternative investment manager, serves as our investment adviser. Apollo Investment Administration, LLC provides the administrative services necessary for us to operate.

We may offer, from time to time, in one or more offerings, together or separately, up to $1,500,000,000 of our common stock, preferred stock, debt securities, units, subscription rights, purchase contracts or warrants representing rights to purchase shares of our common stock, preferred stock or debt securities, which we refer to, collectively, as the “securities.” The securities may be offered at prices and on terms to be described in one or more supplements to this prospectus, or any free writing prospectuses that we have authorized to use in connection with a specific offering. In the event we offer common stock, the offering price per share of our common stock exclusive of any underwriting commissions or discounts will not be less than the net asset value per share of our common stock at the time we make the offering except (1) in connection with a rights offering to our existing stockholders, (2) with the consent of the majority of our voting securities and approval of our Board of Directors or (3) under such circumstances as the Securities and Exchange Commission (the “SEC”) may permit.

Our common stock is quoted on The Nasdaq Global Select Market under the symbol “AINV.” The last reported closing price for our common stock on July 13, 2020 was $9.20 per share.

Investing in our securities involves a high degree of risk and is highly speculative. Before buying any securities, you should read the discussion of the material risks of investing in our securities in “Risk Factors” on page 10 of this prospectus or otherwise incorporated by reference herein, and included or incorporated by reference into the applicable prospectus supplement and in any related free writing prospectuses that we have authorized for use in connection with a specific offering, and under similar headings in the other documents that are incorporated by reference into this prospectus.

This prospectus, and the accompanying prospectus supplement and any related free writing prospectus, contains important information you should know before investing in our securities. Please read it before you invest and keep it for future reference. This prospectus describes some of the general terms that may apply to an offering of our securities. We will provide the specific terms of these offerings and securities in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update, or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement, and any related free writing prospectus, and the documents incorporated by reference before you invest in our securities. We file annual, quarterly and current reports, proxy statements and other information about us with the SEC. We maintain a website at www.apolloic.com and make all of our annual, quarterly and current reports, proxy statements and other publicly filed information available on or through our website. Information on our website is not incorporated into or a part of this prospectus or any related prospectus supplement or free writing prospectus. You may also obtain such information, free of charge, and make shareholder inquiries by contacting us at 9 West 57th Street, New York, New York 10019, Attention: Investor Relations, or by calling us collect at (212) 515-3450. The SEC also maintains a website at http://www.sec.gov that contains such information.

We invest in securities that have been rated below investment grade by independent rating agencies or that would be rated below investment grade if they were rated. These securities, which are often referred to as “junk” or “high yield,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. They may also be difficult to value and illiquid.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

The date of this prospectus is July 17, 2020.

We are responsible for the information included or incorporated by reference in this prospectus, any prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred to you. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information included or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations, cash flows and prospects may have changed since that date.

i

INCORPORATION BY REFERENCE

This prospectus is part of a registration statement that we have filed with the SEC. Pursuant to the SBCAA, we are allowed to “incorporate by reference” the information that we file with the SEC, which means we can disclose important information to you by referring you to those documents. We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any filings on or after the date of this prospectus from the date of filing (excluding any information furnished, rather than filed), until we have sold all of the offered securities to which this prospectus relates or the offering is otherwise terminated. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be automatically modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement. The documents incorporated by reference herein include:

•	our Annual Report on Form 10-K for the year ended March 31, 2020 filed with the SEC on May 21, 2020 (the “Annual Report on Form 10-K”);

•	our Current Reports on Form 8-K filed with the SEC on May 21, 2020; May 22, 2020; and June 23, 2020;

•	our definitive Proxy Statement on Schedule 14A filed with the SEC on June 16, 2020 (to the extent explicitly incorporated by reference into our Annual Report Form 10-K); and

•

the description of our common stock contained in our Registration Statement on Form 8-A (File No. 000-50578) filed with the SEC on February 6, 2004, including any amendment or report filed for the purpose of updating such description prior to the termination of the offering registered hereby.

To obtain copies of these filings, see “Available Information.” We will also provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference in this prospectus. You should direct requests for documents by writing to:

Joseph D. Glatt

Isabelle Gold

c/o Apollo Investment Corporation

9 West 57th Street

New York, NY 10019

Phone number: (212) 515-3450

ii

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC. Under the shelf registration process, which constitutes a delayed offering in reliance on Rule 415 under the Securities Act of 1933, as amended, we may offer, from time to time, up to $150,000,000 of our common stock, preferred stock, debt securities, units, subscription rights, purchase contracts or warrants representing rights to purchase shares of our common stock, preferred stock or debt securities on the terms to be determined at the time of the offering. This prospectus provides you with a general description of the securities that we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement and any related free writing prospectus that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to that offering. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus or in the documents we have incorporated by reference into this prospectus. This prospectus, together with the applicable prospectus supplement, any related free writing prospectus, and the documents incorporated by reference into this prospectus and the applicable prospectus supplement will serve as the prospectus relating to the applicable offering. Before buying any of the securities being offered, please carefully read this prospectus, the applicable prospectus supplement, and any related free writing prospectus, together with the additional information described under the headings “Incorporation by Reference,” “Available Information” and “Risk Factors” before you make an investment decision. The information contained or incorporated by reference in this prospectus is accurate of their respective dates. Our financial condition, results of operations and prospectus may have changed since those dates.

iii

PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus. It is not complete and may not contain all of the information that you may want to consider. You should read carefully the more detailed information set forth under “Risk Factors” and the other information incorporated by reference or included in this prospectus and the applicable prospectus supplement and any related free writing prospectus. In this prospectus, except where the context suggests otherwise, the terms “we,” “us,” “our,” “Company” and “Apollo Investment” refer to Apollo Investment Corporation; “Apollo Investment Management,” “AIM” or “Investment Adviser” refers to Apollo Investment Management, L.P.; “Apollo Administration” or “AIA” refers to Apollo Investment Administration, LLC; and “Apollo” refers to the affiliated companies of Apollo Investment Management, L.P.

APOLLO INVESTMENT

Apollo Investment Corporation, a Maryland corporation organized on February 2, 2004, is a closed-end, externally managed, non-diversified management investment company that has elected to be treated as a business development company (“BDC”) under the Investment Company Act of 1940 (the “1940 Act”). In addition, for tax purposes we have elected to be treated as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). We commenced operations on April 8, 2004 upon completion of our initial public offering that raised $870 million in net proceeds from selling 62 million shares of common stock at a price of $15.00 per share (20.7 million shares at a price of $45.00 per share adjusted for the one-for-three reverse stock split). Since then, and through March 31, 2020, we have raised approximately $2.21 billion in net proceeds from additional offerings of common stock and we have repurchased common stock for an aggregate amount of $223.1 million.

Our investment objective is to generate current income and capital appreciation. We invest primarily in various forms of debt investments, including secured and unsecured debt, loan investments and/or equity in private middle-market companies. We may also invest in the securities of public companies and in structured products and other investments such as collateralized loan obligations (“CLOs”) and credit-linked notes (“CLNs”). A CLO is a form of securitization in which the cash flows of a portfolio of loans are pooled and passed on to different classes of owners in various tranches. A CLN is a note where the payment of principal and/or interest is based on the performance of one or more debt obligations. CLNs are not securitizations.

Our portfolio is comprised primarily of investments in debt, including secured and unsecured debt of private middle-market companies that, in the case of senior secured loans, generally are not broadly syndicated and whose aggregate tranche size is typically less than $250 million. Our portfolio also includes equity interests such as common stock, preferred stock, warrants or options. In this prospectus, we use the term “middle-market” to refer to companies with annual revenues between $50 million and $2 billion. While we primarily invest in investments in U.S. secured and unsecured loans, other debt securities and equity, we may also invest a portion of the portfolio in other investment opportunities, including foreign securities and structured products. Most of the debt instruments we invest in are unrated or rated below investment grade, which is often an indication of size, credit worthiness and speculative nature relative to the capacity of the borrower to pay interest and principal. Generally, if the Company’s unrated investments were rated, they would be rated below investment grade. These securities, which are often referred to as “junk” or “high yield,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. They may also be difficult to value and are illiquid.

During the year ended March 31, 2020, we invested $1.9 billion across 60 new and 87 existing portfolio companies primarily through a combination of primary and secondary debt investments. This compares to $1.3 billion across 42 new and 46 existing portfolio companies during the year ended March 31, 2019. Investments sold or repaid during the year ended March 31, 2020 totaled $1.3 billion versus $1.1 billion during the year ended March 31, 2019.

The weighted average yields on our secured debt portfolio, unsecured debt portfolio, total debt portfolio and total portfolio as of March 31, 2020 at our current cost basis were 8.7%, 0.0%,8.7% and 8.0%, respectively. As of March 31, 2019, the yields were 10.2%, 0.0%, 10.2% and 9.6%, respectively. The portfolio yields may be higher than an investor’s yield on an investment in us due to sales load and other expenses. For the years ended March 31, 2020 and March 31, 2019, the total return based on the change in market price per share and taking into account dividends and distributions, if any, reinvested in accordance with the dividend reinvestment plan was (48.6)% and 8.3%, respectively. Such returns do not reflect any sales load that stockholders may have paid in connection with their purchase of shares of our common stock.

As of March 31, 2020, our portfolio consisted of 152 portfolio companies and was invested 94% in secured debt, 0% in unsecured debt, 0% in structured products and other, 0% in preferred equity, and 6% in common equity/interests and warrants measured at fair value. As of March 31, 2019, our portfolio consisted of 113 portfolio companies and was invested 89% in secured debt, 0% in unsecured debt, 2% in structured products and other, 1% in preferred equity, and 8% in common equity/interests and warrants measured at fair value.

Since the initial public offering of Apollo Investment in April 2004 and through March 31, 2020, invested capital totaled $21.2 billion in 538 portfolio companies. Over the same period, Apollo Investment completed transactions with more than 100 different financial sponsors.

As of March 31, 2020, 0% or $0.0 billion of our debt portfolio is fixed rate debt and 100% or $2.2 billion is floating rate debt, measured at fair value. On a cost basis, 0% or $0.0 billion of our debt portfolio is fixed rate debt and 100% or $2.3 billion is floating rate debt. As of March 31, 2019, 0% or $0.0 billion of our debt portfolio was fixed rate debt and 100% or $1.5 billion was floating rate debt, measured at fair value. On a cost basis, 0% or $0.0 billion of our debt portfolio was fixed rate debt and 100% or $1.5 billion was floating rate debt. The interest rate type information is calculated using the Company’s corporate debt portfolio and excludes aviation, oil and gas, structured credit, renewables, shipping, commodities and investments on non-accrual status.

ABOUT APOLLO INVESTMENT MANAGEMENT

Apollo Investment Management, L.P. is our investment adviser and an affiliate of Apollo Global Management, Inc. and its consolidated subsidiaries (“AGM”). The Investment Adviser, subject to the overall supervision of our Board of Directors, manages the day-to-day operations of, and provides investment advisory services to the Company. AGM and other affiliates manage other funds that may have investment mandates that are similar, in whole or in part, with ours. AIM and its affiliates may determine that an investment is appropriate both for us and for one or more of those other funds. In such event, depending on the availability of such investment and other appropriate factors, AIM may determine that we should invest on a side-by-side basis with one or more other funds. We make all such investments subject to compliance with applicable regulations and interpretations, and our allocation procedures. Certain types of negotiated co-investments may be made only in accordance with the terms of the exemptive order we received from the SEC permitting us to do so.

AIM is led by John Hannan, Howard Widra, Patrick Ryan and Tanner Powell. Potential investment and disposition opportunities are generally approved by one or more committees composed of personnel across AGM, including Messrs. Widra, Ryan and Powell, by all or a majority of Messrs. Widra, Ryan or Powell depending on the underlying investment type and/or the amount of such investment. The composition of such committees and the overall approval process for the Company’s investments may change from time to time. AIM draws upon AGM’s more than 30 year history and benefits from the broader firm’s significant capital markets, trading and research expertise developed through investments in many core sectors in over 200 companies since inception.

ABOUT APOLLO INVESTMENT ADMINISTRATION

Apollo Investment Administration, LLC, an affiliate of AGM, provides, among other things, administrative services and facilities for the Company. In addition to furnishing us with office facilities, equipment, and clerical, bookkeeping and recordkeeping services, AIA also oversees our financial records as well as prepares our reports to stockholders and reports filed with the SEC. AIA also performs the calculation and publication of our net asset value, the payment of our expenses and oversees the performance of various third-party service providers and the preparation and filing of our tax returns. Furthermore, AIA provides on our behalf managerial assistance to those portfolio companies to which we are required to provide such assistance.

OPERATING AND REGULATORY STRUCTURE

Our investment activities are managed by AIM and supervised by our Board of Directors, a majority of whom are independent of AGM and its affiliates. AIM is an investment adviser that is registered under the Investment Advisers Act of 1940 (as amended (the “Advisers Act”). Under our investment advisory management agreement, we pay AIM an annual base management fee based on our average gross assets as well as an incentive fee. See “Business—Investment Advisory Management Agreement” in our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus.

As a BDC, we are required to comply with certain regulatory requirements. Also, while we are permitted to finance investments using debt, our ability to use debt is limited in certain significant respects. See “Regulation.” We have elected to be treated for federal income tax purposes as a RIC under Subchapter M of the Code. For more information, see “Certain U.S. Federal Income Tax Considerations.”

DETERMINATION OF NET ASSET VALUE

The net asset value per share of our outstanding shares of common stock is determined quarterly by dividing the value of our total assets minus our liabilities by the total number of our shares outstanding.

In calculating the value of our total assets, we value investments for which market quotations are readily available at such market quotations if they are deemed to represent fair value. Market quotations may be deemed not to represent fair value in certain circumstances where AIM believes that facts and circumstances applicable to an issuer, a seller or purchaser or the market for a particular security causes current market quotes to not reflect the fair value of the security. Examples of these events could include cases in which material events are announced after the close of the market on which a security is primarily traded, when a security trades infrequently causing a quoted purchase or sale price to become stale or in the event of a “fire sale” by a distressed seller. Debt and equity securities that are not publicly traded or whose market price is not readily available or whose market quotations are not deemed to represent fair value are valued at fair value as determined in good faith by, or under the direction of, our Board of Directors pursuant to a written valuation policy and a consistently applied valuation process utilizing the input of our Investment Adviser, independent valuation firms, and the Audit Committee. Because there is no readily available market value for a significant portion of the investments in our portfolio, we value these portfolio investments at fair value as determined in good faith by, or under the direction of, the Board of Directors.

Due to the inherent uncertainty of determining the fair value of our investments, the value of our investments may differ significantly from the values that would have been used had a readily available market existed for such investments, and the differences could be material. Determination of fair values involves subjective judgments and estimates not susceptible to substantiation by auditing procedures. Accordingly, under current accounting standards, the notes to our financial statements incorporated by reference in this prospectus, refer to the uncertainty with respect to the possible effect of such valuations, and any change in such valuations, on our financial statements. For more information, see “Determination of Net Asset Value.”

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement or a free writing prospectus we have authorized for use in connection with a specific offering, we intend to use the net proceeds from the sale of our securities pursuant to this prospectus for general corporate purposes, which include investing in portfolio companies in accordance with our investment objective and strategies and repaying indebtedness incurred under our senior credit facility.

We anticipate that substantially all of the net proceeds of an offering of securities pursuant to this prospectus will be used for the above purposes within two years, depending on the availability of appropriate investment opportunities consistent with our investment objective and market conditions. Our portfolio is comprised primarily of investments in debt, including debt of private middle market companies that, in the case of senior secured loans, generally are not broadly syndicated and whose aggregate tranche size is typically less than $250 million. Our portfolio also includes equity interests such as common stock, preferred stock, warrants or options. Pending such investments, we will use the net proceeds of an offering to invest in cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less from the date of investment, to reduce then-outstanding obligations under our credit facility or for other general corporate purposes. The supplement to this prospectus relating to an offering will more fully identify the use of the proceeds from such offering. For more information, see “Use of Proceeds.”

DISTRIBUTIONS ON COMMON STOCK

We intend to continue to pay dividends or make other distributions on a quarterly basis to our common stockholders, however, we may not be able to maintain the current level of distribution payments, due to including, but not limited to, regulatory requirements. Our quarterly distributions, if any, will be determined by our Board of Directors. We expect that our distributions to stockholders generally will be from accumulated net investment income and from net realized capital gains, as applicable, although a portion may represent a return of capital. For more information, see “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Distributions” in our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus.

DIVIDENDS ON PREFERRED STOCK

We may issue preferred stock from time to time, although we have no immediate intention to do so. If we issue shares of preferred stock, holders of such preferred stock will be entitled to receive cash dividends at an annual rate that will be fixed or will vary for the successive dividend periods for each series. In general, the dividend periods for fixed rate preferred stock will be quarterly.

DIVIDEND REINVESTMENT PLAN

We have adopted an “opt-out” dividend reinvestment plan that provides for reinvestment of our dividend distributions on behalf of our stockholders, unless a stockholder elects to receive cash. As a result, if our Board of Directors authorizes, and we declare, a cash dividend, then our stockholders who have not “opted out” of our dividend reinvestment plan will have their cash dividends automatically reinvested in additional shares of our common stock, rather than receiving the cash dividends. A registered stockholder must notify our transfer agent in writing in order to “opt-out” of the dividend reinvestment plan. For more information, see “Dividend Reinvestment Plan.”

PLAN OF DISTRIBUTION

We may offer, from time to time our common stock, preferred stock, debt securities, units, subscription rights, purchase contracts or warrants representing rights to purchase shares of our common stock, preferred stock or debt securities, on terms to be determined at the time of the offering.

Securities may be offered at prices and on terms described in one or more supplements to this prospectus directly to one or more purchasers, through agents designated from time to time by us, or to or through underwriters or dealers. The supplement to this prospectus relating to the offering will identify any agents or underwriters involved in the sale of our securities, and will set forth any applicable purchase price, fee and commission or discount arrangement or the basis upon which such amount may be calculated.

We may not sell securities pursuant to this prospectus without delivering a prospectus supplement and any related free writing prospectus describing the method and terms of the offering of such securities. For more information, see “Plan of Distribution.”

CONTINUED USE OF LEVERAGE

The availability of leverage depends upon the economic environment. Given current market conditions, there can be no assurance that we will be able to utilize leverage as anticipated, if at all, and we may determine or be required to reduce or eliminate our leverage over time. The current global economic environment, the potential systemic risk arising from illiquidity and rapid de-leveraging in the financial system at large may continue to contribute to market volatility and may have long-term effects on the U.S. and international financial markets. We cannot predict how long the financial markets and economic environment will continue to be affected by these events and cannot predict the effects of these or similar events. On April 4, 2018, our Board of Directors, including a “required majority” (as defined in Section 57(o) of the 1940 Act) of the Board, approved the application of the modified asset coverage requirements set forth in Section 61(a)(2) of the 1940 Act. As a result, effective on April 4, 2019, our asset coverage requirement applicable to senior securities was reduced from 200% to 150%

OUR CORPORATE INFORMATION

Our administrative and principal executive offices are located at 3 Bryant Park, New York, NY 10036 and 9 West 57th Street, New York, NY 10019, respectively. Our common stock is quoted on The Nasdaq Global Select Market under the symbol “AINV.” Our Internet website address is www.apolloic.com. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website to be part of this prospectus.

FEES AND EXPENSES

The following table is intended to assist you in understanding the costs and expenses that an investor in shares of our common stock will bear directly or indirectly based upon the assumptions set forth below. The following table and example should not be considered a representation of our future expenses. Actual expenses may be greater or less than shown. Except where the context suggests otherwise, whenever this prospectus contains a reference to fees or expenses paid by “you,” “us” or “Apollo Investment,” or that “we” will pay fees or expenses, common stockholders will indirectly bear such fees or expenses as investors in Apollo Investment.

Stockholder transaction expenses:
Sales load (as a percentage of offering price)	—	%(1)
Offering expenses (as a percentage of offering price)	—	%(2)
Dividend reinvestment plan expenses	—	%(3)
Total common stockholder transaction expenses (as a percentage of offering price)	None
Annual expenses (as percentage of net assets attributable to common stock) (4):
Management fees	3.37	%(5)
Incentive fees payable under investment advisory management agreement	2.46	%(6)
Interest and other debt expenses on borrowed funds	6.13	%(7)
Other expenses	1.34	%(8)

Total annual expenses	13.30	%(9)

Example

The following example demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in our common stock. These dollar amounts are based upon the assumption that our annual operating expenses (other than performance-based incentive fees) and leverage would remain at the levels set forth in the table above. Transaction expenses are not included in the following example. In the event that shares of our common stock to which this prospectus relates are sold to or through underwriters, a corresponding prospectus supplement and any related free writing prospectus will restate this example to reflect the applicable sales load.

	1 year	3 years	5 years	10 years
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return	$105	$298	$468	$815

While the example assumes, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. Assuming a 5% annual return, the incentive fee under the investment advisory management agreement may not be earned or payable and is not included in the example. This illustration assumes that we will not realize any capital gains computed net of all realized capital losses and gross unrealized capital depreciation in any of the indicated time periods. If we achieve sufficient returns on our investments, including through the realization of capital gains, to trigger an incentive fee of a material amount, our expenses, and returns to our investors, would be higher.

For example, if we assumed that we received our 5% annual return completely in the form of net realized capital gains on our investments, which results in a capital gains incentive fee earned, the projected dollar amount of total cumulative expenses set forth in the above illustration and the capital gains incentive fee would be as follows:

	1 year	3 years	5 years	10 years
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return (all of which is subject to a capital gains incentive fee)	$114	$315	$486	$810

In addition, while the example assumes reinvestment of all dividends and distributions at net asset value, participants in our dividend reinvestment plan will receive a number of shares of our common stock, determined by dividing the total dollar amount of the dividend payable to a participant by the market price per share of our common stock at the close of trading on the valuation date for the dividend. See “Dividend Reinvestment Plan” for additional information regarding our dividend reinvestment plan.

These examples and the expenses in the table above should not be considered a representation of our future expenses, and actual expenses may be greater or less than those shown.

(1)

In the event that the securities to which this prospectus relates are sold to or through underwriters, a corresponding prospectus supplement and any related free writing prospectus will disclose the applicable sales load.

(2)

The related prospectus supplement and any related free writing prospectus will disclose the estimated amount of offering expenses, the offering price and the offering expenses borne by us as a percentage of the offering price.

(3)	The expenses of the dividend reinvestment plan per share are included in “Other expenses.”

(4)	“Net assets attributable to common stock” equals average net assets for the twelve month period ended March 31, 2020.

(5)

Assumes management fees earned by our Investment Adviser, AIM, remain consistent with our current fee structure adjusted for new debt and equity issuances, if applicable. Calculated based on the twelve month average of gross assets for the year ended March 31, 2020.

Effective April 1, 2018, the base management fee is calculated initially at an annual rate of 1.50% (0.375% per quarter) of the lesser of (i) the average of the value of the Company’s gross assets (excluding cash or cash equivalents but including other assets purchased with borrowed amounts) at the end of each of the two most recently completed calendar quarters and (ii) the average monthly value (measured as of the last day of each month) of the Company’s gross assets (excluding cash or cash equivalents but including other assets purchased with borrowed amounts) during the most recently completed calendar quarter; provided, however, in each case, the base management fee is calculated at an annual rate of 1.00% (0.25% per quarter) of the average of the value of the Company’s gross assets (excluding cash or cash equivalents but including other assets purchased with borrowed amounts) that exceeds the product of (A) 200% and (B) the value of the Company’s net asset value at the end of the prior calendar quarter. For more detailed information about our computation of average total assets, please see Note 3 of our financial statements incorporated by reference in this prospectus, for the fiscal year ended March 31, 2020.

On January 16, 2019, we entered into a fee offset agreement with AIM in connection with revenue realized by AIM and its affiliates for the management of certain aircraft assets. We will receive an offsetting credit against total incentive fees otherwise due to AIM under the investment advisory management agreement. The amount offset will initially be 20% of the management fee revenue earned and incentive fee revenue realized by AIM and its affiliates in connection with managing aircraft assets on related insurance balance sheets (“New Balance Sheet Investments”), new aircraft managed account capital (“New Managed Accounts”) and new dedicated aircraft funds (“New Aircraft Funds”). Once the aggregate capital raised by New Aircraft Funds or New Managed Accounts and capital invested by the New Balance Sheet Investments exceeds $3 billion cumulatively, the fee offset will step down to 10% of the amount of incremental management fee revenue earned and incentive fee revenue realized by AIM and its affiliates. The fee offset will be in place for seven years, however the incentive fees realized by AIM and its affiliates after this seven-year period from applicable investments that were raised or made within the seven-year period will also be used to offset incentive fees payable to AIM by us. The offset will be limited to the amount of incentive fee payable by us to AIM and any unapplied fee offset which exceeds the incentive fees payable in a given quarter will carry forward to be credited against the incentive fees payable by us in subsequent quarters. For the year ended March 31, 2020, there was no fee offset.

(6)

Assumes that annual incentive fees earned by our Investment Adviser, AIM, remain consistent with our current fee structure adjusted for new debt and equity issuances, if applicable. Calculated based on the average of pre-incentive fee net investment income for the twelve month period ended March 31, 2020, excluding any potential impact from the “Incentive Fee Cap” which could result in a reduction in the incentive fee.

Beginning January 1, 2019, the incentive fee on pre-incentive fee net investment income is determined and paid quarterly in arrears by calculating the amount by which (x) the aggregate amount of the pre-incentive fee net investment income with respect of the current calendar quarter and each of the eleven preceding calendar quarters beginning with the calendar quarter that commences on or after April 1, 2018 (the “trailing twelve quarters”) exceeds (y) the preferred return amount in respect of the trailing twelve quarters.

The preferred return amount is determined on a quarterly basis, and is calculated by summing the amounts obtained by multiplying 1.75% by the Company’s net asset value at the beginning of each applicable calendar quarter comprising the relevant trailing twelve quarters. The preferred return amount is calculated after making appropriate adjustments to the Company’s net asset value at the beginning of each applicable calendar quarter for Company capital issuances and distributions during the applicable calendar quarter.

The amount of the Incentive Fee on Income paid to the Investment Adviser for a particular quarter equals the excess of the incentive fee on pre-incentive fee net investment income, so calculated less the aggregate incentive fee on pre-incentive fee net investment income that were paid to the Investment Adviser (excluding waivers, if any) in the preceding eleven calendar quarters comprising the relevant trailing twelve quarters.

The Company pays the Investment Adviser an incentive fee with respect to our pre-incentive fee net investment income in each calendar quarter as follows:

(1)	no incentive fee in any calendar quarter in which our pre-incentive fee net investment income for the trailing twelve quarters does not exceed the preferred return amount.

(2)

100% of our pre-incentive fee net investment income for the trailing twelve quarters, if any, that exceeds the preferred return amount but is less than or equal to an amount (the “catch-up amount”) determined by multiplying 2.1875% by the Company’s net asset value at the beginning of each applicable calendar quarter comprising the relevant trailing twelve quarters.

(3)

for any quarter in which the Company’s pre-incentive fee net investment income for the trailing twelve quarters exceeds the catch-up amount, the incentive fee will equal 20% of the amount of the Company’s pre-incentive fee net investment income for such trailing twelve quarters.

The Incentive Fee on Income as calculated is subject to a cap (the “Incentive Fee Cap”). The Incentive Fee Cap in any quarter is an amount equal to (a) 20% of the Cumulative Pre-Incentive Fee Net Return (as defined below) during the relevant trailing twelve quarters less (b) the aggregate Incentive Fees on Income that were paid to the Investment Adviser (excluding waivers, if any) in the preceding eleven calendar quarters (or portion thereof) comprising the relevant trailing twelve quarters.

For this purpose, “Cumulative Pre-Incentive Fee Net Return” during the relevant trailing twelve quarters means (x) Pre-Incentive Fee Net Investment Income in respect of the trailing twelve quarters less (y) any Net Capital Loss, since April 1, 2018, in respect of the trailing twelve quarters. If, in any quarter, the Incentive Fee Cap is zero or a negative value, the Company will pay no Incentive Fee on Income to the Investment Adviser in that quarter. If, in any quarter, the Incentive Fee Cap is a positive value but is less than the Incentive Fee on Income calculated in accordance with the calculation described above, the Company will pay the Investment Adviser the Incentive Fee Cap for such quarter. If, in any quarter, the Incentive Fee Cap is equal to or greater than the Incentive Fee on Income calculated in accordance with the calculation described above, the Company will pay the Investment Adviser the Incentive Fee on Income for such quarter.

“Net Capital Loss” in respect of a particular period means the difference, if positive, between (i) aggregate capital losses, whether realized or unrealized, in such period and (ii) aggregate capital gains, whether realized or unrealized, in such period.

The Incentive Fee on Capital Gains is determined and payable in arrears as of the end of each calendar year (or upon termination of the investment advisory management agreement). This fee shall equal 20.0% of the sum of the Company’s realized capital gains on a cumulative basis, calculated as of the end of each calendar year (or upon termination of the investment advisory management agreement), computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any Incentive Fees on Capital Gains previously paid to the Investment Adviser. The aggregate unrealized capital depreciation of the Company shall be calculated as the sum of the differences, if negative, between (a) the valuation of each investment in the Company’s portfolio as of the applicable calculation date and (b) the accreted or amortized cost basis of such investment.

For accounting purposes only, we are required under GAAP to accrue a theoretical capital gains incentive fee based upon net realized capital gains and unrealized capital gain and loss on investments held at the end of each period. The accrual of this theoretical capital gains incentive fee assumes all unrealized capital gain and loss is realized in order to reflect a theoretical capital gains incentive fee that would be payable to the Investment Adviser at each measurement date. There was no accrual for theoretical capital gains incentive fee for the years ended March 31, 2020, 2019 and 2018. It should be noted that a fee so calculated and accrued would not be payable under the Advisers Act or the investment advisory management agreement, and would not be paid based upon such computation of capital gains incentive fees in subsequent periods. Amounts actually paid to the Investment Adviser will be consistent with the Advisers Act and formula reflected in the investment advisory management agreement which specifically excludes consideration of unrealized capital gain.

For a more detailed discussion of the calculation of this fee, see “Business—Investment Advisory Management Agreement” in our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus.

(7)

Our interest and other debt expenses are based on borrowing levels and interest rates consistent with the levels during the year ended March 31, 2020. As of March 31, 2020, we had $354.4 million available and $1,449.4 million in borrowings outstanding under our $1,710.0 million senior secured credit facility and $1,794.6 million of total debt outstanding. As of March 31, 2020, the Company had $6.2 million in standby letters of credit issued through the senior secured credit facility. The amount available for borrowing under the senior secured credit facility is reduced by any standby letters of credit issued.

(8)

Includes our estimated overhead expenses, including payments under the administration agreement based on our allocable portion of overhead and other expenses incurred by AIA in performing its obligations under the administration agreement. See “Business—Administrative Agreement” in our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus.

(9)

“Total annual expenses” as a percentage of net assets attributable to common stock are higher than the total annual expenses percentage would be for a company that is not leveraged. We borrow money to leverage our net assets and increase our total assets. The SEC requires that the “Total annual expenses” percentage be calculated as a percentage of net assets (defined as total assets less indebtedness), rather than the total assets, including assets that have been funded with borrowed monies. If the “Total annual expenses” percentage were calculated instead as a percentage of total assets, our “Total annual expenses” would be 5.54% of total assets.

RISK FACTORS

Before you invest in our securities, you should be aware of various risks, including those described under the caption “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K, in any applicable prospectus supplement and any related free writing prospectus, and in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. You should carefully consider these risk factors, together with all of the other information included in this prospectus and accompanying prospectus supplement and any related free writing prospectus, before you decide whether to make an investment in our securities. The risks incorporated by reference herein and set out in the accompanying prospectus supplement and any related free writing prospectus are not the only risks we face. If any of the events described in any such risks occur, our business, financial condition and results of operations could be materially adversely affected. In such case, our net asset value and the trading price of our common stock could decline or the value of our preferred stock, debt securities, units, subscription rights, purchase contracts or warrants may decline, and you may lose all or part of your investment. You should also carefully review the cautionary statement in this prospectus referred to under “Forward-Looking Statements” below. See also “Incorporation by Reference” and “Available Information” in this prospectus.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement or a free writing prospectus we have authorized for use in connection with a specific offering, we intend to use the net proceeds from selling securities pursuant to this prospectus for general corporate purposes, which include investing in portfolio companies in accordance with our investment objective and strategies and repaying indebtedness incurred under our senior credit facility. We anticipate that substantially all of the net proceeds of an offering of securities pursuant to this prospectus will be used within two years, depending on the availability of appropriate investment opportunities consistent with our investment objective and market conditions. Our portfolio is comprised primarily of investments in debt, including debt of private middle market companies that, in the case of senior secured loans, generally are not broadly syndicated and whose aggregate tranche size is typically less than $250 million. Our portfolio also includes equity interests such as common stock, preferred stock, warrants or options. Pending our investments in new debt investments, we plan to invest a portion of the net proceeds from an offering in cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less from the date of investment, to reduce then-outstanding obligations under our debt instruments, or for other general corporate purposes. The management fee payable by us will not be reduced while our assets are invested in such securities. See “Regulation—Temporary Investments” for additional information about temporary investments we may make while waiting to make longer-term investments in pursuit of our investment objective. The supplement to this prospectus relating to an offering will more fully identify the use of the proceeds from such offering.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference herein, contains, and any applicable prospectus supplement or free writing prospectus, including the documents we incorporate by reference therein, may contain forward-looking statements, which relate to future events or our future performance or financial condition. All statements other than statements of historical facts, including statements regarding our future events or future performance or financial condition, are forward-looking statements. The forward-looking statements contained or incorporated by reference in this prospectus and any applicable prospectus supplement or free writing prospectus may involve risks and uncertainties, including statements as to:

•	our future operating results;

•	our business prospects and the prospects of our portfolio companies;

•	the impact of investments that we expect to make;

•	our contractual arrangements and relationships with third parties;

•	the dependence of our future success on the general economy and its impact on the industries in which we invest;

•	the ability of our portfolio companies to achieve their objectives;

•	our expected financings and investments;

•	the adequacy of our cash resources and working capital; and

•	the timing of cash flows, if any, from the operations of our portfolio companies.

Such forward-looking statements may include statements preceded by, followed by or that otherwise include the words “may,” “might,” “will,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “potential,” “plan” or similar words. The forward-looking statements contained in this prospectus and any applicable prospectus supplement or free writing prospectus involve risks and uncertainties. Our actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth as “Risk Factors” in our most recent Annual Report on Form 10-K, as such factors may be updated from time to time in our periodic filings with the SEC, and elsewhere contained or incorporated by reference in this prospectus and any applicable prospectus supplement or free writing prospectus.

Discussions containing forward-looking statements may be found in the sections titled “Business,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities,” and “Quantitative and Qualitative Disclosures About Market Risk” included in our most recent Annual Report on Form 10-K, as well as any amendments reflected in subsequent filings with the SEC. We discuss in greater detail, and incorporate by reference into this prospectus in their entirety, many of these risks and uncertainties in the sections titled “Risk Factors” in the applicable prospectus supplement, in the free writing prospectus we may authorize for use in connection with a specific offering, and in our most recent Annual Report on Form 10-K, as well as any amendments reflected in subsequent filings with the SEC.

We base the forward-looking statements included in this prospectus, any prospectus supplement, free writing prospectus and documents incorporated by reference into this prospectus on information available to us on the applicable date of the relevant document. Actual results could differ materially from those anticipated in our forward-looking statements and future results could differ materially from historical performance. You are advised to consult any additional disclosures that we may make directly to you or through reports that we have filed or in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. This prospectus, any prospectus supplement, free writing prospectus and documents incorporated by reference into this prospectus contains or may contain statistics and other data that have been obtained from or compiled from information made available by third-party service providers. We have not independently verified such statistics or data.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the NASDAQ Global Select Market under the symbol “AINV.” The following table lists the high and low sales price for our common stock, the sales price as a premium (discount) to net asset value, or NAV, and quarterly distributions per share for the past two fiscal years and each full quarter since the beginning of the current fiscal year. The last reported closing sales price of our common stock on July 13, 2020 was $9.20 per share. As of July 13, 2020, we had 48 stockholders of record. While our common stock has from time to time traded in excess of our NAV, there can be no assurance, however, that it will trade at such a premium (to NAV) in the future. Numbers prior to December 31, 2018 have been retroactively adjusted for all periods presented due to the reverse stock split that was effective as of the close of business on November 30, 2018.

	NAV Per Share (1)	Sales Price		Premium (Discount) of High Sales Price to NAV (2)	Premium (Discount) of Low Sales Price to NAV (2)	Dividends Declared
		High	Low
Year Ending March 31, 2021
First quarter through July 13, 2020	*	$11.94	$5.25	*	*	**
Year Ending March 31, 2020
Fourth quarter	$15.70	17.74	$5.20	13.00%	(66.90)%	$0.45
Third quarter	18.27	18.33	15.18	0.30%	(16.90)%	0.45
Second quarter	18.69	17.00	15.61	(9.10)%	(16.50)%	0.45
First quarter	19.00	16.52	15.12	(13.10)%	(20.40)%	0.45
Year Ending March 31, 2019
Fourth quarter	$19.06	$15.98	$12.26	(16.10)%	(35.70)%	$0.45
Third quarter	19.03	16.58	12.05	(12.90)%	(36.70)%	0.45
Second quarter	19.40	18.00	16.26	(7.20)%	(16.20)%	0.45
First quarter	19.42	17.55	15.54	(9.60)%	(20.00)%	0.45

(1)

NAV per share is determined as of the last day in the relevant quarter and therefore may not reflect the NAV per share on the date of the high and low sales prices. The NAVs shown are based on outstanding shares at the end of the relevant quarter.

(2)	Calculated using the respective high or low sales price divided by the net asset value per share at the end of the relevant quarter.
*	NAV not yet determined.
**	Dividend not yet declared.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The information in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of our Annual Report on Form 10-K is incorporated herein by reference.

MANAGEMENT

For more information relating to our management please see the section titled “Business” in our most recent Annual Report on Form 10-K and the section titled “Election of Directors” and “Corporate Governance” in our most recent definitive proxy statement, which are incorporated by reference into this prospectus.

The following individuals (the “Portfolio Managers”) have senior responsibility for the management of our investment portfolio: Howard Widra, Tanner Powell and Patrick Ryan. Mr. Powell is AIM’s Chief Investment Officer and has primary responsibility for the day-to-day implementation and management of our investment portfolio.

Mr. Widra has been with Apollo Global Management, LLC and/or its affiliates since 2013. He became the Chief Executive and a Director of the Company in May 2018 and previously served as the Company’s President since June 2016. Mr. Widra is a co-founder of MidCap Financial (“MidCap”), a specialty finance business with $9 billion of funds employed and $28 billion of commitments under management, and was formerly its Chief Executive Officer. Prior to MidCap, Mr. Widra was the founder and President of Merrill Lynch Capital Healthcare Finance. Prior to Merrill Lynch, Mr. Widra was President of GE Capital Healthcare Commercial Finance and held senior roles in its predecessor entities including President of Heller Healthcare Finance, and COO of Healthcare Financial Partners. Mr. Widra holds a J.D., Cum Laude, from the Harvard Law School and a BA from the University of Michigan.

Mr. Powell joined AIM in 2006. He became President of Apollo Investment Corporation in May 2018 and has served as the Chief Investment Officer for the Company’s Investment Adviser since June 2016. From 2004 to 2006, Mr. Powell served as an analyst in Goldman Sachs’ Principal Investment Area (PIA), concentrating on mezzanine investing. From 2002 to 2004, Mr. Powell was an analyst in the Industrials group at Deutsche Bank.

Mr. Ryan joined AGM in 2015 as Managing Director and Chief Credit Officer. Prior to joining Apollo, Mr. Ryan was at Citibank and its predecessors since 1996 in various Senior Credit Officer roles across all of Citi’s asset classes and geographies, including most recently serving as Chief Credit Officer for Citi’s $600 billion corporate credit portfolio and Chief Risk Officer overseeing risk governance and risk management for Citibank N.A.’s $1.3 trillion balance sheet.

Other Accounts Managed. As of March 31, 2020, the Portfolio Managers were primarily responsible for the day-to-day portfolio management of the following accounts:

Name of Portfolio Manager	Type of Accounts	Total Number of Accounts Managed	Total Assets (in millions)(1)	Number of Accounts Managed for which Advisory Fee is Based on Performance	Total Assets for which Advisory Fee is Based on Performance (in millions)(2)
Howard Widra(3)	Registered Investment Companies:	1	$2,885	1	$2,885
	Other Pooled Investment Vehicles:	2	$9,703	1	$921
	Other Accounts:	1	735	0	$—

Tanner Powell	Registered Investment Companies:	1	$2,885	1	$2,885
	Other Pooled Investment Vehicles:	2	$1,106	2	$266
	Other Accounts:	3	$2,983	3	$3,153

Name of Portfolio Manager	Type of Accounts	Total Number of Accounts Managed	Total Assets (in millions)(1)	Number of Accounts Managed for which Advisory Fee is Based on Performance	Total Assets for which Advisory Fee is Based on Performance (in millions)(2)
Patrick Ryan	Registered Investment Companies:	None	$—	—	$—
	Other Pooled Investment Vehicles:	None	$—	—	$—
	Other Accounts:	None	$—	—	$—

(1)	Total assets represents assets under management as defined by Apollo Global Management, Inc., which includes unfunded commitments.

(2)	Represents the assets under management of the accounts managed that generate incremental fees in addition to management fees.

(3)

Mr. Widra also serves as a Portfolio Manager of MidCap Financial, a specialty finance business managed by Apollo Capital Management, L.P., an affiliate of AGM, with $9 billion of funds employed and $28 billion of commitments under management as of March 31, 2020.

Compensation. AIM’s financial arrangements with the Portfolio Managers, its competitive compensation and its career path emphasis at all levels reflect the value senior management places on key resources. Compensation may include a variety of components and may vary from year to year based on a number of factors. The principal components of compensation include base compensation and discretionary compensation.

Base Compensation. Generally, Portfolio Managers receive an annual salary that is consistent with the market rate of annual salaries paid to similarly situated investment professionals.

Discretionary Compensation. Portfolio Managers also receive discretionary compensation generally consisting of two components: an annual bonus and carried interest.

•

Annual Bonus. Generally, a Portfolio Manager receives an annual bonus based on such person’s individual performance, operational performance for the Apollo-advised accounts for which such person serves, and such Portfolio Manager’s impact on the overall operating performance and potential to contribute to long-term value and growth. A portion of each annual bonus may be deferred, and, at the discretion of Apollo, may be in the form of cash or equity of an Apollo entity, such as restricted stock units of Apollo Global Management, Inc.

•	Carried Interest. Generally, a Portfolio Manager receives carried interests with respect to the Apollo-advised accounts, subject to standard terms and conditions, including vesting.

Material Conflicts of Interest. Actual or apparent conflicts of interest may arise when a Portfolio Manager has day-to-day management responsibilities with respect to more than one fund or other account.

Certain inherent conflicts of interest arise from the fact that the Portfolio Managers, AIM and its affiliates provide investment management services both to us and the other Apollo-advised accounts, including other funds, client accounts, proprietary accounts and any other investment vehicles that AIM and its affiliates may establish from time to time, in which we will not have an interest. The Portfolio Managers, AIM and its affiliates may give advice and recommend securities to the other Apollo-advised accounts that may differ from advice given to, or securities recommended or bought for, us, even though their investment objectives may be the same or similar to ours.

AIM will seek to manage potential conflicts of interest in good faith; nonetheless, the portfolio strategies employed by the Portfolio Managers, AIM and its affiliates in managing the other Apollo-advised accounts could conflict with the transactions and strategies employed by the Portfolio Managers in managing us and may affect the prices and availability of the securities and instruments in which we invest. Conversely, participation in specific investment opportunities may be appropriate, at times, for both us and the other Apollo-advised accounts. It is the policy of AIM to generally share appropriate investment opportunities (and sale opportunities) with the other Apollo-advised accounts to the extent consistent with applicable legal requirements. In general, this policy will result in such opportunities being allocated pro rata among us and the other Apollo-advised accounts. Nevertheless, investment and/or opportunities may be allocated other than on a pro rata basis, to the extent it is done in good faith and does not, or is not reasonably expected to, result in an improper disadvantage or advantage to one participating Apollo-advised account as compared to another participating Apollo-advised account.

In the event investment opportunities are allocated among us and the other Apollo-advised accounts, we may not be able to structure our investment portfolio in the manner desired. Although AIM endeavors to allocate investment opportunities in a fair and equitable manner, it is possible that we may not be given the opportunity to participate in certain investments made by the other Apollo-advised accounts or portfolio managers affiliated with AIM. Furthermore, we and the other Apollo-advised accounts may make investments in securities where the prevailing trading activity may make impossible the receipt of the same price or execution on the entire volume of securities purchased or sold by us and the other Apollo-advised accounts. When this occurs, the various prices may be averaged, and we will be charged or credited with the average price. Thus, the effect of the aggregation may operate on some occasions to our disadvantage. In addition, under certain circumstances, we may not be charged the same commission or commission equivalent rates in connection with a bunched or aggregated order.

It is possible that other Apollo-advised accounts may make investments in the same or similar securities at different times and on different terms than us. From time to time, we and the other Apollo-advised accounts may make investments at different levels of an issuer’s capital structure or otherwise in different classes of an issuer’s securities. Such investments may inherently give rise to conflicts of interest or perceived conflicts of interest between or among the various classes of securities that may be held by such entities. Conflicts may also arise because portfolio decisions regarding us may benefit the other Apollo-advised accounts. For example, the sale of a long position or establishment of a short position by us may impair the price of the same security sold short by (and therefore benefit) one or more Apollo-advised accounts, and the purchase of a security or covering of a short position in a security by us may increase the price of the same security held by (and therefore benefit) one or more Apollo-advised accounts.

Although the professional staff of AIM will devote as much time to our management as AIM deems appropriate to perform its obligations, the professional staff of AIM may have conflicts in allocating its time and services among us and AIM’s other investment vehicles and accounts. AIM and its affiliates are not restricted from forming additional investment funds, from entering into other investment advisory relationships or from engaging in other business activities, even though such activities may be in competition with us and/or may involve substantial time and resources of AIM and its professional staff. These activities could be viewed as creating a conflict of interest in that the time and effort of the members of AIM and their officers and employees will not be devoted exclusively to our business but will be allocated between our business and the management of the monies of other clients of AIM.

Variation in Compensation. A conflict of interest may arise where the financial or other benefits available to a Portfolio Manager differ among the accounts that he or she manages. If the structure of AIM’s management fee or the Portfolio Manager’s compensation differs among accounts (such as where certain accounts pay higher management fees or performance based management fees), the Portfolio Managers may be motivated to favor certain accounts over others. The Portfolio Managers also may be motivated to favor accounts in which they have investment interests, or in which AIM or its affiliates have investment interests. Similarly, the desire to maintain assets under management or to enhance a Portfolio Manager’s performance record or to derive other rewards, financial or otherwise, could influence the Portfolio Manager in affording preferential treatment to those accounts that could most significantly benefit the Portfolio Manager. For example, as reflected above, if a Portfolio Manager manages accounts which have performance fee arrangements, certain portions of his or her compensation will depend on the achievement of performance milestones on those accounts. The Portfolio Manager could be incented to afford preferential treatment to those accounts and thereby be subject to a potential conflict of interest.

We and AIM have adopted compliance policies and procedures that are reasonably designed to address the various conflicts of interest that may arise for AIM and its staff members. However, there is no guarantee that such policies and procedures will be able to detect and prevent every situation in which an actual or potential conflict may arise.

Beneficial Ownership of Securities. The following table sets forth the dollar range of our equity securities beneficially owned by each of the Portfolio Managers as of March 31, 2020.

Name of Portfolio Manager	Dollar Range of Equity Securities in Apollo Investment(1)
Tanner Powell	$100,001—$500,000
Howard Widra	$500,001—$1,000,000
Patrick Ryan	None

(1)	Dollar ranges are as follows: None, $1—$10,000, $10,001—$50,000, $50,001—$100,000, $100,001—$500,000, $500,001—$1,000,000 or over $1,000,000.

CERTAIN RELATIONSHIPS

We have entered into an investment advisory management agreement with AIM. Certain of our senior officers and our chairman of the Board of Directors have ownership and financial interests in AIM. Certain of our senior officers also serve as principals of other investment managers affiliated with AIM that may in the future manage investment funds with investment objectives similar to ours. In addition, our executive officers and directors and the partners of our Investment Adviser, AIM, serve or may serve as officers, directors or principals of entities that operate in the same or related line of business as we do, or of investment funds managed by its affiliates, although we may not be given the opportunity to participate in certain investments made by investment funds managed by advisers affiliated with AIM. However, our Investment Adviser and its affiliates intend to allocate investment opportunities in a fair and equitable manner consistent with our investment objectives and strategies so that we are not disadvantaged in relation to any other client. See Part I, Item 1A of our Annual Report on Form 10-K, “Related Party Transactions” in Part II, Item 7 of our Annual Report on Form 10-K and in Note 3 to our financial statements in our Annual Report on Form 10-K, which are incorporated herein by reference. For information on payments made under the Investment Advisory Agreement, see “Related Party Transactions” in Part II, Item 7 of our Annual Report on Form 10-K and in Note 3 to our financial statements in our Annual Report on Form 10-K, which are incorporated herein by reference.

We have entered into a royalty-free license agreement with AGM, pursuant to which AGM has agreed to grant us a non-exclusive license to use the name “Apollo.” Under the license agreement, we have the right to use the “Apollo” name for so long as AIM or one of its affiliates remains our Investment Adviser. In addition, we rent office space from AIA, an affiliate of AIM, and pay Apollo Administration our allocable portion of overhead and other expenses incurred by AIA in performing its obligations under our administration agreement with AIA, including our allocable portion of the cost of our chief financial officer, chief compliance officer, chief legal officer and their respective staffs, which can create conflicts of interest that our Board of Directors must monitor. We may invest, to the extent permitted by law, on a concurrent basis with affiliates of AIM, subject to compliance with applicable regulations, exemptive relief, SEC staff no-action positions and our allocation procedures. For more information, including on payments made under the license agreement, see Part I, Item I of our Annual Report on Form 10-K, which is incorporated herein by reference.

CONTROL PERSONS AND PRINCIPAL STOCKHOLDERS

As of July 13, 2020, to our knowledge, there were no persons that owned more than 25% of our outstanding voting securities, and no person would be deemed to control us, as such term is defined in the 1940 Act.

The following table sets forth, as of July 13, 2020, certain ownership information with respect to our common stock for each person whom we believe, based upon Schedule 13D, Schedule 13G, Form 13F or other filings by such person with the SEC and other information obtained from such person, may beneficially own 5% or more of our outstanding common stock, and for all officers and directors as a group as of July 13, 2020. Unless otherwise indicated, we believe that each beneficial owner set forth in the table has sole voting and investment power over such securities.

Name and address of Beneficial Owner	Type of ownership(1)	Shares owned	Percentage of common stock outstanding
Thornburg Investment Management Inc.(2)	Beneficial	4,920,549	7.54%
Apollo Principal Holdings III LP(3)	Beneficial	2,900,321	4.44%
All officers and directors as a group (15 persons)	Beneficial	332,767	*

*	Represents less than 1%.

(1)	All of our common stock is owned of record by Cede & Co., as nominee of The Depository Trust Company.

(2)

The principal address for Thornburg Investment Management Inc. (“Thornburg”) is 2300 North Ridgetop Road, Santa Fe, New Mexico 87506. Information obtained from Schedule 13G filed by Thornburg with the SEC reporting share ownership as of March 31, 2020. Based on that filing, Thornburg maintains the sole power to vote or dispose of 4,920,549 shares.

(3)	Apollo Principal Holdings III LP is an affiliate of the Company and does not beneficially own more than 5% of our outstanding common stock.

The following table sets forth the dollar range of our equity securities beneficially owned by each of our directors as of July 13, 2020. Information as to the beneficial ownership is based on information furnished to Apollo Investment Corporation by such persons. (We are not part of a “family of investment companies” as that term is defined in the 1940 Act).

Name of Director	Dollar Range of Equity Securities in Apollo Investment Corporation (1)
Independent Directors
Jeanette Loeb(2)	$50,001–$100,000
Barbara Matas	$50,001–$100,000
Frank C. Puleo	$50,001–$100,000
R. Rudolph Reinfrank	$50,001–$100,000
Elliot Stein, Jr.(2)	$100,001–$500,000
Interested Directors
John J. Hannan(2)	$500,001–$1,000,000
Bradley J. Wechsler	$100,001–$500,000
Howard T. Widra	over $1,000,000
(1)	Dollar ranges are as follows: None, $1—$10,000, $10,001—$50,000, $50,001—$100,000, $100,001—$500,000, $500,001—$1,000,000 or over $1,000,000.

(2)	Dollar range includes shares held through indirect beneficial ownership of a family trust.

BUSINESS

The information in “Business” in Part I, Item 1, “Properties” in Part I, Item 2 and “Legal Proceedings” in Part I, Item 3 of our Annual Report on Form 10-K is incorporated herein by reference.

PORTFOLIO COMPANIES

The following is a listing of each portfolio company or its affiliate, together referred to as portfolio companies, in which we had an investment at March 31, 2020. A percentage shown for a class of investment securities held by us represents the percentage of the class owned and does not necessarily represent voting ownership. A percentage shown for equity securities, other than warrants or options, represents the actual percentage of the class of security held on a fully diluted basis. A percentage shown for warrants and options held represents the percentage of a class of security we may own assuming we exercise our warrants or options after dilution. See the financial statements to this prospectus, which have been incorporated by reference, and any accompanying prospectus supplement and any related free writing prospectus for information regarding the fair value of these securities and for the general terms of any loans to the portfolio companies.

The portfolio companies are presented in three categories: “companies more than 25% owned,” which represent portfolio companies with respect to which we directly or indirectly own more than 25% of the outstanding voting securities of such portfolio company and, therefore, unless otherwise noted, are presumed to be controlled by us under the 1940 Act; “companies owned 5% to 25%,” which represent portfolio companies with respect to which we directly or indirectly own 5% to 25% of the outstanding voting securities of such portfolio company or with respect to which we hold one or more seats on the portfolio company’s board of directors and, therefore, are deemed to be an affiliated person under the 1940 Act; and “companies less than 5% owned,” which represent portfolio companies with respect to which we directly or indirectly own less than 5% of the outstanding voting securities of such portfolio company and with respect to which we have no other affiliations. We make available significant managerial assistance to our portfolio companies. We generally request and may receive rights to observe the meetings of our portfolio companies’ board of directors.

Name and Address of Portfolio Company	Nature of its Principal Business	Title of Securities Held by Apollo Investment Corporation	Percentage of ClassHeld(1)

Companies More Than 25% Owned

Carbonfree Chemicals SA LLC 11839 Nacogdoches Road San Antonio, TX 78217	Chemicals, Plastics & Rubber	Common Equity/Partnership Interests, 1st Lien	27.90%

Dynamic Product Tankers (Prime), LLC (2) 4, Possidonos Avenue, Kallithea GR 17674, Greece	Transportation—Cargo, Distribution	Common Equity/Partnership Interests, 1st Lien	85.00%

Glacier Oil & Gas Corp. (f/k/a Miller Energy Resources, Inc.) 9721 Cogdill Road Suite 302 Knoxville, TN 37932	Energy—Oil & Gas	Common Equity/Partnership Interests, 2nd Lien	46.85%

Golden Bear 2016-R, LLC (2) 1201 North Organ Street Suite 800 Wilmington, DE 19801-1186	Diversified Investment Vehicles, Banking, Finance, Real Estate	Structured Products and Other	100.00	%(3)

Merx Aviation Finance, LLC 57 W. 57th St., Suite 325 New York, NY 10019	Aviation and Consumer Transport	Common Equity/Partnership Interests, 1st Lien	100.00%

MSEA Tankers LLC (2) 19 Hilary Street, St Helier, Jersey JE4 8SG	Transportation—Cargo, Distribution	Common Equity/Partnership Interests	98.03%

SHD Oil & Gas, LLC 1650 Tysons Blvd., Suite 900 McLean, VA 22102	Energy—Oil & Gas	Common Equity/Partnership Interests, 1st Lien	38.00%

Name and Address of Portfolio Company	Nature of its Principal Business	Title of Securities Held by Apollo Investment Corporation	Percentage of ClassHeld(1)

Companies 5% to 25% Owned

AMP Solar Group, Inc. (2) AMP Clean Energy 1 Dover Street London, W1S 4LD	Energy—Electricity	Common Equity/Partnership Interests	6.64%

Carbonfree Chemicals Holdings, LLC 11839 Nacogdoches Road San Antonio, TX 78217	Chemicals, Plastics & Rubber	Common Equity/Partnership Interests, 1st Lien	12.60%

Pelican Energy, LLC (2) 809 Northwest 57th Street Oklahoma City, Oklahoma 73118	Energy—Oil & Gas	Common Equity/Partnership Interests	14.44%

Renew Financial LLC (f/k/a Renewable Funding, LLC) (2) 1221 Broadway, 4th Floor Oakland, CA 94612	Energy—Electricity	Preferred Equity, Common Equity/Partnership Interests	14.25%

Solarplicity Group Limited (f/k/a AMP Solar UK) (2) Unit 8 Peerglow Centre, Marsh Lane, Ware, Hertfordshire, United Kingdom, SG12 9QL	Energy—Electricity	Preferred Equity, Common Equity/Partnership Interests, 1st Lien	11.27%

Companies Less Than 5% Owned

1A Smart Start LLC 500 East Dallas Road, Suite 100 Grapevine, TX 76051	Consumer Services	2nd Lien	—

AIC SPV Holdings II, LLC 2711 Centerville Road, Suite 400 Wilmington, DE 19808	Energy—Electricity	Preferred Equity	4.88	%(5)

A&V Holdings MidCo, LLC 301 Benjamin Road, Suite 101 Tampa, FL 33634	Consumer Goods—Durable	1st Lien	—

Accelerate Parent Corp. (American Tire) 12200 Herbert Wayne Court, Suite 150 Huntersville, North Carolina 28078	Automotive	Common Equity/Partnership Interests	—

Access CIG, LLC 900 NW 63rd Street Oklahoma City, Oklahoma 73116	Business Services	2nd Lien	—

Acronis AG (2) Rheinweg 9 Schaffhausen, Switzerland 8200	High Tech Industries	1st Lien	—

A-L Parent LLC 505 Hobbs Road Jefferson City, MO 65109	Advertising, Printing & Publishing	2nd Lien	—

Altasciences, Inc. (2) 575, Armand-Frappier Boulevard, Laval, QC, H7V 4B3, Canada	Healthcare & Pharmaceuticals	1st Lien	—

Ambrosia Buyer Corp. 505 Collins Street South Attleboro, MA 02703	Business Services	2nd Lien	—

Amerivet Partners Management, Inc. 5 Penn Plaza 23rd Floor New York, NY	Healthcare & Pharmaceuticals	1st Lien	0.12%

AMI US Holdings Inc. 5555 Oakbrook Pkwy Building 200 Norcross, GA 30093	High Tech Industries	1st Lien	—

Name and Address of Portfolio Company	Nature of its Principal Business	Title of Securities Held by Apollo Investment Corporation	Percentage of ClassHeld(1)

Analogic Corporation 8 Centennial Drive Peabody, MA 01960	Healthcare & Pharmaceuticals	1st Lien	—

AQ Sunshine, Inc. 1277 Treat Boulevard, Suite 400 Walnut Creek, CA 94597	Insurance	1st Lien	—

Arlington Industries Group Limited (2) Suite 15B, Styal Road, Manchester, M22 5WB United Kingdom	Automotive	1st Lien	—

AVAD, LLC 5805 Sepulveda Boulevard Suite 750 Sherman Oaks, CA 91411	Manufacturing, Capital Equipment	1st Lien	—

AVG Intermediate Holdings LLC 13053 W Linebaugh Ave #102 Tampa, FL 33626	Healthcare & Pharmaceuticals	1st Lien	—

Banner Buyer, LLC 1000 North Century Avenue Kansas City, MO 64120	Wholesale	Common Equity/Partnership Interests, 1st Lien	0.47%

BIG Buyer, LLC 631 North 400 West Salt Lake City, UT 84103	Consumer Goods—Non-durable	1st Lien	—

BioClinica Holding I, LP 2005 S. Easton Road, Suite 304 Doylestown, PA 18901	Healthcare & Pharmaceuticals	2nd Lien	—

BK Medical Holding Company, Inc. 8 Centennial Drive Peabody, MA 01960	Healthcare & Pharmaceuticals	1st Lien	—

Bumble Bee Foods S.À R.L. 9655 Granite Ridge Drive Suite 100 San Diego, CA 92133	Food & Grocery	1st Lien	—

Butterfly Fighter Co-Invest, L.P. PO Box 4918 Irvine, CA 92616	Beverage, Food & Tobacco	Common Equity/Partnership Interests	0.16%

Calero Holdings, Inc. Eagle’s Landing Business Park Building 100, Suite 120 1565 Jefferson Road Rochester NY, 14623	High Tech Industries	1st Lien	—

Cerus Corporation (2) 2550 Stanwell Drive Concord, California 94520	Healthcare & Pharmaceuticals	1st Lien	—

ChargePoint, Inc. 240 East Hacienda Avenue Campbell, CA 95008 USA	High Tech Industries	1st Lien	—

ChyronHego Corporation 5 Hub Drive Melville, NY 11747	High Tech Industries	1st Lien	—

Claritas, LLC 8044 Montgomery Road, Suite 455 Cincinnati, OH 45236	Business Services	1st Lien	—

Continuum Global Solutions, LLC 2000 Avenue of the Stars North Tower 8th Floor Los Angeles, CA 90067	Business Services	Preferred Equity, 1st Lien	—

Name and Address of Portfolio Company	Nature of its Principal Business	Title of Securities Held by Apollo Investment Corporation	Percentage of ClassHeld(1)

CT Technologies Intermediate Holdings, Inc. 607 Hansen Way Palo Alto, CA 94304	Business Services	2nd Lien	—

Dispatch Acquisition Holdings, LLC Denali Water Solutions 3308 Bernice Avenue Russellville, AR 72802	Environmental Industries	1st Lien	—

Digital Reasoning Systems, Inc. 701 Cool Springs Blvd. Fifth Floor Franklin, TN 37067	High Tech Industries	1st Lien, Warrants	—

Eagle Foods Family Group, LLC 4020 Kinross Lakes Pkwy Richfield, OH, 44286	Beverage, Food & Tobacco	1st Lien	—

Education Personnel (2) 99 Bridge Road East Welwyn Garden City, Hertfordshire AL7 1GL United Kingdom	Business Services	1st Lien	—

Electro Rent Corporation 360 North Crescent Drive, South Building Beverly Hills, CA 90210	Business Services	2nd Lien	—

Emmes Corporation 401 North Washington Street Suite 700 Rockville, MD 20850	Healthcare & Pharmaceuticals	Common Equity/Partnership Interests, 1st Lien	0.56%

EHL Merger Sub, LLC 13620 Reese Blvd., Suite 200 Huntersville, NC 28078	Business Services	1st Lien	—

Eldrickco Limited (2) Bath Road Knowl Hill Reading, RG1 1NL, UK	Consumer Services	1st Lien	—

Erickson Inc. 5550 SW Macadam Avenue, Suite 200, Portland, Oregon 97239	Aerospace & Defense	1st Lien	—

Exeter Property Group, LLC 101 West Elm Street, Suite 600 Conshohocken, PA 19428	Diversified Investment Vehicles, Banking, Finance, Real Estate	1st Lien	—

First Heritage Credit, LLC 670 US-51, Ridgeland, MS 39157	Consumer Services	1st Lien	—

FiscalNote, Inc. 1201 Pennsylvania Avenue NW Washington DC, 20005	High Tech Industries	Preferred Equity, 1st Lien	0.50%

Flock Financial, LLC (2) 100 Galleria Parkway, Suite 990 Atlanta, GA 30339	Diversified Investment Vehicles, Banking, Finance, Real Estate	1st Lien	—

Florida Food Products, Inc. 2231 West County Road 44 Eustis, FL 32726	Beverage, Food & Tobacco	1st Lien	—

FPG Services, LLC 15821 Ventura Boulevard, Suite 550 Los Angeles, CA 91436	Healthcare & Pharmaceuticals	1st Lien	—

GFRC Holdings LLC 15822 Bernardo Center Drive, Suite A San Diego, CA 92127	Hotel, Gaming, Leisure, Restaurants	1st Lien	—

Name and Address of Portfolio Company	Nature of its Principal Business	Title of Securities Held by Apollo Investment Corporation	Percentage of ClassHeld(1)

Genesis Healthcare, Inc. 101 East State Street Kennett Square, Pennsylvania 19348	Healthcare & Pharmaceuticals	1st Lien	—

GB001, Inc. (2) 3013 Science Park Road, Suite 200 San Diego, CA 92121	Healthcare & Pharmaceuticals	1st Lien	—

Gutter Buyer, Inc. 1200 Amboy Avenue Perth Amboy, NJ 08861	Construction & Building	Common Equity/Partnership Interests, 1st Lien	0.42%

Hayward Industries, Inc. 620 Division Street Elizabeth, NJ 07201	Consumer Goods—Durable	2nd Lien	—

Heniff Holdco, LLC 2015 Spring Road, Ste. 780 Oak Brook, IL 60523	Transportation—Cargo, Distribution	1st Lien	—

HSI Halo Acquisition, Inc. 1450 Westec Drive Eugene, OR 97402	Healthcare & Pharmaceuticals	Common Equity/Partnership Interests, 1st Lien	0.20%

Ivy Finco Limited (2) 70 Gracechurch Street London, Greater London EC3V 0HR	Insurance	1st Lien	—

IMA Group Management Company, LLC 2015 Spring Road, Ste. 780 Oak Brook, IL 60523	Healthcare & Pharmaceuticals	1st Lien	—

International Cruise & Excursion Gallery, Inc. 7720 N Dobson Rd Scottsdale, AZ 85256	High Tech Industries	1st Lien	—

IPC Corporation Harborside Financial Center 3 Second Street Plaza 10 Jersey City, NJ 07311	Telecommunications	1st Lien	—

Jacent Strategic Merchandising 860 Welsh Rd Huntingdon Valley, PA 19006	Business Services	Common Equity/Partnership Interests, 1st Lien	—

JF Acquisition, LLC 100 Perimeter Park Dr Morrisville, NC 27560	Business Services	1st Lien	—

K&N Parent, Inc. 1455 Citrus St. Riverside, California 92507	Automotive	2nd Lien	—

Kauffman Intermediate, LLC 701 Ransdell Rd. Lebanon, IN 46052	Manufacturing, Capital Equipment	Common Equity/Partnership Interests, 1st Lien	0.29%

KDC US Holdings 1000 Robins Rd Lynchburg, Va 24504	Consumer Goods—Durable	1st Lien	—

KLO Holdings, LLC 1790 Sun Dolphin Rd Muskegon, MI 49444	Consumer Goods—Durable	1st Lien	—

Kure Pain Holdings, Inc. 116 Defense Highway, Suite 403 Annapolis, MD 21401	Healthcare & Pharmaceuticals	Common Equity/Partnership Interests, 1st Lien	0.16%

LabVantage Solutions Inc. (2) 265 Davidson Avenue, Suite 220 Somerset, NJ 08873	High Tech Industries	1st Lien	—

Lanai Holdings III, Inc. (Patterson Medical) 28100 Torch Parkway, Suite 700 Warrenville, IL 60555	Healthcare & Pharmaceuticals	2nd Lien	—

Name and Address of Portfolio Company	Nature of its Principal Business	Title of Securities Held by Apollo Investment Corporation	Percentage of ClassHeld(1)

Lion Cashmere Midco Limited (2) 21 Grosvenor Place, London, SW1X 7HF	Consumer Goods—Non-durable	1st Lien	—

LSCS Holdings, Inc 4580 S Mendenhall Rd Memphis, TN 38141	Healthcare & Pharmaceuticals	2nd Lien	—

Liqui Box Holdings, Inc. 901 East Byrd Street, #1105 Richmond, VA 23219	Consumer Goods—Durable	1st Lien	—

Magnetation, LLC 15 Appledore Lane P.O. Box 87 Natural Bridge, VA 24578	Metals & Mining	1st Lien	—

Marlin DTC-LS Midco 2, LLC 500 Enterprise Dr Rocky Hill, CT 06067	Consumer Services	1st Lien	—

Mannkind Corporation 30930 Russell Ranch Road Westlake Village California 91362	Healthcare & Pharmaceuticals	1st Lien	—

Margaux Acquisition Inc. (2) 320 South Polk Street Suite 100 Amarillo, TX	Business Services	1st Lien	—

Maxor National Pharmacy Services, LLC 320 South Polk Street, Suite 100 Amarillo, TX 79101	Healthcare & Pharmaceuticals	1st Lien	—

Medical Guardian, LLC 1818 Market St Philadelphia, PA 19103	Healthcare & Pharmaceuticals	1st Lien	—

MedPlast Holdings Inc. 405 W Geneva Drive Tempe, AZ 85282	Manufacturing, Capital Equipment	2nd Lien	—

Ministry Brands, LLC 14488 Old Stage Road Lenoir City, TN 37772	Business Services	2nd Lien	—

Magnate Holding Corp. (2) 4th Floor, The Urban Building, 3-9 Albert St Slough SL1 2BE, United Kingdom	High Tech Industries	1st Lien	—

Nemo (BC) Bidco Pty Ltd (2) Level 3, Building A, 207 Pacific Highway Street Leonards, NSW 2065 Australia	Consumer Services	1st Lien	—

New Amsterdam Software BidCo LLC 515 Congress Avenue Suite 1510 Austin, TX 78701	High Tech Industries	1st Lien	—

Newscycle Solutions, Inc. 7900 International Drive, Suite 800 Bloomington, MN 55425	Business Services	1st Lien	—

NW Entertainment, Inc. 2660 West Olive Avenue Burbank, CA 91505	Media—Diversified & Production	1st Lien	—

Niacet Corporation 400 47th Street Niagara Falls, NY 14304	Chemicals, Plastics & Rubber	2nd Lien	—

Norvax, LLC 214 West Huron Street Chicago, IL 60654	High Tech Industries	1st Lien	—

NWE OPCO LP 1000 Calle Amanecer San Clemente, CA 92673	Media—Diversified & Production	1st Lien	—

Name and Address of Portfolio Company	Nature of its Principal Business	Title of Securities Held by Apollo Investment Corporation	Percentage of ClassHeld(1)

Omnitracs, LLC 717 N. Harwood Street, Suite 1300 Dallas, TX, 75201	High Tech Industries	1st Lien	—

Wildcat BuyerCo, Inc. NSI Industries 9730 Northcross Center Ct. Huntersville, NC 28078	Consumer Goods—Durable	Common Equity/Partnership Interests, 1st Lien	0.04%

Olaplex, LLC 1482 East Valley Road, #701 Santa Barbara, CA 93108	Consumer Goods—Non-durable	1st Lien	—

Orchard Therapeutics plc (2) 108 Cannon Street United Kingdom London EC4N 6EU	Healthcare & Pharmaceuticals	1st Lien	—

Ortega National Parks, LLC 101 West San Francisco Santa Fe, NM 87501	Environmental Industries	1st Lien	—

Pace Health Companies, LLC 4700 Homewood Ct, # 300 Raleigh, NC 27609	Healthcare & Pharmaceuticals	1st Lien	—

PAE Holding Corporation 1320 N. Courthouse Rd., Suite 800 Arlington, VA 22201	Aerospace & Defense	2nd Lien	—

Paper Source Inc. 410 North Milwaukee Avenue Chicago, IL 60654	Consumer Services	1st Lien	—

Partner Therapeutics, Inc. 19 Muzzey Street Lexington, MA 02421	Healthcare & Pharmaceuticals	Preferred Equity, 1st Lien, Warrants	0.47%

Peer Advisors, LLC P.O. Box 40724 Lansing, MI 48901	Diversified Investment Vehicles, Banking, Finance, Real Estate	1st Lien	—

PGM Holdings Corporation 25541 Commercentre Drive, Suite 100 Lake Forest, CA 92630	Insurance	1st Lien	—

PHS Buyer, Inc. 39 East Engleridge Drive, Suite 102 North Salt Lake, UT 84054	Healthcare & Pharmaceuticals	1st Lien	—

Project Comfort Buyer, Inc. 106 Harbor Drive Jersey City, NJ 07305	Consumer Goods—Durable	Preferred Equity, 1st Lien	0.58%

Protein For Pets Opco, LLC 601 N 13th St Monett, MO 65708	Consumer Goods—Non-durable	1st Lien	—

Pinstripe Holdings, LLC 200 South Executive Drive Brookfield, WI 53005	Consumer Services	1st Lien	—

PrimeFlight Aviation Services, Inc. Three Sugar Creek Center, Suite 450 Sugar Land, TX 77478	Aviation and Consumer Transport	1st Lien	—

ProPharma Group Intermediate, LLC 8717 W. 110th Street, Suite 300 Overland Park, KS 66210	Healthcare & Pharmaceuticals	1st Lien	—

PSI Services, LLC 2950 N Hollywood Way, Suite 200 Burbank, CA 91505	Business Services	1st Lien	—

PTC Therapeutics, Inc (2) 100 Corporate Court South Plainfield, NJ 07080	Healthcare & Pharmaceuticals	1st Lien	—

Name and Address of Portfolio Company	Nature of its Principal Business	Title of Securities Held by Apollo Investment Corporation	Percentage of ClassHeld(1)

Purchasing Power, LLC 676 North Michigan Avenue, Suite 3300 Chicago, IL 60611	Diversified Investment Vehicles, Banking, Finance, Real Estate	1st Lien	—

RA Outdoors, LLC (Active Outdoors) 717 North Harwood Street Suite 2500 Dallas, TX 75201	Business Services	1st Lien, 2nd Lien	—

Radius Health, Inc. (2) 950 Winter Street Waltham, MA 02451	Healthcare & Pharmaceuticals	1st Lien	—

Rapid Displays Acquisition Corporation 4300 West 47th Street Chicago, IL 60632	Retail	1st Lien	—

Rigel Pharmaceuticals, Inc. 1180 Veterans Blvd. South San Francisco, CA 94080	Healthcare & Pharmaceuticals	1st Lien	—

RiteDose Holdings I, Inc. 1 Technology Circle Carolina Research Park Columbia, SC 29203	Healthcare & Pharmaceuticals	1st Lien	—

Royton Bidco Limited (2) 108—112 Daisy Bank Road Victoria Park Manchester, Greater Manchester, M14 5QH United Kingdom	Healthcare & Pharmaceuticals	1st Lien	—

RSC Acquisition , Inc. (2) 160 Federal Street, 4th Floor Boston, MA 02110	Insurance	1st Lien	—

Schlesinger Group, Inc. 101 South Wood Avenue Iselin, NJ 08830	High Tech Industries	1st Lien	—

Securus Technologies Holdings, Inc. 14651 Dallas Parkway Suite 600 Dallas, TX 75254	Telecommunications	2nd Lien	—

Sequential Brands Group, Inc. (2) 601 W 26th Street 9th Floor New York, NY, 10001	Consumer Goods—Non-durable	2nd Lien	—

Simeio Group Holdings 55 Ivan Allen Jr. Blvd NW, #350 Atlanta, GA 30308	High Tech Industries	1st Lien	—

SI Holdings, Inc. 3701 East Conant Street Long Beach, CA 90808	Retail	1st Lien	—

Simplifi Holdings, Inc. 1407 Texas St #202 Fort Worth, Texas 76102	Advertising, Printing & Publishing	1st Lien	—

Sirsi Corporation 3700 North Ashton Boulevard, Suite 500 Lehi, UT 84043	High Tech Industries	1st Lien	—

Soliant Holdings, LLC 1979 Lakeside Parkway, Suite 800 Tucker, GA 30084	Business Services	Common Equity/Partnership Interests, 1st Lien	0.09%

Sonar Entertainment, Inc. 2121 Avenue of the Starts, Suite 2150 Los Angeles, CA 90067	Media—Diversified & Production	1st Lien	—

Name and Address of Portfolio Company	Nature of its Principal Business	Title of Securities Held by Apollo Investment Corporation	Percentage of ClassHeld(1)

Sorenson Holdings, LLC 4393 South Riverboat Road, Suite 300 Salt Lake City, Utah 84123	Consumer Goods—Durable	Common Equity/Partnership Interests	0.06%

Springbrook Holding Company, LLC 2633 Camino Ramon, Ste. 500 San Ramon, CA 94583	High Tech Industries	1st Lien	—

SSCP Spring Bidco Limited (2) 71 Cowley Road Uxbridge Middlesex UB8 2AE	Education	1st Lien	—

Taupo River II, LLC (2) 4 Embarcadero Center, 20th Floor San Francisco, CA 94111	Diversified Investment Vehicles, Banking, Finance, Real Estate	1st Lien	—

Teladoc, Inc. (2) 2 Manhattanville Road, Suite 203 Purchase, New York 10577	Healthcare & Pharmaceuticals	1st Lien	—

Telestream Holdings Corporation 848 Gold Flat Road Suite 1 Nevada City, CA 95959	High Tech Industries	1st Lien	—

Ten-X, LLC 1 Maunchly Irvine, CA, 92618	Diversified Investment Vehicles, Banking, Finance, Real Estate	1st Lien	—

TGG TS Acquisition Company 670 N McCarthy Blvd Milpitas, CA 95035	Business Services	1st Lien	—

THLP CO. LLC 2601 River Road Conestoga, PA 17516	Beverage, Food & Tobacco	Common Equity/Partnership Interests, 1st Lien	0.14%

Tidewater Consumer Receivables, LLC (2) 6520 Indian River Road Virginia Beach, VA 23464	Consumer Services	1st Lien	—

TNT Crust LLC 1438 Cedar Street Green Bay, WI 54308 PO Box 8929	Beverage, Food & Tobacco	Common Equity/Partnership Interests, 1st Lien	0.59%

Transplace Holdings, Inc. 3010 Gaylord Parkway, Suite 200 Frisco, TX 75034	Business Services	2nd Lien	—

TricorBraun Holdings, Inc. 6 Cityplace Drive Suite 1000 St. Louis, MO 63141	Containers, Packaging & Glass	1st Lien	—

Trident Bidco Limited (2) One Canada Square, Fl. 12 Canary Wharf London E14 5FA United Kingdom	Business Services	1st Lien	—

Truck-Lite Co., LLC 20800 Civic Center Drive Southfield, MI 48076	Automotive	Common Equity/Partnership Interests, 1st Lien	0.06%

U.S. Auto Finance, Inc. 2875 University Parkway Lawrenceville, GA 30046	Consumer Services	1st Lien	—

USLS Acquisition, Inc. 16825 Northchase Drive, Suite 900 Houston, TX 77060	Business Services	Common Equity/Partnership Interests, 1st Lien	0.47%

Vari-Form Group, LLC 233 Lothian Ave Strathroy, Ontario N7G 4J1, CA	Automotive	1st Lien	—

Name and Address of Portfolio Company	Nature of its Principal Business	Title of Securities Held by Apollo Investment Corporation	Percentage of ClassHeld(1)

Vertafore, Inc. 999 18th Street, Suite 400 Denver CO 80202	Business Services	1st Lien	—

Westfall Technik, Inc. 433 East Mead Drive Chandler, AZ 85249	Chemicals, Plastics & Rubber	1st Lien	—

Wm. Bolthouse Farms, Inc. 7200 East Brundage Lane Bakersfield, CA 93307	Beverage, Food & Tobacco	Common Equity/Partnership Interests	0.24%

Wright Medical Group, Inc. (2) 1023 Cherry Road Memphis, Tennessee 38117	Healthcare & Pharmaceuticals	1st Lien	—

ZPower, LLC 4765 Calle Quetzal Camarlllo, CA 93012	High Tech Industries	1st Lien, Warrants	—

(1)

This information is based on data made available to us as of March 31, 2020. We have no independent ability to verify this information. Some, if not all, portfolio companies are subject to voting agreements with varied voting rights.

(2)

Investments that we have determined are not “qualifying assets” under Section 55(a) of the 1940 Act. Under the 1940 Act, we may not acquire any non-qualifying asset unless, at the time such acquisition is made, qualifying assets represent at least 70% of our total assets. The status of these assets under the 1940 Act is subject to change. We monitor the status of these assets on an ongoing basis. As of March 31, 2020, non-qualifying assets represented approximately 17.2% of our total assets.

(3)	There are governing documents that precludes us from controlling management of the portfolio companies and therefore we disclaim such portfolio companies are controlled companies of us.

(4)

Merx Aviation Finance, LLC and its subsidiaries (“Merx Aviation”) is principally engaged in acquiring and leasing commercial aircraft to airlines. Its focus is on current generation aircraft, held either domestically or internationally. Merx Aviation may acquire fleets of aircraft through securitized, non-recourse debt or individual aircraft. Merx Aviation is not intended to compete with the numerous large lessors but rather to be complementary to them, providing them capital for various transactions. Merx Aviation also may outsource its aircraft servicing requirements to the large lessors that have the global staff necessary to complete such tasks. See “Risk Factors—Risks Relating to Our Investments” in our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus. The effects of various environmental regulations may negatively affect the aviation industry and some of our portfolio companies in such portfolio companies are controlled companies of us.

(5)	AIC SPV Holdings II, LLC is an affiliate to Renew Financial LLC, a portfolio company we have a 14.25% ownership interest in.

DETERMINATION OF NET ASSET VALUE

The NAV per share of our outstanding shares of common stock is determined quarterly by dividing the value of our total assets minus our liabilities by the total number of our shares outstanding, described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Fair Value Measurements” in Part II, Item 7 of our Annual Report on Form 10-K, which is incorporated herein by reference.

In calculating the value of our total assets, we value investments for which market quotations are readily available at such market quotations if they are deemed to represent fair value. Debt and equity securities that are not publicly traded or whose market price is not readily available or whose market quotations are not deemed to represent fair value are valued at fair value as determined in good faith by or under the direction of our Board of Directors. Market quotations may be deemed not to represent fair value in certain circumstances where AIM reasonably believes that facts and circumstances applicable to an issuer, a seller or purchaser or the market for a particular security causes current market quotes not to reflect the fair value of the security. Examples of these events could include cases in which material events are announced after the close of the market on which a security is primarily traded, when a security trades infrequently causing a quoted purchase or sale price to become stale or in the event of a “fire sale” by a distressed seller.

If and when market quotations are deemed not to represent fair value, we typically utilize independent third party valuation firms to assist us in determining fair value. Accordingly, such investments go through our multi-step valuation process as described below. In each case, our independent valuation firms consider observable market inputs together with significant unobservable inputs in arriving at their valuation recommendations for such Level 3 categorized assets.

With respect to investments for which market quotations are not readily available or when such market quotations are deemed not to represent fair value, our Board of Directors has approved a multi-step valuation process each quarter, as described below:

(1)

our quarterly valuation process begins with each portfolio company or investment being initially valued by the investment professionals of our Investment Adviser responsible for the portfolio investment;

(2)	preliminary valuation conclusions are then documented and discussed with senior management of our Investment Adviser;

(3)

independent valuation firms are engaged by our Board of Directors to conduct independent appraisals by reviewing our Investment Adviser’s preliminary valuations and then making their own independent assessment;

(4)

the Audit Committee of the Board of Directors reviews the preliminary valuation of our Investment Adviser and the valuation prepared by the independent valuation firm and responds, if warranted, to the valuation recommendation of the independent valuation firms;

(5)

the Board of Directors discusses valuations and determines in good faith the fair value of each investment in our portfolio based on the input of our Investment Adviser, the applicable independent valuation firm, and the Audit Committee of the Board of Directors; and

(6)

for Level 3 investments entered into within the current quarter, the cost (purchase price adjusted for accreted original issue discount/amortized premium) or any recent comparable trade activity on the security investment shall be considered to reasonably approximate the fair value of the investment, provided that no material change has since occurred in the issuer’s business, significant inputs or the relevant environment.

Investments are valued utilizing a market approach, an income approach, or both approaches, as appropriate. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities (including a business). The income approach uses valuation techniques to convert future amounts (for example, cash flows or earnings) to a single present amount (discounted). The measurement is based on the value indicated by current market expectations about those future amounts. In following these approaches, the types of factors that we may take into account in fair value pricing our investments include, as relevant:

available current market data, including relevant and applicable market trading and transaction comparables, applicable market yields and multiples, security covenants, seniority of investments in the investee company’s capital structure, call protection provisions, information rights, the nature and realizable value of any collateral, the portfolio company’s ability to make payments, its earnings and discounted cash flows, the markets in which the portfolio company does business, comparisons of financial ratios of peer companies that are public, M&A comparables, our principal market (as the reporting entity) and enterprise values, among other factors. Investments determined by these valuation procedures to have a fair value of less than $1 million during the prior fiscal quarter may be valued based on inputs identified by the Investment Adviser without the necessity of obtaining valuation from an independent valuation firm, if once annually an independent valuation firm using the procedures described herein provides valuation analysis.

Determination of fair values involves subjective judgments and estimates not susceptible to substantiation by auditing procedures. Accordingly, under current auditing standards, the notes to our financial statements incorporated by reference in this prospectus, refer to the uncertainty with respect to the possible effect of such valuations, and any change in such valuations, on our financial statements.

Our Board of Directors reviews the accuracy of the valuations of our portfolio investments quarterly and, no less frequently than annually, the adequacy of our policies and procedures regarding valuations and the effectiveness of their implementation.

DIVIDEND REINVESTMENT PLAN

We have adopted a dividend reinvestment plan that provides for reinvestment of our dividend distributions on behalf of our stockholders, unless a stockholder elects to receive cash as provided below. As a result, if our Board of Directors authorizes, and we declare, a cash dividend, then our stockholders who have not “opted out” of our dividend reinvestment plan will have their cash dividends automatically reinvested in additional shares of our common stock, rather than receiving the cash dividends.

No action is required on the part of a registered stockholder to have such stockholder’s cash dividend reinvested in shares of our common stock. A registered stockholder may elect to receive a dividend in cash by notifying American Stock Transfer and Trust Company, the plan administrator and our transfer agent and registrar, in writing so that such notice is received by the plan administrator not less than 10 days prior to the record date for dividends to stockholders. The plan administrator will set up an account for shares acquired through the plan for each stockholder who has not elected to receive dividends in cash and hold such shares in non-certificated form. Upon request by a stockholder participating in the plan, received in writing not less than 10 days prior to the record date, the plan administrator will, instead of crediting shares to the participant’s account, issue a certificate registered in the participant’s name for the number of whole shares of our common stock and a check for any fractional share.

Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

We intend to use primarily newly-issued shares to implement the plan, whether our shares are trading at a premium or at a discount to net asset value. However, we reserve the right to purchase shares in the open market in connection with our implementation of the plan. The number of shares to be issued to a stockholder is determined by dividing the total dollar amount of the dividend payable to such stockholder by the market price per share of our common stock at the close of regular trading on The Nasdaq Global Select Market on the valuation date for such dividend. Market price per share on that date will be the closing price for such shares on The Nasdaq Global Select Market or, if no sale is reported for such day, at the average of the reported bid and asked prices. The number of shares of our common stock to be outstanding after giving effect to payment of the dividend cannot be established until the value per share at which additional shares will be issued has been determined and elections of our stockholders have been tabulated. Stockholders who do not elect to receive dividends in shares of common stock may experience accretion to the net asset value of their shares if our shares are trading at a premium and dilution if our shares are trading at a discount. The level of accretion or discount would depend on various factors, including the proportion of our stockholders who participate in the plan, the level of premium or discount at which our shares are trading and the amount of the dividend payable to a stockholder.

The plan administrator’s fees under the plan will be paid by us. If a participant elects by written notice to the plan administrator to have the plan administrator sell part or all of the shares held by the plan administrator in the participant’s account and remit the proceeds to the participant, the plan administrator is authorized to deduct a $15 transaction fee plus a 10¢ per share brokerage commission from the proceeds.

Stockholders are subject to U.S. federal income tax on dividends automatically reinvested in additional shares of our common stock. The automatic reinvestment of dividends into shares of our common stock will generally not relieve participants of any U.S. federal, state or local income tax that otherwise would be payable (or required to be withheld) on such dividends. In that event, in the case of newly-issued shares, plan participants will generally be treated as receiving cash in an amount equal to the fair market value of such shares as of the reinvestment date, and such amount would be treated as described under “Certain U.S. Federal Income Tax Considerations.” Accordingly, a shareholder may incur a tax liability even though such shareholder has not received a cash distribution with which to pay the tax.

Participants may terminate their accounts under the plan by notifying the plan administrator via its website at www.amstock.com, by filling out the transaction request form located at the bottom of their statement and sending it to the plan administrator at P.O. Box 922, Wall Street Station, NY, NY 10269-0560 or by calling the plan administrator’s Interactive Voice Response System at 1-888-777-0324.

The plan may be terminated by us upon notice in writing mailed to each participant at least 30 days prior to any record date for the payment of any dividend by us. All correspondence, including requests for additional information, concerning the plan should be directed to the plan administrator by mail at American Stock Transfer and Trust Company, 6201 15th Avenue, Brooklyn NY 11219 or by telephone at (718) 921-8200.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a general summary of certain U.S. federal income tax considerations applicable to us and to an investment in shares of our common stock. This summary does not purport to be a complete description of the income tax considerations applicable to such an investment. For example, we have not described tax consequences that we assume to be generally known by investors or certain considerations that may be relevant to certain types of holders subject to special treatment under U.S. federal income tax laws, including stockholders subject to the alternative minimum tax, tax-exempt organizations, insurance companies, dealers in securities, pension plans and trusts, financial institutions, traders in securities that elect mark to market treatment, U.S. stockholders (as defined below) whose “functional currency” is not the U.S. dollar, and persons that will hold shares of our common stock as a position in a “straddle,” “hedge” or other integrated transaction for U.S. federal income tax purposes.

This summary assumes that investors hold our common stock as capital assets (generally property held for investment). The discussion is based upon the Code, Treasury regulations, administrative and judicial interpretations, and other applicable authorities all as in effect as of the date of this prospectus and all of which are subject to differing interpretations or change, possibly retroactively, which could affect the continuing validity of this discussion. We have not sought and will not seek any ruling from the Internal Revenue Service (the “IRS”) regarding any matters discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to those set forth below. This summary does not discuss any aspects of U.S. estate or gift tax or foreign, state or local tax. It does not discuss the special treatment under U.S. federal income tax laws that could result if we invested in tax-exempt securities or certain other investment assets.

This summary does not discuss the consequences of an investment in shares of our preferred stock, debt securities, units, subscription rights, purchase contracts or warrants representing rights to purchase shares of our common stock, preferred stock or debt securities. The tax consequences of such an investment will be discussed in a relevant prospectus supplement and any related free writing prospectus.

A “U.S. stockholder” is a beneficial owner of shares of our common stock that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia; or

•	a trust or an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

A “non-U.S. stockholder” is a beneficial owner of shares of our common stock that is neither a U.S. stockholder nor a partnership for U.S. federal income tax purposes.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Any partner of a partnership holding shares of our common stock should consult its tax advisers with respect to the purchase, ownership and disposition of shares of our common stock.

Tax matters are very complicated, and the tax consequences to an investor of an investment in our shares will depend on the facts of his, her or its particular situation. We encourage investors to consult their own tax advisers regarding the specific consequences of such an investment, including tax reporting requirements, the applicability of federal, state, local and foreign tax laws, eligibility for the benefits of any applicable tax treaty and the effect of any possible changes in the tax laws.

Election to be Taxed as a RIC

As a BDC, we have elected to be treated as a RIC under Subchapter M of the Code. As a RIC, we generally will not have to pay corporate-level federal income taxes on any ordinary income or capital gains that we distribute to our stockholders as dividends. To qualify as a RIC, we must, among other things, meet certain source-of-income and asset diversification requirements (as described below). In addition, to obtain RIC tax treatment we must distribute to our stockholders, for each taxable year, at least 90% of our “investment company taxable income” (determined without regard to the dividends paid deduction), which is generally our ordinary income plus the excess of net short-term capital gains over net long-term capital losses (the “Annual Distribution Requirement”).

Taxation as a RIC

If we qualify as a RIC and satisfy the Annual Distribution Requirement, then we will not be subject to federal income tax on the portion of our investment company taxable income and net capital gain (i.e., net long-term capital gains in excess of net short-term capital losses) we distribute to stockholders with respect to that year. We will be subject to U.S. federal income tax at the regular corporate rates on any income or capital gain not distributed (or deemed distributed) to our stockholders.

We will be subject to a 4% nondeductible federal excise tax on certain undistributed income unless we distribute in a timely manner for each calendar year an amount at least equal to the sum of (1) 98% of our ordinary income for that calendar year, (2) 98.2% of our capital gain net income (adjusted for certain ordinary losses) for the one-year period ending October 31 in that calendar year and (3) any income recognized, but not distributed, in preceding years (the “Excise Tax Avoidance Requirement”). We will not be subject to excise taxes on amounts on which we are required to pay corporate income taxes (such as retained net capital gains).

In order to qualify as a RIC for federal income tax purposes, we must, among other things:

•	qualify and have in effect an election to be treated as a BDC under the 1940 Act at all times during each taxable year;

•

derive in each taxable year at least 90% of our gross income from dividends, interest, payments with respect to certain securities loans, gains from the sale of stock or other securities or foreign currencies, or other income derived with respect to our business of investing in such stock or securities or foreign currencies, and net income derived from an interest in a “qualified publicly traded partnership” (as defined in the Code) (the “90% Income Test”); and

•	diversify our holdings so that at the end of each quarter of the taxable year:

•

at least 50% of the value of our assets consists of cash, cash equivalents, U.S. Government securities, securities of other RICs, and other securities if such other securities of any one issuer do not represent more than 5% of the value of our assets or more than 10% of the outstanding voting securities of the issuer; and

•

no more than 25% of the value of our assets is invested (1) in the securities, other than U.S. Government securities or securities of other RICs, of one issuer or of two or more issuers that are controlled, as determined under applicable tax rules, by us and that are engaged in the same or similar or related trades or businesses or (2) in securities of one or more qualified publicly traded partnerships (the “Diversification Tests”).

We may be required to recognize taxable income in circumstances in which we do not receive cash. For example, if we hold debt obligations that are treated under applicable tax rules as having original issue discount (such as debt instruments with payment-in-kind interest or, in certain cases, increasing interest rates or issued with warrants), we must include in income each year a portion of the original issue discount that accrues over the life of the obligation, regardless of whether cash representing such income is received by us in the same taxable year. Because any original issue discount accrued will be included in our investment company taxable income for the year of accrual, we may be required to make a distribution to our stockholders in order to satisfy the Annual Distribution Requirement, even though we will not have received any corresponding cash amount.

Gain or loss recognized by us from the sale or exchange of warrants or other securities acquired by us, as well as any loss attributable to the lapse of such warrants, generally will be treated as capital gain or loss. Such gain or loss generally will be long-term or short-term, depending on how long we held a particular warrant or other security.

Although we do not presently expect to do so, we are authorized to borrow funds and to sell assets in order to satisfy the Annual Distribution Requirement. However, under the 1940 Act, we are not permitted to make distributions to our stockholders while our debt obligations and other senior securities are outstanding unless certain “asset coverage” tests are met. See “Regulation—Senior Securities.” Moreover, our ability to dispose of assets to meet the Annual Distribution Requirement may be limited by (1) the illiquid nature of our portfolio and/or (2) other requirements relating to our status as a RIC, including the Diversification Tests. If we dispose of assets in order to meet the Annual Distribution Requirement or the Excise Tax Avoidance Requirement, we may make such dispositions at times that, from an investment standpoint, are not advantageous. Alternatively, to satisfy our Annual Distribution Requirement, we may declare a taxable dividend payable in cash or stock at the election of each stockholder. In such case, for federal income tax purposes, the amount of the dividend paid in stock will be equal to the amount of cash that could have been received instead of stock. See “Taxation of U.S. Stockholders” and “Taxation of Non-U.S. Stockholders” below for tax consequences to stockholders upon receipt of such dividends.

If we fail to satisfy the Annual Distribution Requirement or otherwise fail to qualify as a RIC in any taxable year (for example, because we fail the 90% Income Test described above), we will be subject to tax in that year on all of our taxable income, regardless of whether we make any distributions to our stockholders. In that case, all of our income would be subject to corporate-level federal income tax, reducing the amount available to be distributed to our stockholders. In contrast, assuming we qualify as a RIC, our corporate-level federal income tax should be substantially reduced or eliminated. See “Election to be Taxed as a RIC” above.

Certain of our investment practices may be subject to special and complex federal income tax provisions that may, among other things, (i) treat dividends that would otherwise constitute qualified dividend income as non-qualified dividend income, (ii) treat dividends that would otherwise be eligible for the corporate dividends-received deduction as ineligible for such treatment, (iii) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (iv) convert lower-taxed long-term capital gain into higher-taxed short-term capital gain or ordinary income, (v) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited), (vi) cause us to recognize income or gain without a corresponding receipt of cash, (vii) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (viii) adversely alter the characterization of certain complex financial transactions and (ix) produce income that will not be qualifying income for purposes of the 90% Income Test. We intend to monitor our transactions and may make certain tax elections to mitigate the effect of these provisions and prevent our disqualification as a RIC.

We invest in below investment grade instruments, commonly known as “high yield” instruments. Investments in these types of instruments may present special tax issues. U.S. federal income tax rules are not entirely clear about issues such as when we may cease to accrue interest, original issue discount or market discount, when and to what extent deductions may be taken for bad debts or worthless instruments, how payments received on obligations in default should be allocated between principal and income and whether exchanges of debt obligations in a bankruptcy or workout context are taxable. These and other issues will be addressed by us, to the extent necessary, to preserve our status as a RIC and to satisfy the Annual Distribution Requirement.

Except as discussed below under the heading “Failure to Qualify as a RIC,” the remainder of this discussion assumes that we qualify as a RIC and have satisfied the Annual Distribution Requirement.

Taxation of U.S. Stockholders

Distributions by us (including distributions pursuant to our dividend reinvestment plan or where stockholders can elect to receive cash or stock) generally are taxable to U.S. stockholders as ordinary income or capital gains. Distributions of our “investment company taxable income” (which is, generally, our ordinary income plus net short-term capital gains in excess of net long-term capital losses) will be taxable as ordinary income to U.S. stockholders to the extent of our current or accumulated earnings and profits, whether paid in cash or reinvested in additional common stock through our dividend reinvestment plan. To the extent such distributions paid by us to non-corporate stockholders (including individuals) are attributable to dividends received by us from U.S. corporations and certain qualified foreign corporations, and provided that certain holding period and other requirements are met, such distributions generally will be eligible for a reduced maximum federal income tax rate. In this regard, it is anticipated that distributions paid by us will generally not be attributable to dividends and, therefore, generally will not qualify for the reduced maximum rate. Distributions of our net capital gain (which is generally our net long-term capital gains in excess of net short-term capital losses) properly reported by us as “capital gain dividends” will be taxable to U.S. stockholders as long-term capital gains (currently taxed at a reduced maximum rate in the case of individuals, trusts or estates), regardless of the U.S. stockholder’s holding period for his, her or its common stock and regardless of whether paid in cash or reinvested in additional common stock. Distributions in excess of our earnings and profits first will reduce a U.S. stockholder’s adjusted tax basis in such stockholder’s common stock and, after the adjusted tax basis is reduced to zero, will constitute capital gains to such U.S. stockholder.

Although we currently intend to distribute any net capital gain at least annually, we may in the future decide to retain some or all of our net capital gain, but designate the retained amount as a “deemed distribution.” In that case, among other consequences, we will pay tax on the retained amount, each U.S. stockholder will be required to include his, her or its share of the deemed distribution in income as if it had been actually distributed to the U.S. stockholder, and the U.S. stockholder will be entitled to claim a credit equal to his, her or its allocable share of the tax paid thereon by us. The amount of the deemed distribution net of such tax will be added to the U.S. stockholder’s tax basis for his, her or its common stock. The amount of tax that stockholders are treated as having paid and for which they receive a credit may exceed the tax they owe on the retained net capital gain. Such excess generally may be claimed as a credit against the U.S. stockholder’s other federal income tax obligations or may be refunded to the extent it exceeds a stockholder’s liability for federal income tax. A stockholder that is not subject to federal income tax or otherwise required to file a federal income tax return would be required to file a federal income tax return on the appropriate form in order to claim a refund for the taxes we paid. In order to utilize the deemed distribution approach, we must provide written notice to our stockholders prior to the expiration of 60 days after the close of the relevant taxable year. We cannot treat any of our investment company taxable income as a “deemed distribution.”

For purposes of determining (1) whether the Annual Distribution Requirement is satisfied for any year and (2) the amount of capital gain dividends paid for that year, we may, under certain circumstances, elect to treat a dividend that is paid during the following taxable year as if it had been paid during the taxable year in question. If we make such an election, the U.S. stockholders will still be treated as receiving the dividend in the taxable year in which the distribution is made. However, any dividend declared by us in October, November or December of any calendar year, payable to stockholders of record on a specified date in such a month and actually paid during January of the following year, will be treated as if it had been paid by us and received by our U.S. stockholders on December 31 of the year in which the dividend was declared.

The IRS currently requires that a RIC that has two or more classes of stock allocate to each such class proportionate amounts of each type of its income (such as ordinary income and capital gains) based upon the percentage of total dividends paid to each class for the tax year. Accordingly, if we issue preferred stock, we intend to allocate capital gain dividends, if any, between our common stock and preferred stock in proportion to the total dividends paid to each class with respect to such tax year.

If an investor purchases shares of our common stock shortly before the record date of a distribution, the price of the shares will include the value of the distribution and the investor will be subject to tax on the distribution even though it represents a return of his, her or its investment.

A U.S. stockholder generally will recognize capital gain or loss if the stockholder sells or otherwise disposes of his, her or its shares of our common stock. The gain or loss will be measured by the difference between the sale price and the stockholder’s tax basis in his, her or its shares. Any gain or loss arising from such sale or disposition generally will be treated as long-term capital gain or loss if the stockholder has held his, her or its shares for more than one year. Otherwise, it would be classified as short-term capital gain or loss. However, any capital loss arising from the sale or disposition of shares of our common stock held for six months or less will be treated as long-term capital loss to the extent of the amount of capital gain dividends received, or undistributed capital gain deemed received, with respect to such shares. In addition, all or a portion of any loss recognized upon a disposition of shares of our common stock may be disallowed if other shares of our common stock are acquired (whether through reinvestment of distributions or otherwise) within 30 days before or after the disposition, in which case the basis of the shares acquired will be adjusted to reflect the disallowed loss.

In general, individual and other non-corporate U.S. taxable stockholders currently are subject to a reduced maximum federal income tax rate on their net capital gain, i.e., the excess of net long-term capital gain over net short-term capital loss for a taxable year, including any long-term capital gain derived from an investment in our shares. Corporate U.S. stockholders currently are subject to federal income tax on net capital gain at the rates applied to ordinary income. Non-corporate stockholders with net capital losses for a year (i.e., capital losses in excess of capital gains) generally may deduct up to $3,000 of such losses against their ordinary income each year; any net capital losses of a non-corporate stockholder in excess of $3,000 generally may be carried forward and used in subsequent years as provided in the Code. Corporate stockholders generally may not deduct any net capital losses against ordinary income for a year, but may carry back such losses for three years or carry forward such losses for five years.

Certain U.S. stockholders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on all or a portion of their “net investment income”, which includes dividends received from us and capital gains from the sale or other disposition of our stock.

We will send to each of our U.S. stockholders, as promptly as possible after the end of each calendar year, a notice detailing, on a per share and per distribution basis, the amounts includible in such U.S. stockholder’s taxable income for such year as ordinary income and as long-term capital gain. In addition, the federal tax status of each year’s distributions generally will be reported to the IRS (including the amount of dividends, if any, eligible for the reduced maximum rate). Distributions may also be subject to additional state, local and foreign taxes depending on a U.S. stockholder’s particular situation. Dividends distributed by us generally will not be eligible for the dividends-received deduction or the reduced maximum rate applicable to qualifying dividends.

We may be required to withhold federal income tax (“backup withholding”) from all taxable distributions to any non-corporate U.S. stockholder (1) who fails to furnish us with a correct taxpayer identification number or a certificate that such stockholder is exempt from backup withholding or (2) with respect to whom the IRS notifies us that such stockholder has failed to report properly certain interest and dividend income to the IRS and to respond to notices to that effect. An individual’s taxpayer identification number is his or her social security number. Any amount withheld under backup withholding is allowed as a credit against the U.S. stockholder’s federal income tax liability and may entitle such stockholder to a refund, provided that proper information is timely provided to the IRS.

Taxation of Non-U.S. Stockholders

Whether an investment in the shares is appropriate for a non-U.S. stockholder will depend upon that person’s particular circumstances. An investment in the shares by a non-U.S. stockholder may have adverse tax consequences. Non-U.S. stockholders should consult their tax advisers before investing in our common stock.

Distributions of our “investment company taxable income” to non-U.S. stockholders, subject to the discussion below, will be subject to withholding of federal tax at a 30% rate (or lower rate provided by an applicable treaty) to the extent of our current or accumulated earnings and profits unless the distributions are effectively connected with a U.S. trade or business of the non-U.S. stockholder, and, if an income tax treaty applies, attributable to a permanent establishment in the United States, in which case the distributions will be subject to federal income tax at the rates applicable to U.S. stockholders, and we will not be required to withhold federal tax if the non-U.S. stockholder complies with applicable certification and disclosure requirements. Special certification requirements apply to a non-U.S. stockholder that is a foreign partnership or a foreign trust, and such entities are urged to consult their own tax advisers.

Properly reported dividends are generally exempt from U.S. federal withholding tax where they (i) are paid in respect of our “qualified net interest income” (generally, our U.S.-source interest income, other than certain contingent interest and interest from obligations of a corporation or partnership in which we are at least a 10% owner, reduced by expenses that are allocable to such income) or (ii) are paid in respect of our “qualified short-term gain” (generally, the excess of our net short-term capital gain over our net long-term capital loss for such taxable year). Depending on the circumstances, we may report all, some or none of our potentially eligible dividends as such qualified net interest income or as qualified short-term gain, and/or treat such dividends, in whole or in part, as ineligible for this exemption from withholding. In order to qualify for the exemption from withholding for qualified net interest income, a foreign investor would need to comply with applicable certification requirements relating to its non-U.S. status (including, in general, furnishing an IRS Form W-8BEN or W-8BEN-E or substitute Form). In the case of common shares held through an intermediary, the intermediary may withhold even if we designate the payment as qualified net interest income or qualified short-term gain. Foreign investors should contact their intermediaries with respect to the application of these rules to their accounts. There can be no assurance as to what portion of our distributions would qualify for favorable treatment as qualified net interest income or qualified short-term gain.

Except as discussed below, actual or deemed distributions of our net capital gain to a non-U.S. stockholder and gains realized by a non-U.S. stockholder upon the sale of our common stock will not be subject to federal withholding tax and generally will not be subject to federal income tax unless the distributions or gains, as the case may be, are effectively connected with a U.S. trade or business of the non-U.S. stockholder and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the non-U.S. stockholder in the United States (in which case, such distributions or gains will be subject to federal income tax at the rates applicable to U.S. stockholders).

Withholding at a rate of 30% will be generally required on dividends in respect of our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, certain information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain United States persons or by certain non-U.S. entities that are wholly or partially owned by United States persons, and to withhold on certain payments. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our common stock held by an investor that is a non-financial non-U.S. entity will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which the payor will in turn be required to provide to the Secretary of the Treasury. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. Non-U.S. stockholders are encouraged to consult with their tax advisers regarding the possible implications of these requirements on their investment in our common stock.

If we distribute our net capital gain in the form of deemed rather than actual distributions (which we may do in the future), a non-U.S. stockholder will be entitled to a federal income tax credit or tax refund equal to the stockholder’s allocable share of the tax we pay on the capital gains deemed to have been distributed. In order to obtain the refund, the non-U.S. stockholder must obtain a U.S. taxpayer identification number and file a federal income tax return even if the non-U.S. stockholder would not otherwise be required to obtain a U.S. taxpayer identification number or file a federal income tax return. For a corporate non-U.S. stockholder, distributions (both actual and deemed) and gains realized upon the sale of our common stock that are effectively connected with a U.S. trade or business may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate if provided for by an applicable tax treaty). Accordingly, investment in the shares may not be appropriate for certain non-U.S. stockholders.

A non-U.S. stockholder may be subject to information reporting and backup withholding of federal income tax on dividends unless the non-U.S. stockholder provides us or the dividend paying agent with an IRS Form W-8BEN or W-8BEN-E (or an acceptable substitute form) or otherwise meets documentary evidence requirements for establishing that it is a non-U.S. stockholder or otherwise establishes an exemption.

Non-U.S. persons should consult their own tax advisers with respect to the U.S. federal income tax and withholding tax, and state, local and foreign tax consequences of an investment in the shares.

Failure to Qualify as a RIC

If we were unable to qualify for treatment as a RIC (for example, because we fail the 90% Income Test described above), we would be subject to federal income tax on all of our taxable income at regular corporate rates. We would not be able to deduct distributions to stockholders, nor would they be required to be made. Subject to certain limitations under the Code, distributions would generally be taxable to our individual and other non-corporate taxable stockholders as ordinary dividend income eligible for a reduced maximum rate to the extent of our current or accumulated earnings and profits. Subject to certain limitations under the Code, corporate distributees would be eligible for the dividends-received deduction. Distributions in excess of our current and accumulated earnings and profits would be treated first as a return of capital to the extent of the stockholder’s adjusted tax basis in our common stock, and any remaining distributions would be treated as a capital gain. Moreover, if we fail to qualify as a RIC in any year, we must pay out our earnings and profits accumulated in that year in order to qualify again as a RIC. If we fail to qualify as a RIC for a period of greater than two taxable years, we would be required to recognize any net built-in gains with respect to certain of our assets (i.e., the excess of the aggregate gains, including items of income, over aggregate losses that would have been realized with respect to such assets if we had been liquidated) or, alternatively, be subject to taxation on such built-in gain recognized for a period of five years, in order to qualify as a RIC in a subsequent year.

DESCRIPTION OF OUR CAPITAL STOCK

The following description is based on relevant portions of the Maryland General Corporation Law and on our charter and bylaws. This summary is not necessarily complete, and we refer you to the Maryland General Corporation Law and our charter and bylaws for a more detailed description of the provisions summarized below.

Capital Stock

As of the date of this prospectus, our authorized capital stock consists of 130,000,000 shares of stock, par value $0.001 per share, all of which is currently designated as common stock. Our common stock is quoted on The Nasdaq Global Select Market under the ticker symbol “AINV.” There are no outstanding options or warrants to purchase our stock, and no stock has been authorized for issuance under any equity compensation plans. Under Maryland law, our stockholders generally are not personally liable for our debts or obligations. The last reported closing market price of our common stock on July 13, 2020 was $9.20 per share. As of July 13, 2020, we had 48 stockholders of record.

Under our charter, our Board of Directors is authorized to classify and reclassify any unissued shares of stock into other classes or series of stock and to authorize the issuance of shares of stock without obtaining stockholder approval. As permitted by the Maryland General Corporation Law, our charter provides that the Board of Directors, without any action by our stockholders, may amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.

The following table sets forth information of our capital stock as of July 13, 2020:

Title of Class of Securities	Amount Authorized	Amount Held by Registrant or for its Account	Amount Outstanding Exclusive of Amount held by Registrant or for its Account
Common stock, par value $0.001 per share	130,000,000	None	65,259,176 shares

Common Stock

All shares of our common stock have equal rights as to earnings, assets, dividends and voting and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of our common stock if, as and when authorized by our Board of Directors and declared by us out of funds legally available therefor. Shares of our common stock have no preemptive, exchange, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws or by contract. In the event of a liquidation, dissolution or winding up of Apollo Investment, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Except as may otherwise be specified in our charter, each share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that, subject to our bylaws, holders of a majority of the outstanding shares of common stock can elect all of our directors, and holders of less than a majority of such shares will be unable to elect any director.

Preferred Stock

Our charter authorizes our Board of Directors to classify and reclassify any unissued shares of stock into other classes or series of stock, including preferred stock. Prior to issuance of shares of each class or series of preferred stock, the Board of Directors is required by Maryland law and by our charter to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the Board of Directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. You should note, however, that any issuance of preferred stock must comply with the requirements of the 1940 Act. The 1940 Act requires, among other things, that (1) immediately after issuance and before any dividend or other distribution is made with respect to our common stock and before any purchase of common stock is made, such preferred stock together with all other senior securities must not exceed an amount equal to 50% of our total assets after such issuance and after deducting the amount of such dividend, distribution or purchase price, as the case may be, and (2) the holders of shares of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if dividends on such preferred stock become in arrears by two years or more until the arrears are eliminated. Certain matters under the 1940 Act require the separate vote of the holders of any issued and outstanding preferred stock. For example, holders of preferred stock would vote separately from the holders of common stock on a proposal to cease operations as a BDC. We believe that the availability for issuance of preferred stock will provide us with increased flexibility in structuring future financings and acquisitions.

Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is material to a cause of action resulting in a final judgment adverse to the director. Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law, subject to the requirements of the 1940 Act.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Our charter authorizes us, to the maximum extent permitted by Maryland law and subject to the requirements of the 1940 Act, to obligate ourselves to indemnify any present or former director or officer or any individual who, while a director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status as a present or former director or officer, and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. Our bylaws obligate us, to the maximum extent permitted by Maryland law and subject to the requirements of the 1940 Act, to indemnify and advance expenses to any present or former director or officer or any individual who, while a director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of us in any of the capacities described above and any of our employees or agents or any employees or agents of our predecessor, if any. In accordance with the 1940 Act, we will not indemnify any person for any liability to which such person would be subject by reason of such person’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

Provisions of the Maryland General Corporation Law and Our Charter and Bylaws

Provisions of the Maryland General Corporation Law and of our charter and bylaws could deter takeover attempts and have an adverse impact on the price of our common stock. The Maryland General Corporation Law, our charter and our bylaws contain provisions that may discourage, delay or make more difficult a change in control of Apollo Investment or the removal of our directors. In addition to the matters described below, we have adopted other measures pursuant to the Maryland General Corporation Law that may make it difficult for a third party to obtain control of us, including provisions of our charter authorizing our Board of Directors to classify or reclassify shares of our stock in one or more classes or series, to cause the issuance of additional shares of our stock, and to amend our charter, without stockholder approval, to increase or decrease the number of shares of stock that we have authority to issue. These provisions, as well as other provisions of our charter and bylaws, may delay, defer or prevent a transaction or a change in control that might otherwise be in the best interests of our stockholders.

Classified Board of Directors

Our Board of Directors is divided into three classes of directors serving staggered three-year terms. At each annual meeting of our stockholders, the successors to the class of directors whose terms expire at such meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each director holds office for the term to which he or she is elected and until his or her successor is duly elected and qualifies. A classified board of directors may render a change in control of us or removal of our incumbent management more difficult. We believe, however, that the longer time required to elect a majority of a classified board of directors will help to ensure the continuity and stability of our management and policies.

Election of Directors

Our charter provides that the affirmative vote of the holders of a majority of the shares of stock outstanding and entitled to vote in the election of directors will be required to elect a director, unless our bylaws provide otherwise. Our bylaws provide that a nominee for director shall be elected as a director only if such nominee receives the affirmative vote of a majority of the total votes cast for and affirmatively withheld as to such nominee at a meeting of stockholders duly called and at which a quorum is present, unless there is a contested election, in which case, directors will be elected by a plurality of the votes cast.

Number of Directors; Vacancies; Removal

Our charter provides that the number of directors will be set only by the Board of Directors in accordance with our bylaws. Our bylaws provide that a majority of our entire Board of Directors may at any time increase or decrease the number of directors. However, unless our bylaws are amended, the number of directors may never be less than four nor more than ten. Pursuant to Section 3-802(b) of the Maryland General Corporation Law, we have elected in our charter to be subject to Section 3-804(c) of the Maryland General Corporation Law regarding the filling of vacancies on the Board of Directors. Accordingly, except as may be provided by the Board of Directors in setting the terms of any class or series of preferred stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies, subject to any applicable requirements of the 1940 Act.

Our charter provides that a director may be removed only for cause, as defined in our charter, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors.

Action by Stockholders

Under the Maryland General Corporation Law, stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous written consent in lieu of a meeting unless the charter provides for a lesser percentage (which our charter does not). These provisions, combined with the requirements of our bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of the Board of Directors or (3) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to the Board of Directors at a special meeting may be made (1) by or at the direction of the Board of Directors or (2) provided that, the special meeting has been called for the purpose of electing directors, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws. The advance notice provisions of the bylaws do not apply to stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act.

The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our Board of Directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our Board of Directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Calling of Special Meetings of Stockholders

Our bylaws provide that special meetings of stockholders may be called by our Board of Directors and certain of our officers. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders will be called by our secretary upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter generally provides for approval of charter amendments and extraordinary transactions by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter. Our charter also provides that certain charter amendments and any proposal for our conversion, whether by merger or otherwise, from a closed-end company to an open-end company or any proposal for our liquidation or dissolution requires the approval of the stockholders entitled to cast at least 80 percent of the votes entitled to be cast on such matter. However, if such amendment or proposal is approved by at least two-thirds of our continuing directors (in addition to approval by our Board of Directors), such amendment or proposal may be approved by a majority of the votes entitled to be cast on such a matter. The “continuing directors” are defined in our charter as our current directors as well as those directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of the continuing directors then on the Board of Directors. The holders of any preferred stock outstanding would have a separate class vote on any conversion to an open-end company.

Our charter and bylaws provide that the Board of Directors will have the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

No Appraisal Rights

Except with respect to appraisal rights arising in connection with the Maryland Control Share Acquisition Act discussed below, as permitted by the Maryland General Corporation Law, our charter provides that stockholders will not be entitled to exercise appraisal rights unless the Board of Directors, upon the affirmative vote of a majority of the entire Board of Directors, shall determine that such rights shall apply.

Control Share Acquisitions

We are subject to Subtitle 7 or Title 3 of the Maryland General Corporation Law, the Maryland Control Share Acquisition Act. Our bylaws currently exempt from the Maryland Control Share Acquisition Act acquisitions of our common stock by any person. If we amend our bylaws to repeal the exemption from the Control Share Acquisition Act, the Control Share Acquisition Act may make it more difficult for a third party to obtain control of us and increase the difficulty of consummating such an offer. The Maryland Control Share Acquisition Act provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

The requisite stockholder approval must be obtained each time an acquirer crosses one of the thresholds of voting power set forth above. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the Board of Directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may repurchase for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to repurchase control shares is subject to certain conditions and limitations, including, as provided in our bylaws, compliance with the 1940 Act. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The Maryland Control Share Acquisition Act does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the Maryland Control Share Acquisition Act any and all acquisitions by any person of our shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

Business Combinations

We are subject to Subtitle 6 of Title 3 of the Maryland General Corporation Law, the Maryland Business Combination Act, subject to any applicable requirements of the 1940 Act. Pursuant to the Maryland Business Combination Act, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. “Business combinations” include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under this statute if the Board of Directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the Board of Directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the Board of Directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the Board of Directors before the time that the interested stockholder becomes an interested stockholder. Our Board of Directors has adopted a resolution that any business combination between us and any other person is exempted from the provisions of the Business Combination Act, provided that the business combination is first approved by the Board of Directors, including a majority of the directors who are not interested persons as defined in the 1940 Act. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or the Board of Directors does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Subtitle 8 of Title 3 of the Maryland General Corporation Law

We are subject to Subtitle 8 of Title 3 of the Maryland General Corporation Law. Subtitle 8 permits Maryland corporations with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions: a classified board; a two-thirds stockholder vote requirement for removing a director; a requirement that the number of directors be fixed only by vote of the directors; a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and a requirement that the request of the holders of at least a majority of all votes entitled to be cast shall be necessary to call a special meeting of stockholders. Through provisions in our charter and bylaws, some unrelated to Subtitle 8, we already include provisions classifying our Board of Directors in three classes serving staggered three-year terms; require the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter for the removal of any director from the board, which removal is allowed only for cause; vest in the board the exclusive power to fix the number of directorships, subject to limitations set forth in our charter and bylaws, and fill vacancies; and require the written request of stockholders entitled to cast not less than a majority of all votes entitled to be cast at such meeting to call a stockholder–initiated special meeting.

Conflict with 1940 Act

Our bylaws provide that, if and to the extent that any provision of the Maryland General Corporation Law, including the Control Share Acquisition Act (if we amend our bylaws to be subject to such act) and the Business Combination Act, or any provision of our charter or bylaws conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.

Sales of Common Stock Below Net Asset Value

If we seek and receive approval from our stockholders authorizing us, in one or more public or private offerings of our common stock, to sell or otherwise issue shares of our common stock at a price below our then current net asset value (“NAV”) per share, such sale would be subject to the following conditions:

•	a majority of our independent directors who have no financial interest in the sale have approved the sale;

•

a majority of such directors, who are not interested persons of Apollo Investment, in consultation with the underwriter or underwriters of the offering if it is to be underwritten, have determined in good faith, and as of a time immediately prior to the first solicitation by or on behalf of Apollo Investment of firm commitments to purchase such securities or immediately prior to the sale of such securities, that the price at which such securities are to be sold is not less than a price which closely approximates the market value of those securities, less any underwriting commission or discount; and

•	the number of shares sold pursuant to such authority does not exceed 25% of our then outstanding common stock immediately prior to each such sale.

If we seek and receive such approval, there will be no maximum level of discount from NAV at which we may sell shares pursuant to such authority.

DESCRIPTION OF OUR PREFERRED STOCK

In addition to shares of common stock, our charter authorizes the issuance of preferred stock. We may issue preferred stock from time to time, although we have no immediate intention to do so. If we offer preferred stock under this prospectus, we will issue an appropriate prospectus supplement and any related free writing prospectus. We may issue preferred stock from time to time in one or more classes or series, without stockholder approval. Prior to issuance of shares of each class or series, our Board of Directors is required by Maryland law and by our charter to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Any such an issuance must adhere to the requirements of the 1940 Act, Maryland law and any other limitations imposed by law.

The following is a general description of the terms of the preferred stock we may issue from time to time. Particular terms of any preferred stock we offer will be described in the prospectus supplement and any related free writing prospectus relating to such preferred stock.

If we issue preferred stock, it will pay dividends to the holders of the preferred stock at either a fixed rate or a rate that will be reset frequently based on short-term interest rates, as described in a prospectus supplement and any related free writing prospectus accompanying each preferred share offering.

The 1940 Act requires, among other things, that (1) immediately after issuance and before any distribution is made with respect to common stock, the liquidation preference of the preferred stock, together with all other senior securities, must not exceed an amount equal to 50% of our total assets (taking into account such distribution), (2) the holders of shares of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if dividends on the preferred stock are in arrears by two years or more and (3) such shares be cumulative as to dividends and have a complete preference over our common stock to payment of their liquidation preference in the event of a dissolution.

For any series of preferred stock that we may issue, our Board of Directors or a committee thereof will determine and the Articles Supplementary and prospectus supplement and any related free writing prospectus relating to such series will describe:

•	the designation and number of shares of such series;

•	the rate, whether fixed or variable, and time at which any dividends will be paid on shares of such series, as well as whether such dividends are participating or non-participating;

•	any provisions relating to convertibility or exchangeability of the shares of such series;

•	the rights and preferences, if any, of holders of shares of such series upon our liquidation, dissolution or winding up of our affairs;

•	the voting powers, if any, of the holders of shares of such series;

•	any provisions relating to the redemption of the shares of such series;

•	any limitations on our ability to pay dividends or make distributions on, or acquire or redeem, other securities while shares of such series are outstanding;

•	any conditions or restrictions on our ability to issue additional shares of such series or other securities;

•	if applicable, a discussion of certain U.S. federal income tax considerations; and

•	any other relative powers, preferences and participating, optional or special rights of shares of such series, and the qualifications, limitations or restrictions thereof.

All shares of preferred stock that we may issue will be identical and of equal rank except as to the particular terms thereof that may be fixed by our Board of Directors, and all shares of each series of preferred stock will be identical and of equal rank except as to the dates from which dividends thereon will be cumulative.

DESCRIPTION OF OUR WARRANTS

The following is a general description of the terms of the warrants we may issue from time to time. Particular terms of any warrants we offer will be described in the prospectus supplement and any related free writing prospectus relating to such warrants.

We may issue warrants to purchase shares of our common stock. Such warrants may be issued independently or together with shares of common stock and may be attached or separate from such shares of common stock. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

A prospectus supplement and any related free writing prospectus will describe the particular terms of any series of warrants we may issue, including the following:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

•	the number of shares of common stock issuable upon exercise of such warrants;

•	the price at which and the currency or currencies, including composite currencies, in which the shares of common stock purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right will expire;

•	whether such warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the number of such warrants issued with each share of common stock;

•	if applicable, the date on and after which such warrants and the related shares of common stock will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of certain U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

Under the 1940 Act, we may generally only offer warrants provided that (1) the warrants expire by their terms within ten years; (2) the exercise or conversion price is not less than the current market value at the date of issuance; (3) our stockholders authorize the proposal to issue such warrants, and our Board of Directors approves such issuance on the basis that the issuance is in the best interests of Apollo Investment and its stockholders; and

(4) if the warrants are accompanied by other securities, the warrants are not separately transferable unless no class of such warrants and the securities accompanying them has been publicly distributed. The 1940 Act also provides that the amount of our voting securities that would result from the exercise of all outstanding warrants at the time of issuance may not exceed 25% of our outstanding voting securities.

DESCRIPTION OF OUR DEBT SECURITIES

We may issue debt securities in one or more series. The specific terms of each series of debt securities will be described in the particular prospectus supplement and any related free writing prospectus relating to that series. The prospectus supplement and any related free writing prospectus may or may not modify the general terms found in this prospectus and will be filed with the SEC. For a complete description of the terms of a particular series of debt securities, you should read both this prospectus and the prospectus supplement and any related free writing prospectus relating to that particular series. We may also issue debt securities privately. Such securities are not subject to the terms described below.

As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called an “indenture.” An indenture is a contract between us and U.S. Bank National Association, a financial institution acting as trustee on your behalf, and is subject to and governed by the Trust Indenture Act of 1939, as amended. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described in the second paragraph under “Events of Default—Remedies if an Event of Default Occurs.” Second, the trustee performs certain administrative duties for us.

Because this section is a summary, it does not describe every aspect of the debt securities and the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of debt securities. For example, in this section, we use capitalized words to signify terms that are specifically defined in the indenture. Some of the definitions are repeated in this prospectus, but for the rest you will need to read the indenture. See “Incorporation by Reference” and “Available Information” for information on how to obtain a copy of the indenture.

The prospectus supplement and any related free writing prospectus, which will accompany this prospectus, will describe the particular series of debt securities being offered by including:

•	the designation or title of the series of debt securities;

•	the total principal amount of the series of debt securities;

•	the percentage of the principal amount at which the series of debt securities will be offered;

•	the date or dates on which principal will be payable;

•	the rate or rates (which may be either fixed or variable) and/or the method of determining such rate or rates of interest, if any;

•	the date or dates from which any interest will accrue, or the method of determining such date or dates, and the date or dates on which any interest will be payable;

•	the terms for redemption, extension or early repayment, if any;

•	the currencies in which the series of debt securities are issued and payable;

•

whether the amount of payments of principal, premium or interest, if any, on a series of debt securities will be determined with reference to an index, formula or other method (which could be based on one or more currencies, commodities, equity indices or other indices) and how these amounts will be determined;

•	the place or places, if any, other than or in addition to The City of New York, of payment, transfer, conversion and/or exchange of the debt securities;

•	the denominations in which the offered debt securities will be issued;

•	the provision for any sinking fund;

•	any restrictive covenants;

•	any Events of Default;

•	whether the series of debt securities are issuable in certificated form;

•	any provisions for defeasance or covenant defeasance;

•	any special U.S. federal income tax implications, including, if applicable, U.S. federal income tax considerations relating to original issue discount;

•

whether and under what circumstances we will pay additional amounts in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts (and the terms of this option);

•	any provisions for convertibility or exchangeability of the debt securities into or for any other securities;

•	whether the debt securities are subject to subordination and the terms of such subordination;

•	the listing, if any, on a securities exchange; and

•	any other terms.

The debt securities may be secured or unsecured obligations. Under the provisions of the 1940 Act, we are permitted, as a business development company, to issue debt only in amounts such that our asset coverage, as defined in the 1940 Act, equals at least 150% after each issuance of debt. Unless the prospectus supplement and any related free writing prospectus states otherwise, principal (and premium, if any) and interest, if any, will be paid by us in immediately available funds. For a discussion of the risks associated with leverage, see “Risk Factors-Risks Relating to Our Business and Structure-Regulations governing our operation as a BDC affect our ability to raise, and the way in which we raise, additional capital.” in Part I, Item 1A of our Annual Report on Form 10-K.

General

The indenture provides that any debt securities proposed to be sold under this prospectus and the attached prospectus supplement and any related free writing prospectus (“offered debt securities”) and any debt securities issuable upon the exercise of warrants or upon conversion or exchange of other offered securities (“underlying debt securities”), may be issued under the indenture in one or more series.

For purposes of this prospectus, any reference to the payment of principal of or premium or interest, if any, on debt securities will include additional amounts if required by the terms of the debt securities.

The indenture limits the amount of debt securities that may be issued thereunder from time to time. Debt securities issued under the indenture, when a single trustee is acting for all debt securities issued under the indenture, are called the “indenture securities”. The indenture also provides that there may be more than one trustee thereunder, each with respect to one or more different series of indenture securities. See “Resignation of Trustee” below. At a time when two or more trustees are acting under the indenture, each with respect to only certain series, the term “indenture securities” means the one or more series of debt securities with respect to which each respective trustee is acting. In the event that there is more than one trustee under the indenture, the powers and trust obligations of each trustee described in this prospectus will extend only to the one or more series of indenture securities for which it is trustee. If two or more trustees are acting under the indenture, then the indenture securities for which each trustee is acting would be treated as if issued under separate indentures.

The indenture does not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity.

We refer you to the prospectus supplement and any related free writing prospectus for information with respect to any deletions from, modifications of or additions to the Events of Default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

We have the ability to issue indenture securities with terms different from those of indenture securities previously issued and, without the consent of the holders thereof, to reopen a previous issue of a series of indenture securities and issue additional indenture securities of that series unless the reopening was restricted when that series was created.

Senior Securities

Information about our senior securities (including debt securities and other indebtedness) is shown in the following table as of each year ended March 31 over the past ten fiscal years. The report of our independent registered public accounting firm covering the total amount of senior securities outstanding as of March 31, 2020, 2019, 2018, 2017, 2016, 2015, 2014, 2013, 2012, and 2011 is attached as an exhibit to the registration statement of which this prospectus is a part. This information about our senior securities should be read in conjunction with our audited financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus.

Class and Year	Total Amount Outstanding (1)	Asset Coverage Per Unit (2)	Involuntary Liquidating Preference Per Unit (3)	Estimated Market Value Per Unit (4)
Senior Secured Facility
Fiscal 2020	$1,449,402	$1,567	$—	N/A(5)
Fiscal 2019	638,888	2,153	—	N/A(5)
Fiscal 2018	285,216	2,770	—	N/A(5)
Fiscal 2017	200,923	2,709	—	N/A(5)
Fiscal 2016	637,904	2,235	—	N/A(5)
Fiscal 2015	384,648	2,288	—	N/A(5)
Fiscal 2014	602,261	2,496	—	N/A(5)
Fiscal 2013	536,067	2,451	—	N/A(5)
Fiscal 2012	539,337	2,670	—	N/A(5)
Fiscal 2011	628,443	2,862	—	N/A(5)
Senior Secured Notes
Fiscal 2020	$—	$—	$—	N/A(6)
Fiscal 2019	—	—	—	N/A(6)
Fiscal 2018	16,000	2,770	—	N/A(6)
Fiscal 2017	16,000	2,709	—	N/A(6)
Fiscal 2016	45,000	2,235	—	N/A(6)
Fiscal 2015	270,000	2,288	—	N/A
Fiscal 2014	270,000	2,496	—	N/A
Fiscal 2013	270,000	2,451	—	N/A
Fiscal 2012	270,000	2,670	—	N/A
Fiscal 2011	225,000	2,862	—	N/A
2042 Notes
Fiscal 2020	$—	$—	$—	—
Fiscal 2019	—	—	—	—
Fiscal 2018	—	—	—	—	(7)
Fiscal 2017	150,000	2,709	—	101.44
Fiscal 2016	150,000	2,235	—	100.04
Fiscal 2015	150,000	2,288	—	99.59
Fiscal 2014	150,000	2,496	—	92.11
Fiscal 2013	150,000	2,451	—	97.43
Fiscal 2012	—	—	—	N/A
Fiscal 2011	—	—	—	N/A

Class and Year	Total Amount Outstanding (1)	Asset Coverage Per Unit (2)	Involuntary Liquidating Preference Per Unit (3)	Estimated Market Value Per Unit (4)
2043 Notes
Fiscal 2020	$—	$—	$—	N/A	(10)
Fiscal 2019	150,000	2,153		103.80
Fiscal 2018	150,000	2,770	—	101.36
Fiscal 2017	150,000	2,709	—	104.12
Fiscal 2016	150,000	2,235	—	101.16
Fiscal 2015	150,000	2,288	—	99.74
Fiscal 2014	150,000	2,496	—	89.88
Fiscal 2013	—	—	—	N/A
Fiscal 2012	—	—	—	N/A
Fiscal 2011	—	—	—	N/A
2025 Notes
Fiscal 2020	$350,000	$1,567	$—	N/A
Fiscal 2019	350,000	2,153	—	N/A
Fiscal 2018	350,000	2,770	—	N/A
Fiscal 2017	350,000	2,709	—	N/A
Fiscal 2016	350,000	2,235	—	N/A
Fiscal 2015	350,000	2,288	—	N/A
Fiscal 2014	—	—	—	N/A
Fiscal 2013	—	—	—	N/A
Fiscal 2012	—	—	—	N/A
Fiscal 2011	—	—	—	N/A
Convertible Notes
Fiscal 2020	$—	$—	$—	—
Fiscal 2019	—	—	—	—
Fiscal 2018	—	—	—	—
Fiscal 2017	—	—	—	—
Fiscal 2016	—	—	—	—	(8)
Fiscal 2015	200,000	2,235	—	104.43
Fiscal 2014	200,000	2,288	—	106.60
Fiscal 2013	200,000	2,451	—	102.84
Fiscal 2012	200,000	2,670	—	97.81	(9)
Fiscal 2011	200,000	2,862	—	N/A
Total Debt Securities
Fiscal 2020	$1,799,402	$1,567	$—	N/A
Fiscal 2019	1,138,888	2,153	—	N/A
Fiscal 2018	801,216	2,770	—	N/A
Fiscal 2017	866,923	2,709	—	N/A
Fiscal 2016	1,332,904	2,235	—	N/A
Fiscal 2015	1,504,648	2,288	—	N/A
Fiscal 2014	1,372,261	2,496	—	N/A
Fiscal 2013	1,156,067	2,451	—	N/A
Fiscal 2012	1,009,337	2,670	—	N/A
Fiscal 2011	1,053,443	2,862	—	N/A

(1)	Total amount of each class of senior securities outstanding at the end of the period presented.

(2)

The asset coverage ratio for a class of senior securities representing indebtedness is calculated as our total assets, less all liabilities and indebtedness not represented by senior securities, divided by senior securities representing indebtedness. This asset coverage ratio is multiplied by $1,000 to determine the Asset Coverage Per Unit.

(3)	The amount to which such class of senior security would be entitled upon the involuntary liquidation of the issuer in preference to any security junior to it.

(4)

Not applicable, except for with respect to the 2042 Notes, the 2043 Notes, and the Convertible Notes, as other senior securities do not have sufficient trading for an average market value per unit to be determined. The average market value per unit for each of the 2042 Notes, the 2043 Notes, and the Convertible Notes is based on the closing daily prices of such notes and is expressed per $100 of indebtedness (including for the 2042 Notes and the 2043 Notes, which were issued in $25 increments).

(5)	Included in this amount is foreign currency debt obligations as outlined in Note 8 to the financial statements, which are incorporated by reference in this prospectus.

(6)

On October 4, 2015, the Senior Secured Notes, which had an outstanding principal balance of $225,000, matured and were repaid in full. On September 29, 2016, the Senior Secured Notes, Series A, which had an outstanding principal balance of $29,000, matured and were repaid in full. On October 1, 2018, the Senior Secured Notes, Series B, which had an outstanding principal balance of $16,000, matured and were repaid in full.

(7)

On October 16, 2017, the Company redeemed the entire $150 million aggregate principal amount outstanding of the 2042 Notes in accordance with the terms of the indenture governing the 2042 Notes, before its stated maturity.

(8)	On January 15, 2016, the Convertible Notes, which had an outstanding principal balance of $200,000, matured and were repaid in full.

(9)	Restrictive legends were removed in Fiscal 2012.

(10)

On August 12, 2019, the Company redeemed the entire $150 million aggregate principal amount outstanding of the 2043 Notes in accordance with the terms of the indenture governing the 2043 Notes, before its stated maturity.

Conversion and Exchange

If any debt securities are convertible into or exchangeable for other securities, the prospectus supplement and any related free writing prospectus will explain the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio (or the calculation method), the conversion or exchange period (or how the period will be determined), if conversion or exchange will be mandatory or at the option of the holder or us, provisions for adjusting the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of the underlying debt securities. These terms may also include provisions under which the number or amount of other securities to be received by the holders of the debt securities upon conversion or exchange would be calculated according to the market price of the other securities as of a time stated in the prospectus supplement and any related free writing prospectus.

Issuance of Securities in Registered Form

We may issue the debt securities in registered form, in which case we may issue them either in book-entry form only or in “certificated” form. Debt securities issued in book-entry form will be represented by global securities. We expect that we will usually issue debt securities in book-entry only form represented by global securities.

We also will have the option of issuing debt securities in non-registered form as bearer securities if we issue the securities outside the United States to non-U.S. persons. In that case, the prospectus supplement and any related free writing prospectus will set forth the mechanics for holding the bearer securities, including the procedures for receiving payments, for exchanging the bearer securities, including the procedures for exchanging the bearer securities for registered securities of the same series, and for receiving notices. The prospectus supplement and any related free writing prospectus will also describe the requirements with respect to our maintenance of offices or agencies outside the United States and the applicable U.S. federal tax law requirements.

Book-Entry Holders

We will issue registered debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement and any related free writing prospectus. This means debt securities will be represented by one or more global securities registered in the name of a depositary that will hold them on behalf of financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities held by the depositary or its nominee. These institutions may hold these interests on behalf of themselves or customers.

Under the indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in book-entry form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary will then pass along the payments it receives to its participants, which in turn will pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the debt securities are represented by one or more global securities, investors will be indirect holders, and not holders, of the debt securities.

Street Name Holders

In the future, we may issue debt securities in certificated form or terminate a global security. In these cases, investors may choose to hold their debt securities in their own names or in “street name.” Debt securities held in street name are registered in the name of a bank, broker or other financial institution chosen by the investor, and the investor would hold a beneficial interest in those debt securities through the account he or she maintains at that institution.

For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities to them. These institutions will pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect holders, and not holders, of the debt securities.

Legal Holders

Our obligations, as well as the obligations of the applicable trustee and those of any third parties employed by us or the applicable trustee, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in book-entry form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend an indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture), we would seek the approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

Special Considerations for Indirect Holders

If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, we urge you to check with that institution to find out:

•	how it handles securities payments and notices,

•	whether it imposes fees or charges,

•	how it would handle a request for the holders’ consent, if ever required,

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future for a particular series of debt securities,

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests, and

•	if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

As noted above, we usually will issue debt securities as registered securities in book-entry form only. A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms.

Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement and any related free writing prospectus, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “Special Situations when a Global Security Will Be Terminated”. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. The depositary that holds the global security will be considered the holder of the debt securities represented by the global security.

If debt securities are issued only in the form of a global security, an investor should be aware of the following:

•

An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain certificates for his or her interest in the debt securities, except in the special situations we describe below.

•

An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under “Issuance of Securities in Registered Form” above.

•	An investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form.

•

An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

•

The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way.

•	If we redeem less than all the debt securities of a particular series being redeemed, DTC’s practice is to determine by lot the amount to be redeemed from each of its participants holding that series.

•

An investor is required to give notice of exercise of any option to elect repayment of its debt securities, through its participant, to the applicable trustee and to deliver the related debt securities by causing its participant to transfer its interest in those debt securities, on DTC’s records, to the applicable trustee.

•

DTC requires that those who purchase and sell interests in a global security deposited in its book-entry system use immediately available funds. Your broker or bank may also require you to use immediately available funds when purchasing or selling interests in a global security.

•

Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations when a Global Security will be Terminated

In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-book-entry form (certificated securities). After that exchange, the choice of whether to hold the certificated debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of legal holders and street name investors under “Issuance of Securities in Registered Form” above.

The special situations for termination of a global security are as follows:

•

if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security, and we do not appoint another institution to act as depositary within 60 days,

•	if we notify the trustee that we wish to terminate that global security, or

•	if an event of default has occurred with regard to the debt securities represented by that global security and has not been cured or waived; we discuss defaults later under “Events of Default.”

The prospectus supplement and any related free writing prospectus may list situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement and any related free writing prospectus. If a global security is terminated, only the depositary, and not we or the applicable trustee, is responsible for deciding the names of the institutions in whose names the debt securities represented by the global security will be registered and, therefore, who will be the holders of those debt securities.

Payment and Paying Agents

We will pay interest to the person listed in the applicable trustee’s records as the owner of the debt security at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. That day, usually about two weeks in advance of the interest due date, is called the “record date.” Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling debt securities must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called “accrued interest.”

Payments on Global Securities

We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants, as described in “Description of our Debt Securities—Special Considerations for Global Securities” above.

Payments on Certificated Securities

We will make payments on a certificated debt security as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all payments of principal and premium, if any, by check at the office of the applicable trustee in New York, NY and/or at other offices that may be specified in the prospectus supplement and any related free writing prospectus or in a notice to holders against surrender of the debt security.

Alternatively, if the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request payment by wire, the holder must give the applicable trustee or other paying agent appropriate transfer instructions at least 15 business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Payment When Offices Are Closed

If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the indenture as if they were made on the original due date, except as otherwise indicated in the attached prospectus supplement and any related free writing prospectus. Such payment will not result in a default under any debt security or the indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their debt securities.

Events of Default

You will have rights if an Event of Default occurs in respect of the debt securities of your series and is not cured, as described later in this subsection.

The term “Event of Default” in respect of the debt securities of your series means any of the following:

•	We do not pay the principal of, or any premium on, a debt security of the series on its due date.

•	We do not pay interest on a debt security of the series within 30 days of its due date.

•	We do not deposit any sinking fund payment in respect of debt securities of the series on its due date.

•

We remain in breach of a covenant in respect of debt securities of the series for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the trustee or holders of at least 25% of the principal amount of debt securities of the series.

•	We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

•	Any other Event of Default in respect of debt securities of the series described in the prospectus supplement and any related free writing prospectus occurs.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the same or any other indenture. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal, premium or interest, if it considers the withholding of notice to be in the best interests of the holders.

Remedies if an Event of Default Occurs

If an Event of Default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of the debt securities of the affected series.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability (called an “indemnity”). (Section 315 of the Trust Indenture Act of 1939) If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

Before you are allowed to bypass your trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give your trustee written notice that an Event of Default has occurred and remains uncured.

•

The holders of at least 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity.

•	The holders of a majority in principal amount of the debt securities must not have given the trustee a direction inconsistent with the above notice during that 60-day period.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date.

Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than

•	the payment of principal, any premium or interest or

•	in respect of a covenant that cannot be modified or amended without the consent of each holder.

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of maturity.

Each year, we will furnish to each trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities or else specifying any default.

Merger or Consolidation

Under the terms of the indenture, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

•	Where we merge out of existence or sell our assets, the resulting entity must agree to be legally responsible for our obligations under the debt securities.

•

The merger or sale of assets must not cause a default on the debt securities and we must not already be in default (unless the merger or sale would cure the default). For purposes of this no-default test, a default would include an Event of Default that has occurred and has not been cured, as described under “Events of Default” above. A default for this purpose would also include any event that would be an Event of Default if the requirements for giving us a notice of default or our default having to exist for a specific period of time were disregarded.

•

Under the indenture, no merger or sale of assets may be made if as a result any of our property or assets or any property or assets of one of our subsidiaries, if any, would become subject to any mortgage, lien or other encumbrance unless either (i) the mortgage, lien or other encumbrance could be created pursuant to the limitation on liens covenant in the indenture (see “Indenture Provisions—Limitation on Liens” below) without equally and ratably securing the indenture securities or (ii) the indenture securities are secured equally and ratably with or prior to the debt secured by the mortgage, lien or other encumbrance.

•	We must deliver certain certificates and documents to the trustee.

•	We must satisfy any other requirements specified in the prospectus supplement and any related free writing prospectus relating to a particular series of debt securities.

Modification or Waiver

There are three types of changes we can make to the indenture and the debt securities issued thereunder.

Changes Requiring Your Approval

First, there are changes that we cannot make to your debt securities without your specific approval. The following is a list of those types of changes:

•	change the stated maturity of the principal of, or interest on, a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a security following a default;

•	adversely affect any right of repayment at the holder’s option;

•	change the place (except as otherwise described in the prospectus or prospectus supplement and any related free writing prospectus) or currency of payment on a debt security;

•	impair your right to sue for payment;

•	adversely affect any right to convert or exchange a debt security in accordance with its terms;

•	modify the subordination provisions in the indenture in a manner that is adverse to holders of the debt securities;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults;

•

modify any other aspect of the provisions of the indenture dealing with supplemental indentures, modification and waiver of past defaults, changes to the quorum or voting requirements or the waiver of certain covenants; and

•	change any obligation we have to pay additional amounts.

Changes Not Requiring Approval

The second type of change does not require any vote by the holders of the debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. We also do not need any approval to make any change that affects only debt securities to be issued under the indenture after the change takes effect.

Changes Requiring Majority Approval

Any other change to the indenture and the debt securities would require the following approval:

•	If the change affects only one series of debt securities, it must be approved by the holders of a majority in principal amount of that series.

•

If the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.

In each case, the required approval must be given by written consent.

The holders of a majority in principal amount of all of the series of debt securities issued under an indenture, voting together as one class for this purpose, may waive our compliance with some of our covenants in that indenture. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under “Description of our Debt Securities—Changes Requiring Your Approval.”

Further Details Concerning Voting

When taking a vote, we will use the following rules to decide how much principal to attribute to a debt security:

•

For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of these debt securities were accelerated to that date because of a default.

•

For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that debt security described in the prospectus supplement and any related free writing prospectus.

•	For debt securities denominated in one or more foreign currencies, we will use the U.S. dollar equivalent.

Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Defeasance—Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding indenture securities that are entitled to vote or take other action under the indenture. If we set a record date for a vote or other action to be taken by holders of one or more series, that vote or action may be taken only by persons who are holders of outstanding indenture securities of those series on the record date and must be taken within eleven months following the record date.

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Defeasance

The following provisions will be applicable to each series of debt securities unless we state in the applicable prospectus supplement and any related free writing prospectus that the provisions of covenant defeasance and full defeasance will not be applicable to that series.

Covenant Defeasance

Under current United States federal tax law, we can make the deposit described below and be released from some of the restrictive covenants in the indenture under which the particular series was issued. This is called “covenant defeasance”. In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your debt securities. If applicable, you also would be released from the subordination provisions described under “Indenture Provisions—Subordination” below. In order to achieve covenant defeasance, we must do the following:

•

If the debt securities of the particular series are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of such debt securities a combination of money and United States government or United States government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•

We must deliver to the trustee a legal opinion of our counsel confirming that, under current United States federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity.

We must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act, as amended, and a legal opinion and officers’ certificate stating that all conditions precedent to covenant defeasance have been complied with.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee is prevented from making payment. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the debt securities became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Full Defeasance

If there is a change in United States federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the debt securities of a particular series (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:

•

If the debt securities of the particular series are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of such debt securities a combination of money and United States government or United States government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•

We must deliver to the trustee a legal opinion confirming that there has been a change in current United States federal tax law or an IRS ruling that allows us to make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity. Under current United States federal tax law, the deposit and our legal release from the debt securities would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for your debt securities and you would recognize gain or loss on the debt securities at the time of the deposit.

•

We must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act, as amended, and a legal opinion and officers’ certificate stating that all conditions precedent to defeasance have been complied with.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. If applicable, you would also be released from the subordination provisions described later under “Indenture Provisions—Subordination”.

Form, Exchange and Transfer of Certificated Registered Securities

If registered debt securities cease to be issued in book-entry form, they will be issued:

•	only in fully registered certificated form,

•	without interest coupons, and

•	unless we indicate otherwise in the prospectus supplement and any related free writing prospectus, in denominations of $1,000 and amounts that are multiples of $1,000.

Holders may exchange their certificated securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

Holders may exchange or transfer their certificated securities at the office of their trustee. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement and any related free writing prospectus. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If any certificated securities of a particular series are redeemable and we redeem less than all the debt securities of that series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

If a registered debt security is issued in book-entry form, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection, since it will be the sole holder of the debt security.

Resignation of Trustee

Each trustee may resign or be removed with respect to one or more series of indenture securities provided that a successor trustee is appointed to act with respect to these series. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under the indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

Indenture Provisions—Limitation on Liens

If we issue indenture securities that are denominated as senior debt securities, we covenant in the indenture that neither we nor any of our subsidiaries, if any, will pledge or subject to any lien any of our or their property or assets unless those senior debt securities issued under the indenture are secured by this pledge or lien equally and ratably with other indebtedness thereby secured. There are excluded from this covenant liens created to secure obligations for the purchase price of physical property, liens of a subsidiary securing indebtedness owed to us, liens existing on property acquired upon exercise of rights arising out of defaults on receivables acquired in the ordinary course of business, sales of receivables accounted for as secured indebtedness in accordance with generally accepted accounting principles, certain liens not related to the borrowing of money and other liens not securing borrowed money aggregating less than $500,000.

Indenture Provisions—Subordination

Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of (and premium, if any) and interest, if any, on any indenture securities denominated as subordinated debt securities is to be subordinated to the extent provided in the indenture in right of payment to the prior payment in full of all Senior Indebtedness (as defined below), but our obligation to you to make payment of the principal of (and premium, if any) and interest, if any, on such subordinated debt securities will not otherwise be affected. In addition, no payment on account of principal (or premium, if any), sinking fund or interest, if any, may be made on such subordinated debt securities at any time unless full payment of all amounts due in respect of the principal (and premium, if any), sinking fund and interest on Senior Indebtedness has been made or duly provided for in money or money’s worth.

In the event that, notwithstanding the foregoing, any payment by us is received by the trustee in respect of subordinated debt securities or by the holders of any of such subordinated debt securities before all Senior Indebtedness is paid in full, the payment or distribution must be paid over to the holders of the Senior Indebtedness or on their behalf for application to the payment of all the Senior Indebtedness remaining unpaid until all the Senior Indebtedness has been paid in full, after giving effect to any concurrent payment or distribution to the holders of the Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness upon this distribution by us, the holders of such subordinated debt securities will be subrogated to the rights of the holders of the Senior Indebtedness to the extent of payments made to the holders of the Senior Indebtedness out of the distributive share of such subordinated debt securities.

By reason of this subordination, in the event of a distribution of our assets upon our insolvency, certain of our senior creditors may recover more, ratably, than holders of any subordinated debt securities. The indenture provides that these subordination provisions will not apply to money and securities held in trust under the defeasance provisions of the indenture.

Senior Indebtedness is defined in the indenture as the principal of (and premium, if any) and unpaid interest on:

•

our indebtedness (including indebtedness of others guaranteed by us), whenever created, incurred, assumed or guaranteed, for money borrowed (other than indenture securities issued under the indenture and denominated as subordinated debt securities), unless in the instrument creating or evidencing the same or under which the same is outstanding it is provided that this indebtedness is not senior or prior in right of payment to the subordinated debt securities, and

•	renewals, extensions, modifications and refinancings of any of this indebtedness.

If this prospectus is being delivered in connection with the offering of a series of indenture securities denominated as subordinated debt securities, the accompanying prospectus supplement and any related free writing prospectus will set forth the approximate amount of our Senior Indebtedness outstanding as of a recent date.

The Trustee under the Indenture

U.S. Bank National Association serves as the trustee under the indenture.

Certain Considerations Relating to Foreign Currencies

Debt securities denominated or payable in foreign currencies may entail significant risks. These risks include the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the currency or currencies involved and will be more fully described in the applicable prospectus supplement and any related free writing prospectus.

DESCRIPTION OF OUR UNITS

As specified in the applicable prospectus supplement and any related free writing prospectus, we may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The prospectus supplement and any related free writing prospectus will describe:

•

the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units; and

•	whether the units will be issued in fully registered or global form.

The descriptions of the units and any applicable underlying security or pledge or depositary arrangements in this prospectus and in any prospectus supplement and any related free writing prospectus are summaries of the material provisions of the applicable agreements and are subject to, and qualified in their entirety by reference to, the terms and provisions of the applicable agreements, forms of which have been or will be filed as exhibits to the registration statement of which this prospectus forms a part.

DESCRIPTION OF OUR SUBSCRIPTION RIGHTS

We may issue subscription rights to our stockholders to purchase common stock or other securities. Subscription rights may or may not be transferable by the person purchasing or receiving the subscription rights. Any subscription rights offered as a combination with other securities would be treated as an offering of our units. See “Description of our Units.” In connection with a subscription rights offering to our stockholders, we would distribute certificates evidencing the subscription rights and a prospectus supplement and any related free writing prospectus to our stockholders on the record date that we set for receiving subscription rights in such subscription rights offering.

The applicable prospectus supplement and any related free writing prospectus would describe the following terms of subscription rights in respect of which this prospectus is being delivered:

•

the period of time the offering would remain open (which shall be open a minimum number of days such that all record holders would be eligible to participate in the offering and shall not be open longer than 120 days);

•	the title of such subscription rights;

•	the exercise price for such subscription rights (or method of calculation thereof if the price is not a specific dollar amount);

•

the ratio of the offering (which, in the case of transferable rights for common stock, will require a minimum of three shares to be held of record before a person is entitled to purchase an additional share);

•	the number of such subscription rights issued to each stockholder;

•	the extent to which such subscription rights are transferable and the market on which they may be traded if they are transferable;

•	if applicable, a discussion of certain U.S. federal income tax considerations applicable to the issuance or exercise of such subscription rights;

•	the date on which the right to exercise such subscription rights shall commence, and the date on which such right shall expire (subject to any extension);

•	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities and the terms of such over-subscription privilege;

•	any termination right we may have in connection with such subscription rights offering; and

•	any other terms of such subscription rights, including exercise, settlement and other procedures and limitations relating to the transfer and exercise of such subscription rights.

Exercise of Subscription Rights

Each subscription right would entitle the holder of the subscription right to purchase for cash such amount of shares of the security being offered at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement and any related free writing prospectus relating to the subscription rights offered thereby. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement and any related free writing prospectus. After the close of business on the expiration date, all unexercised subscription rights would become void.

Subscription rights may be exercised as set forth in the prospectus supplement and any related free writing prospectus relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement and any related free writing prospectus we will forward, as soon as practicable, the shares of common stock purchasable upon such exercise. To the extent permissible under applicable law, we may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, as set forth in the applicable prospectus supplement and any related free writing prospectus.

DESCRIPTION OF OUR PURCHASE CONTRACTS

As may be specified in a prospectus supplement and any related free writing prospectus, we may issue purchase contracts obligating holders to purchase from us, and us to sell to the holders, a number of debt securities, shares of common stock or preferred stock, or other securities described in this prospectus or the applicable prospectus supplement and any related free writing prospectus at a future date or dates. The price of the securities or other property subject to the purchase contracts may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula described in the purchase contracts. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts. These payments may be unsecured or prefunded on some basis to be specified in the applicable prospectus supplement and any related free writing prospectus.

The applicable prospectus supplement and any related free writing prospectus relating to any purchase contracts will specify the material terms of the purchase contracts and any applicable pledge or depositary arrangements, including one or more of the following:

•

The stated amount that a holder will be obligated to pay under the purchase contract in order to purchase debt securities, common stock, preferred stock, or other securities described in this prospectus or the formula by which such amount shall be determined.

•

The settlement date or dates on which the holder will be obligated to purchase such securities. The prospectus supplement and any related free writing prospectus will specify whether the occurrence of any events may cause the settlement date to occur on an earlier date and the terms on which an early settlement would occur.

•	The events, if any, that will cause our obligations and the obligations of the holder under the purchase contract to terminate.

•

The settlement rate, which is a number that, when multiplied by the stated amount of a purchase contract, determines the number of securities that we or a trust will be obligated to sell and a holder will be obligated to purchase under that purchase contract upon payment of the stated amount of that purchase contract. The settlement rate may be determined by the application of a formula specified in the prospectus supplement and any related free writing prospectus. If a formula is specified, it may, subject to compliance with the 1940 Act, be based on the market price of such securities over a specified period or it may be based on some other reference statistic.

•

Whether the purchase contracts will be issued separately or as part of units consisting of a purchase contract and an underlying security with an aggregate principal amount equal to the stated amount. Any underlying securities will be pledged by the holder to secure its obligations under a purchase contract.

•

The type of underlying security, if any, that is pledged by the holder to secure its obligations under a purchase contract. Underlying securities may be debt securities, common stock, preferred stock, or other securities described in this prospectus or the applicable prospectus supplement and any related free writing prospectus.

•

The terms of the pledge arrangement relating to any underlying securities, including the terms on which distributions or payments of interest and principal on any underlying securities will be retained by a collateral agent, delivered to us or be distributed to the holder.

•

The amount of the contract fee, if any, that may be payable by us to the holder or by the holder to us, the date or dates on which the contract fee will be payable and the extent to which we or the holder, as applicable, may defer payment of the contract fee on those payment dates. The contract fee may be calculated as a percentage of the stated amount of the purchase contract or otherwise.

The preceding description sets forth certain general terms and provisions of the purchase contracts to which any prospectus supplement and any related free writing prospectus may relate. The particular terms of the purchase contracts to which any prospectus supplement and any related free writing prospectus may relate and the extent, if any, to which the general provisions may apply to the purchase contracts so offered will be described in the applicable prospectus supplement and any related free writing prospectus. To the extent that any particular terms of the purchase contracts described in a prospectus supplement and any related free writing prospectus differ from any of the terms described above, then the terms described above will be deemed to have been superseded by that prospectus supplement and any related free writing prospectus.

REGULATION

We have elected to be treated as a BDC under the 1940 Act and have elected to be treated as a RIC under Subchapter M of the Code. The 1940 Act contains prohibitions and restrictions relating to transactions between business development companies and their affiliates (including any investment advisers or sub-advisers), principal underwriters and affiliates of those affiliates or underwriters and requires that a majority of the directors be persons other than “interested persons,” as that term is defined in the 1940 Act. In addition, the 1940 Act provides that we may not change the nature of our business so as to cease to be, or to withdraw our election as, a BDC unless approved by a majority of our outstanding voting securities voting as a class. A majority of our outstanding voting securities is defined under the 1940 Act as the lesser of (i) 67% or more of our shares present at a meeting or represented by proxy if more than 50% of our outstanding shares are present or represented by proxy or (ii) more than 50% of our outstanding shares.

We may invest up to 100% of our assets in securities acquired directly from issuers in privately negotiated transactions. With respect to such securities, we may, for the purpose of public resale, be deemed an “underwriter” as that term is defined in the Securities Act. However, we may purchase or otherwise receive warrants to purchase the common stock of our portfolio companies in connection with acquisition financing or other investment. Similarly, in connection with an acquisition, we may acquire rights to require the issuers of acquired securities or their affiliates to repurchase them under certain circumstances. We also do not intend to acquire securities issued by any investment company that exceed the limits imposed by the 1940 Act. Under these limits, we generally cannot acquire more than 3% of the voting stock of any registered investment company, invest more than 5% of the value of our total assets in the securities of one registered investment company or invest more than 10% of the value of our total assets in the securities of more than one registered investment company. With regard to that portion of our portfolio invested in securities issued by registered investment companies, it should be noted that such investments might subject our stockholders to additional expenses. None of our policies is fundamental, and each may be changed without stockholder approval.

Qualifying Assets

Under the 1940 Act, a BDC may not acquire any asset other than assets of the type listed in Section 55(a) of the 1940 Act, which are referred to as “qualifying assets,” unless, at the time the acquisition is made, qualifying assets represent at least 70% of the company’s total assets. The principal categories of qualifying assets relevant to our business are the following:

(1)	Securities of an “eligible portfolio company,” purchased in transactions not involving any public offering. An eligible portfolio company is defined in the 1940 Act as any issuer which:

(a)	is organized under the laws of, and has its principal place of business in, the United States;

(b)

is not an investment company (other than a small business investment company wholly owned by the BDC) or a company that would be an investment company but for certain exclusions under the 1940 Act; and

(c)	satisfies any of the following:

•

does not have any class of securities listed on a national securities exchange or has a class of securities listed on a national securities exchange but has an aggregate market value of outstanding equity of less than $250 million.

•	is controlled by a BDC or a group of companies including a BDC, and the BDC has an affiliated person who is a director of the eligible portfolio company; or

•	is a small and solvent company having total assets of not more than $4 million and capital and surplus of not less than $2 million.

(2)	Securities of any eligible portfolio company that we control.

(3)

Securities purchased in a private transaction from a U.S. issuer that is not an investment company or from an affiliated person of the issuer, or in transactions incident thereto, if the issuer is in bankruptcy and subject to reorganization or if the issuer, immediately prior to the purchase of its securities were unable to meet its obligations as they came due without material assistance other than conventional lending or financing arrangements.

(4)

Securities of an eligible portfolio company purchased from any person in a private transaction if there is no ready market for such securities and we already own 60% of the outstanding equity of the eligible portfolio company.

(5)

Securities received in exchange for or distributed on or with respect to securities described in (1) through (4) above, or pursuant to the exercise of options, warrants or rights relating to such securities.

(6)	Cash, cash equivalents, U.S. Government securities or high-quality debt securities maturing in one year or less from the time of investment.

Managerial Assistance to Portfolio Companies

In addition, a BDC must have been organized and have its principal place of business in the United States and must be operated for the purpose of making investments in the types of securities described in (1), (2) or (3) above. However, in order to count portfolio securities as qualifying assets for the purpose of the 70% test, the BDC must either control the issuer of the securities or must offer to make available to the issuer of the securities (other than small and solvent companies described above) significant managerial assistance; except that, where the BDC purchases such securities in conjunction with one or more other persons acting together, one of the other persons in the group may make available such managerial assistance. Making available managerial assistance means, among other things, any arrangement whereby the BDC, through its directors, officers or employees, offers to provide, and, if accepted, does so provide, significant guidance and counsel concerning the management, operations or business objectives and policies of a portfolio company.

Temporary Investments

Pending investment in other types of “qualifying assets,” as described above, our investments may consist of cash, cash equivalents, U.S. Government securities or high-quality debt securities maturing in one year or less from the time of investment, which we refer to, collectively, as temporary investments, so that 70% of our assets are qualifying assets. Typically, we will invest in U.S. Treasury bills or in repurchase agreements, provided that such agreements are fully collateralized by cash or securities issued by the U.S. Government or its agencies. A repurchase agreement involves the purchase by an investor, such as us, of a specified security and the simultaneous agreement by the seller to repurchase it at an agreed-upon future date and at a price that is greater than the purchase price by an amount that reflects an agreed-upon interest rate. There is no percentage restriction on the proportion of our assets that may be invested in such repurchase agreements.

Senior Securities

We are permitted, under specified conditions, to issue multiple classes of indebtedness and one class of stock senior to our common stock if our asset coverage, as defined in the 1940 Act, is at least equal to 150% immediately after each such issuance. In addition, while any senior securities remain outstanding, we must make provisions to prohibit any distribution to our stockholders or the repurchase of such securities or shares unless we meet the applicable asset coverage ratios at the time of the distribution or repurchase. We may also borrow amounts up to 5% of the value of our total assets for temporary or emergency purposes without regard to asset coverage. For a discussion of the risks associated with leverage, see “Risk Factors—Risks Relating to our Business and Structure—Regulations governing our operation as a BDC will affect our ability to, and the way in which we, raise additional capital” in our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus.

Code of Ethics

We have adopted a code of ethics pursuant to Rule 17j-1 under the 1940 Act and we have also approved AIM’s code of ethics that was adopted by it in accordance with Rule 17j-1 and Rule 204A-1 under the Advisers Act. These codes of ethics establish procedures for personal investments and restrict certain personal securities transactions. Personnel subject to a code may invest in securities for their personal investment accounts, including securities that may be purchased or held by us, so long as such investments are made in accordance with the code’s requirements. For information on how to obtain a copy of each code of ethics, see “Available Information.”

Proxy Voting Policies and Procedures

SEC-registered investment advisers that have the authority to vote (client) proxies (which authority may be implied from a general grant of investment discretion) are required to adopt policies and procedures reasonably designed to ensure that the Investment Adviser votes proxies in the best interests of its clients. Registered investment advisers also must maintain certain records on proxy voting. When Apollo Investment does have voting rights, it will delegate the exercise of such rights to AIM. AIM’s proxy voting policies and procedures are summarized below:

In determining how to vote, officers of our Investment Adviser will consult with each other and other investment professionals of Apollo, taking into account the interests of Apollo Investment and its investors as well as any potential conflicts of interest. Our Investment Adviser will consult with legal counsel to identify potential conflicts of interest. Where a potential conflict of interest exists, our Investment Adviser may, if it so elects, resolve it by following the recommendation of a disinterested third party, by seeking the direction of the independent directors of Apollo Investment or, in extreme cases, by abstaining from voting. While our Investment Adviser may retain an outside service to provide voting recommendations and to assist in analyzing votes, our investment adviser will not delegate its voting authority to any third party.

An officer of AIM will keep a written record of how all such proxies are voted. Our Investment Adviser will retain records of (1) proxy voting policies and procedures, (2) all proxy statements received (or it may rely on proxy statements filed on the SEC’s EDGAR system in lieu thereof), (3) all votes cast, (4) investor requests for voting information, and (5) any specific documents prepared or received in connection with a decision on a proxy vote. If it uses an outside service, our Investment Adviser may rely on such service to maintain copies of proxy statements and records, so long as such service will provide a copy of such documents promptly upon request.

Our Investment Adviser’s proxy voting policies are not exhaustive and are designed to be responsive to the wide range of issues that may be subject to a proxy vote. In general, our Investment Adviser will vote our proxies in accordance with these guidelines unless: (1) it has determined otherwise due to the specific and unusual facts and circumstances with respect to a particular vote, (2) the subject matter of the vote is not covered by these guidelines, (3) a material conflict of interest is present, or (4) we find it necessary to vote contrary to our general guidelines to maximize stockholder value or the best interests of Apollo Investment. In reviewing proxy issues, our Investment Adviser generally will use the following guidelines:

Elections of Directors: In general, our Investment Adviser will vote in favor of the management-proposed slate of directors. If there is a proxy fight for seats on a portfolio company’s board of directors or our investment adviser determines that there are other compelling reasons for withholding our vote, it will determine the appropriate vote on the matter. We may withhold votes for directors that fail to act on key issues, such as failure to: (1) implement proposals to declassify a board of directors, (2) implement a majority vote requirement, (3) submit a rights plan to a stockholder vote or (4) act on tender offers where a majority of stockholders have tendered their shares. Finally, our Investment Adviser may withhold votes for directors of non-U.S. issuers where there is insufficient information about the nominees disclosed in the proxy statement.

Appointment of Independent Registered Public Accounting Firm: We believe that a portfolio company remains in the best position to choose its independent registered public accounting firm, and our Investment Adviser will generally support management’s recommendation in this regard.

Changes in Capital Structure: Changes in a portfolio company’s charter or bylaws may be required by state or federal regulation. In general, our Investment Adviser will cast our votes in accordance with the management on such proposals. However, our Investment Adviser will consider carefully any proposal regarding a change in corporate structure that is not required by state or federal regulation.

Corporate Restructurings, Mergers and Acquisitions: We believe proxy votes dealing with corporate reorganizations are an extension of the investment decision. Accordingly, our Investment Adviser will analyze such proposals on a case-by-case basis and vote in accordance with its perception of our interests.

Proposals Affecting Stockholder Rights: We will generally vote in favor of proposals that give stockholders a greater voice in the affairs of a portfolio company and oppose any measure that seeks to limit such rights. However, when analyzing such proposals, our Investment Adviser will balance the financial impact of the proposal against any impairment of stockholder rights as well as of our investment in the portfolio company.

Corporate Governance: We recognize the importance of good corporate governance. Accordingly, our Investment Adviser will generally favor proposals that promote transparency and accountability within a portfolio company.

Anti-Takeover Measures: Our Investment Adviser will evaluate, on a case-by-case basis, any proposals regarding anti-takeover measures to determine the measure’s likely effect on stockholder value dilution.

Stock Splits: Our Investment Adviser will generally vote with management on stock split matters.

Limited Liability of Directors: Our Investment Adviser will generally vote with management on matters that could adversely affect the limited liability of directors.

Social and Corporate Responsibility: Our Investment Adviser will review proposals related to social, political and environmental issues to determine whether they may adversely affect stockholder value. Our Investment Adviser may abstain from voting on such proposals where they do not have a readily determinable financial impact on stockholder value.

Stockholders may obtain information, without charge, regarding how we voted proxies with respect to our portfolio securities by making a written request for proxy voting information to: Chief Compliance Officer, Apollo Investment Corporation, 9 West 57th Street, New York, NY 10019.

Other

We may also be prohibited under the 1940 Act from knowingly participating in certain transactions with our affiliates without the prior approval of our Board of Directors who are not interested persons and, in some cases, prior approval by the SEC.

On March 29, 2016, we received an exemptive order from the SEC permitting us greater flexibility to negotiate the terms of co-investment transactions with certain of our affiliates, including investment funds managed by AIM or its affiliates, subject to the conditions included therein. Under the terms of the Order, a “required majority” (as defined in Section 57(o) of the 1940 Act) of our independent directors must be able to reach certain conclusions in connection with a co-investment transaction, including that (1) the terms of the proposed transaction are reasonable and fair to us and our stockholders and do not involve overreaching of us or our stockholders on the part of any person concerned and (2) the transaction is consistent with the interests of our stockholders and is consistent with our Board of Directors’ approved criteria. In certain situations where co-investment with one or more funds managed by AIM or its affiliates is not covered by the Order, the personnel of AIM or its affiliates will need to decide which fund will proceed with the investment. Such personnel will make these determinations based on allocation policies and procedures, which are designed to reasonably ensure that investment opportunities are allocated fairly and equitably among affiliated funds over time and in a manner that is consistent with applicable laws, rules and regulations. The Order is subject to certain terms and conditions so there can be no assurance that we will be permitted to co-invest with certain of our affiliates other than in the circumstances currently permitted by regulatory guidance and the Order.

We will be periodically examined by the SEC for compliance with the 1940 Act.

We are required to provide and maintain a bond issued by a reputable fidelity insurance company to protect us against larceny and embezzlement. Furthermore, as a BDC, we are prohibited from protecting any director or officer against any liability to Apollo Investment or our stockholders arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office.

We and AIM have adopted and implemented written policies and procedures reasonably designed to prevent violation of the federal securities laws and intend to review these policies and procedures annually for their adequacy and the effectiveness of their implementation. We have designated a chief compliance officer to be responsible for administering our compliance policies and procedures.

Compliance with the Sarbanes-Oxley Act of 2002 and The Nasdaq Global Select Market Corporate Governance Regulations

The Sarbanes-Oxley Act of 2002 imposes a wide variety of regulatory requirements on publicly-held companies and their insiders. Many of these requirements affect us. The Sarbanes-Oxley Act has required us to review our policies and procedures to determine whether we comply with the Sarbanes-Oxley Act and the regulations promulgated thereunder. We will continue to monitor our compliance with all future regulations that are adopted under the Sarbanes-Oxley Act and will take actions necessary to ensure that we are in compliance therewith.

In addition, The Nasdaq Global Select Market also adopted corporate governance changes to its listing standards. We believe we are in compliance with such corporate governance listing standards. We will continue to monitor our compliance with all future listing standards and will take actions necessary to ensure that we are in compliance therewith.

CUSTODIAN, TRANSFER AND DIVIDEND PAYING AGENT,

REGISTRAR AND TRUSTEE

Our securities are held under a custody agreement by JPMorgan Chase Bank, a global financial services firm. The address of the custodian is: 270 Park Avenue, New York, NY 10017. American Stock Transfer and Trust Company will act as our transfer agent, dividend paying agent and registrar. The principal business address of American Stock Transfer & Trust Company is: 6201 15th Avenue, Brooklyn, NY 11219, telephone number: (718) 921-8200. U.S. Bank National Association will act as the trustee. The principal business address of U.S. Bank National Association is: Global Corporate Trust Services, 100 Wall Street, New York, NY 10005.

BROKERAGE ALLOCATION AND OTHER PRACTICES

Since we generally acquire and dispose of our investments in privately negotiated transactions, we infrequently use brokers in the normal course of our business. From the commencement of our operations through March 31, 2020, we have not paid any brokerage commissions. Subject to policies established by our Board of Directors, our Investment Adviser is primarily responsible for the execution of the publicly traded securities portion of our portfolio transactions and the allocation of brokerage commissions. Our Investment Adviser does not execute transactions through any particular broker or dealer, but seeks to obtain the best net results for us, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities. While our Investment Adviser generally seeks reasonably competitive trade execution costs, we will not necessarily pay the lowest spread or commission available. Subject to applicable legal requirements, our Investment Adviser may select a broker based partly upon brokerage or research services provided to the Investment Adviser and us and any other clients. In return for such services, we may pay a higher commission than other brokers would charge if our Investment Adviser determines in good faith that such commission is reasonable in relation to the services provided.

PLAN OF DISTRIBUTION

We may sell the securities in any of three ways (or in any combination): (a) through underwriters or dealers; (b) directly to a limited number of purchasers or to a single purchaser; or (c) through agents. The securities may be sold “at-the-market” to or through a market maker or into an existing trading market for the securities, on an exchange or otherwise. The prospectus supplement and any related free writing prospectus will set forth the terms of the offering of such securities, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

In addition, pursuant to the terms of certain applicable registration rights agreements entered into by us, or that we may enter into in the future, certain holders of our securities may resell securities under this prospectus and as described in any related prospectus supplement and any related free writing prospectus.

Any offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

We may sell the securities through agents from time to time. The prospectus supplement and any related free writing prospectus will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

To the extent permissible under applicable law, we may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, as set forth in the applicable prospectus supplement and any related free writing prospectus.

If so indicated in the applicable prospectus supplement and any related free writing prospectus, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase our securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of our securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts. Such contracts will be subject only to those conditions set forth in the prospectus supplement and any related free writing prospectus, and the prospectus supplement and any related free writing prospectus will set forth the commission payable for solicitation of such contracts.

Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933 or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the prospectus supplement and any related free writing prospectus applicable to those derivatives so indicates, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement and any related free writing prospectus, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement and any related free writing prospectus (or a post-effective amendment). We or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

In order to comply with the securities laws of certain states, if applicable, our securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers.

LEGAL MATTERS

Certain legal matters regarding the securities offered by this prospectus will be passed upon for Apollo Investment by Simpson Thacher & Bartlett LLP, Washington, DC and Miles & Stockbridge P.C., Baltimore, MD. Certain legal matters in connection with the offering will be passed upon for the underwriters, if any, by the counsel named in the applicable prospectus supplement and any related free writing prospectus.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP located at 300 Madison Avenue, New York, NY 10017, is the independent registered public accounting firm of the Company. PricewaterhouseCoopers LLP audits the Company’s financial statements and the effectiveness of the Company’s internal control over financial reporting, and provides audit related services and tax services.

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this Prospectus by reference to the Apollo Investment Corporation Annual Report on Form 10-K for the year ended March 31, 2020 and the audited senior securities table included on pages 56-58 of this Prospectus for each of the ten years in the period ended March 31, 2020, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INDEPENDENT ACCOUNTANTS

The consolidated financial statements of Merx Aviation Finance, LLC and subsidiaries as of March 31, 2020 and for each of the three years in the period ended March 31, 2020 incorporated in this Prospectus by reference to the Apollo Investment Corporation Annual Report on Form 10-K for the year ended March 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We have filed a registration statement with the SEC on Form N-2, including amendments, relating to the securities we are offering. This prospectus does not contain all of the information set forth in the registration statement, including any exhibits and schedules it may contain. For further information concerning us or the securities we are offering, please refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to describe the material terms thereof but are not necessarily complete and in each instance reference is made to the copy of any contract or other document filed as an exhibit to the registration statement. Each statement is qualified in all respects by this reference.

We file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the Exchange Act. You may inspect and copy these reports, proxy statements and other information, as well as the registration statement of which this prospectus forms a part and the related exhibits and schedules, at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-0102. In addition, the SEC maintains an Internet website that contains reports, proxy and information statements and other information filed electronically by us with the SEC at http://www.sec.gov.

We maintain a website at www.apolloic.com and we make all of our annual, quarterly and current reports, proxy statements and other publicly filed information available, free of charge, on or through this website. Information contained on our website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus.

No person is authorized to give any information or represent anything not contained in this prospectus, any accompanying prospectus supplement, any applicable pricing supplement, and any related free writing supplement. We are only offering the securities in places where sales of those securities are permitted. The information contained in this prospectus, any accompanying prospectus supplement, any applicable pricing supplement, and any related free writing supplement, as well as information incorporated by reference, is current only as of the date of that information. Our business, financial condition, results of operations and prospects may have changed since that date.

$125,000,000

4.500% NOTES DUE 2026

PROSPECTUS    SUPPLEMENT

Sole Book-Running Manager

BofA Securities

Joint Lead Managers

Goldman Sachs & Co. LLC	MUFG

Co-Managers

Apollo Global Securities	Barclays	BMO Capital Markets	Citigroup	Credit Suisse

Deutsche Bank Securities	Keefe, Bruyette & Woods A Stifel Company	Mizuho Securities	Natixis

RBC Capital Markets	Santander	Truist Securities

July 9, 2021